UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2015

To the Stockholders of Integra LifeSciences Holdings Corporation:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Friday, May 22, 2015

PLACE	Integra LifeSciences Holdings Corporation Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey 08536

ITEMS OF BUSINESS	1. To elect ten directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2015.

3. To approve the Third Amended and Restated 2003 Equity Incentive Plan.

4. To vote on a non-binding resolution to approve the compensation of our named executive officers.

5. To act upon any other matters properly coming before the Meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on March 31, 2015 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT	The 2014 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	In order to avoid additional soliciting expense to the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

By order of the Board of Directors,

/s/ RICHARD D. GORELICK

Richard D. Gorelick
Corporate Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 15, 2015

If you do not vote your shares on the Election of Directors, your brokerage firm may not vote them for you; your shares will remain unvoted.

Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1), the approval of the Third Amended and Restated 2003 Equity Incentive Plan (Proposal 3) and the non-binding resolution to approve the compensation of our named executive officers (Proposal 4), each of which are viewed as “non-routine” matters for which brokerage firms may not vote for you without your instructions.

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INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2015. The proxy statement and annual report to security holders are available on our internet site at

http://investor.integralife.com/financials.cfm

PURPOSE OF MEETING

We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) of proxies to be voted at the Company’s 2015 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Friday, May 22, 2015 at the Company’s Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 15, 2015.

At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);

(ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2015 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”);

(iii) the approval of the third amended and restated 2003 equity incentive plan (see “Proposal 3. Approval of Third Amended and Restated 2003 Equity Incentive Plan); and

(iv) a non-binding resolution to approve the compensation of our named executive officers (see “Proposal 4. Advisory Vote on Named Executive Officer Compensation”).

We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

As of March 31, 2015, the record date for the Meeting, 32,779,179 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our annual meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2015 fiscal year (Proposal 2). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.

If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2, 3 and 4 you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay such firm a fee of $8,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors has nominated the following ten persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Peter J. Arduini, Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, Christian S. Schade and James M. Sullivan, each of whom are currently directors of the Company.

If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, and the Board of Directors of the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management. Mr. Arduini is 50 years old.

KEITH BRADLEY, PH.D. has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. Dr. Bradley is an adviser to RPH Capital, Canada. He previously served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 70 years old.

RICHARD E. CARUSO, PH.D. founded the Company in 1989 and served as the Company’s Chairman from March 1992 until January 2012 and as a director since March 1992. Dr. Caruso is currently the President and a founding member of The Provco Group, a venture and real estate investment company, an advisor to Quaker BioVentures, a medical venture capital financial investor, Chairman of the Board of Directors of Diasome Pharmaceuticals, LLC, a start-up company, and an advisor to NewSpring Capital and ePlanet Ventures II, both diversified venture capital financial investors. Further, he serves as the Chief Executive Officer of Smart Personalized Medicine, LLC and Chairman and Chief Executive Officer of CeeLite Technologies, LLC. Dr. Caruso served as the Company’s Chief Executive Officer from March 1992 to December 1997 and also as the Company’s President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. In 2006, Dr. Caruso was named the Ernst and Young National Entrepreneur of the Year for the United States. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and the Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University, a Ph.D. degree from the London School of Economics, University of London (United Kingdom), and an honorary Ph.D. degree in medical engineering from Drexel University. Dr. Caruso is 71 years old.

STUART M. ESSIG, PH.D. is Integra’s Chairman of the Board of Directors. He has been our Chairman since January 2012 and a director since he joined Integra in December 1997. He also served as our Chief Executive Officer from December 1997 until January 2012. In addition, he served as our President from December 1997 until November 2010. He currently serves as Managing Director of Prettybrook Partners LLC. Before joining Integra, Dr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Dr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Dr. Essig has chaired Audit, Compensation and Nominating and Governance Committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to $20 billion in market capitalization. Dr. Essig currently serves on the Board of Directors of St. Jude Medical Corporation and Owens & Minor, Inc. and as Chairman of the Board of Directors of Breg, Inc. He is a founding investor member of Tigerlabs, a Princeton-based business accelerator. He is an Executive in Residence at Cardinal Partners and a Venture Partner at Wellington Partners Advisory AG, both venture capital firms and serves as a Senior Advisor to TowerBrook Capital Partners. From March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the Board of Directors of Vital Signs, Inc. Dr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Dr. Essig is also involved in several non-profit charitable organizations, including from time to time having served on the boards of such organizations. Dr. Essig received an A.B. degree, magna cum laude, from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. in Financial Economics from the University of Chicago, Graduate School of Business. Dr. Essig is 53 years old.

BARBARA B. HILL has been a director of the Company since May 2013. Ms. Hill is currently an Operating Partner of Moelis Capital Partners, a private equity firm, where she focuses on healthcare-related investments and providing strategic operating support for its healthcare portfolio companies. She has served as an Operating Partner of Moelis Capital Partners since March 2011. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, from August 2004 to March 2006, she served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company. In addition, from 2002 to 2003, Ms. Hill served as President and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System. She was active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups. Currently, she serves as a board member as well as a member of the compensation committee of St. Jude Medical Corporation, a medical device company. In addition, Ms. Hill serves as a board member and a member of the audit committee of Omega Healthcare Investors, Inc., a Maryland real estate investment trust. Ms. Hill also serves as a board member of Revera Inc., a Canadian company operating seniors’ facilities throughout Canada and the United States. Ms. Hill received B.A and M.S. degrees from the Johns Hopkins University. She is 62 years old.

LLOYD W. HOWELL, JR. has been a director of the Company since March 2013. Mr. Howell is an Executive Vice President at Booz Allen Hamilton, where he has held a variety of leadership positions since originally joining the firm in 1988 as a consultant. He currently serves as the Civilian Market Group Leader of Booz Allen Hamilton. From 2009 to 2013, he served as the Client Service Officer of the Financial Services Account in the Civil Market at Booz Allen Hamilton where he led the business in delivering the firm’s strategic, technology and analytics capabilities and service offerings to both the federal and private sectors. From April 2005 to April 2009, he served as the Strategy and Organization’s Capability Leader at Booz Allen Hamilton, a group that he has been a member of since 1995. Prior to that, from 1993 to 1995, he worked at Goldman Sachs as an Associate in their Investment Banking Division. Currently, Mr. Howell is a board member of the Partnership for Public Service, Capital Partners for Education, Management Leadership for Tomorrow, the Committee for Economic Development, the University of Pennsylvania’s Engineering School, and the St. Albans School. Mr. Howell received a B.S. in Electrical Engineering from the University of Pennsylvania and an M.B.A. from Harvard University. Mr. Howell is 48 years old.

DONALD E. MOREL, JR., PH.D. has been a director of the Company since August 2013. Dr. Morel is currently the Chief Executive Officer and Chairman of the Board of Directors of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries. Dr. Morel has served as the Chief Executive Officer of West Pharmaceutical Services, Inc. since April 2002, Chairman of the Board of Directors of West Pharmaceutical Services, Inc. since March 2003 and a director of West Pharmaceutical Services, Inc. since March 2002. In addition, he served as President of West Pharmaceutical Services, Inc. from April 2002 to June 2005. Dr. Morel served as a director of Kensey Nash Corporation, a medical device product development and manufacturing company, from March 2010 to June 2012 as well as a member of its audit and compensation committees. He serves as Chairman of the Board of Directors of the American Oncologic Hospital of the Fox Chase Cancer Center and as a member of the board of trustees of The Franklin Institute and of Lafayette College. Dr. Morel received a B.S. in Engineering from Lafayette College and an M.S. and Ph.D. in Materials Science from Cornell University. Dr. Morel is 57 years old.

RAYMOND G. MURPHY has been a director of the Company since April 2009. Between 2004 and 2008, he was Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate-wide real estate activities and the property/casualty risk management program. Between 2001 and 2004, he was Vice President & Treasurer of Time Warner Inc. From 1999 until 2001, he was Senior Vice President & Treasurer of America Online, Inc. Between 1993 and 1999, he was Senior Vice President, Finance & Treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. In 2005, he became a member of the Finance Committee of The Advertising Council Inc. and from 2007 until 2009, he served as Chair of such committee. Between 2004 and 2009, he served on the Board of Directors of The Advertising Council, Inc. and between 2007 and 2009, he served on its Executive Committee. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business. Mr. Murphy is 67 years old.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He is currently the Chief Executive Officer of Novira Therapeutics, Inc., an antiviral drug discovery company focused on first-in-class therapeutics for chronic HBV infection. Prior to joining Novira Therapeutics, Inc. in March 2014, he served as Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc. from September 2011 to July 2013. Omthera was an emerging specialty pharmaceuticals company focused on the clinical development of therapies for dyslipidemia until it was purchased by AstraZeneca Plc in July 2013. From April 2010 to September 2011, Mr. Schade served as Executive Vice President and Chief Financial Officer at NRG Energy, a NYSE listed, S&P 500 wholesale power generation company based in Princeton, NJ. While there, he was responsible for corporate financial functions, including Treasury, Accounting, Tax, Risk, Credit Management and Insurance. Prior to joining NRG, he was Senior Vice President Administration and Chief Financial Officer at Medarex Inc., a NASDAQ listed, Princeton-based biopharmaceutical company. He also helped Medarex to grow to become a leading pharmaceutical development company, raising capital through a series of public capital market and asset monetization transactions. While there, he also oversaw the manufacturing of multiple development/clinical programs and was responsible for the business development team. Before joining Medarex in 2000, Mr. Schade served as Managing Director at Merrill Lynch in London, where he was head of the European Corporate Funding Group and was responsible for certain capital markets activities of Merrill Lynch’s European corporate clients. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co. Mr. Schade currently serves on the Board of Directors of Indivior, a UK listed spinoff of the pharmaceutical division of the consumer products conglomerate, Reckitt Benckiser, and as Chair of the Board of Trustees at Princeton Academy School. Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Schade is 54 years old.

JAMES M. SULLIVAN has been a director of the Company since 1992. He is a Co-Founder of, and currently the Principal Advisor to, the Clover Investment Group. Between 1986 and April 2009, he held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions and Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating

105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 71 years old.

Required Vote for Approval and Recommendation of the Board of Directors

Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS, EXECUTIVE SESSIONS AND CERTAIN COMMITTEES

The Board of Directors held five regularly scheduled and three special meetings during 2014. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Messrs. Arduini and Essig, are independent, as defined by the applicable NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. In making this decision with respect to Dr. Caruso, the Board of Directors considered that the Company leases certain production equipment from an entity controlled by Dr. Caruso and leases a manufacturing facility that is 50% owned by a subsidiary of Provco Industries. Provco’s stockholders are trusts whose beneficiaries include the children of Dr. Caruso. Dr. Caruso is the President of Provco.

The Company has standing Audit, Nominating and Corporate Governance, Compensation and Finance Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors Relations” link under the heading “Corporate Governance.” During 2014, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served.

COMMITTEE COMPOSITION

	Audit	Nominating and Corporate Governance	Compensation	Finance

Stuart M. Essig, Ph.D.

Peter J. Arduini

Keith Bradley, Ph.D.

Richard E. Caruso, Ph.D.

Barbara B. Hill

Lloyd W. Howell, Jr.

Donald E. Morel, Jr., Ph.D.

Raymond G. Murphy

Christian S. Schade

James M. Sullivan ,#

= Chairman of the Board = Chair = Member = Independent Under NASDAQ Listing Standards #=Presiding Director

Audit Committee. The members of the Audit Committee are Mr. Murphy (chair), Mr. Howell, Mr. Schade and Mr. Sullivan. The Committee met nine times in 2014. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable NASDAQ Stock Market listing standards. The Board of Directors has also determined that Mr. Murphy, Mr. Schade and Mr. Sullivan are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Mr. Sullivan (chair), Dr. Bradley and Ms. Hill. The Committee met six times in 2014. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.

When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees. In addition, for candidates who are currently serving as directors, the Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee does not have a formal policy on diversity. However, both the Nominating and Corporate Governance Committee and the Board of Directors evaluate each individual candidate for nomination as a director in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. The Nominating and Corporate Governance Committee and the Board consider a broad range of experience and attributes for this purpose.

The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder identifies the candidate’s principal occupation or employment, the number of shares of the Company’s common stock that such candidate beneficially owns, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data, qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our Bylaws.

A stockholder’s recommendation must also set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our Bylaws, in its capacity as a proponent of a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary.

Compensation Committee. The members of the Compensation Committee are Dr. Bradley (chair), Ms. Hill and Dr. Morel. The Committee met ten times in 2014. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2000 Equity Incentive Plan, the Company’s 2001 Equity Incentive Plan, the Company’s 2003 Equity Incentive Plan, and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange

Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

The Compensation Committee may delegate any or all of its responsibilities, except that it shall not delegate its responsibilities regarding (i) the annual review and approval of all elements of compensation of executive officers, (ii) the management, review and approval of annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, (iii) any matters that involve executive officer compensation or (iv) any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer. The authority to grant equity to executive officers, employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Code or employees whose grants would result in their receiving more than 5,000 shares of common stock during the previous 12 months, however, remains with the Compensation Committee. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant a maximum of 300,000 shares of awards during the one-year period beginning May 20, 2014.

The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other executive officers. As discussed below in “Executive Compensation — Compensation Discussion and Analysis — Oversight and Authority Over Executive Compensation — Role of Chief Executive Officer and Management in Executive Compensation,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

The Compensation Committee has established a process for considering the independence of compensation consultants, outside counsel and other advisers (other than in-house legal counsel) who serve as compensation advisers before the Compensation Committee selects or receives advice from such compensation advisers. Currently, no conflict of interest issues have been raised regarding such compensation advisers.

During 2015, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis, Say on Pay Proposal and Third Amended and Restated 2003 Equity Incentive Plan Proposal, (ii) shareholder advisory matters, (iii) compensation arrangements for the Chief Executive Officer for 2014, (iv) compensation analysis of the Company’s future spin-off spine business’ Chief Executive Officer, Chief Financial Officer, Chairman of the Board, and non-employee directors and (v) analysis of the equity treatment of the Company in relation to the future spin-off of its spine business. During 2014, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and the Say on Pay proposal, (ii) shareholder advisory matters, (iii) compensation arrangements for the Chief Executive Officer and Chief Financial Officer for 2013, (iv) Mr. Arduini’s amended and restated employment agreement with the Company, (v) Mr. Henneman’s amended and restated employment agreement with the Company, and (vi) the design of the Company’s annual and long-term incentive plans. During 2013, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay proposal, (ii) the design of the Company’s annual and long-term incentive plans, (iii) change in control and severance guidelines, (iv) market data for the Company’s top executive officers compensation in 2012 and (v) market data on non-employee director compensation in 2012. During 2012, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis, Say on Pay proposal and the Summary of Potential Payments table in the 2012 proxy statement, (ii) compensation arrangements for the Chief Executive Officer and Chief Financial Officer for 2012, (iii) the development of a new peer group and (iv) the burn rate and overhang analysis relating to our equity incentive plans.

Finance Committee. The members of the Finance Committee are Mr. Schade (chair), Mr. Howell and Mr. Murphy. The Committee met five times in 2014. The purpose of the Finance Committee is to advise management on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives. The Board of Directors has determined that each of the members of the Finance Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

DIRECTOR QUALIFICATIONS

As indicated above under “Information Concerning Meetings, Executive Sessions and Certain Committees — Nominating and Corporate Governance Committee,” the Board of Directors has an objective, for its Board membership composition, to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity for this purpose.

In identifying appropriate candidates to serve as directors, the Board believes that individuals with experience as chief executive officers, chief financial officers or senior executives have demonstrated leadership skills and experience to provide sound business judgment and insights to assist the Company in addressing the issues that the Company faces. In addition, the Board considers public company experience when evaluating director candidates. While the Board values experience in the medical device or life sciences industries, it also seeks to include a broad range of experiences such as academic, financial and international experience. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual could work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.

Mr. Arduini has served as our President and Chief Executive Officer and as a director since January 2012. He joined the Company in November 2010 as President and Chief Operating Officer. Before joining the Company, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. The Board greatly values his significant experience and knowledge of the medical device and life sciences industries with a public company, leadership skills, operating skills, international and human resources experience and business acumen.

Dr. Bradley has been a director of the Company since 1992. He has experience as a director of Highway Insurance plc, a company listed on the London Stock Exchange, as well as a consultant to a number of business, government and international organizations and significant international academic experience and outside board and chair experience. Dr. Bradley’s experience and knowledge of the Company, his international business, accounting and executive compensation experience, consulting and teaching background in management and management strategy, as well as outside board experience, enable him to make significant contributions to the Board.

Dr. Caruso founded the Company in 1989 and served as a director since March 1992 and as the Company’s Chairman of the Board of Directors from March 1992 until January 2012. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. He currently is the President and a member of The Provco Group, a venture and real estate investment company, and is an advisor to several funds that invest in life sciences companies. The Board believes that it benefits greatly by having a director with significant experience and knowledge of the Company and the medical device and life sciences industries, leadership and risk management skills, product and business development expertise, financing and international experience, business acumen and outside board experience.

As indicated below under “Board Leadership Structure,” Dr. Essig has served as Chairman of the Board of Directors since January 2012 and has been a director since 1997. He served as both President and CEO of the Company from 1997 until 2010 and then as CEO from 2010 to 2012. Prior to joining the Company, he was a managing director at Goldman, Sachs & Co. where he supervised the medical technology practice. In addition, he serves as a board member of St. Jude Medical Corporation and Owens & Minor, Inc., both NYSE-listed companies. Previously he served on the board of directors of Zimmer Holdings, Inc., a NYSE-listed medical device company, and ADVAMED, a trade association that represents the medical device industry. Dr. Essig’s significant experience in serving as an investment banker for numerous medical device companies, his finance, business development, management, leadership and risk assessment skills, his knowledge of the Company, and his broad knowledge of, and strategic perspective in, the medical device industry, as well as his manufacturing, compliance, public company and outside board experience, make him a highly valued Chairman of the Board.

Ms. Hill is an Operating Partner of Moelis Capital Partners, a private equity firm. She previously served as Chief Executive Officer and a director of ValueOptions, Inc., as Chief Executive Officer and Chairman of the Board of Woodhaven Health Services, and as President and a director of Express Scripts. She also serves as a board member of St. Jude Medical Corporation, a NYSE-listed company and Omega Healthcare Investors, Inc., a NYSE-listed real estate investment trust. Her experience in the healthcare and medical device industry, in leadership and management and her outside board experience provides valuable contributions to the Board.

Mr. Howell is an Executive Vice President as well as the Civil Market Group Leader at Booz Allen Hamilton, where he has held a variety of leadership positions since joining the firm in 1988. At Booz Allen Hamilton, Mr. Howell has led the business in delivering the firm’s capabilities and service offerings to both the federal and private sectors. The Board believes that it benefits greatly by having a director who is a seasoned senior executive with extensive business expertise. His management and leadership experience provide valuable contributions to the Board.

Dr. Morel has been Chief Executive Officer of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries. He has significant biomedical and pharmaceutical experience with over 20 years of experience developing and managing programs involving advanced materials for aerospace, biomedical and pharmaceutical applications. In addition, having served in a variety of increasingly responsible roles at West Pharmaceutical Services, Inc., including Chief Operating Officer, head of the drug delivery division and Vice President of Research and Development, Dr. Morel has considerable experience identifying and implementing strategic priorities. Dr. Morel’s experience as the Chief Executive Officer of a publicly held life sciences company and as a director of public companies as well as his leadership and management experience make him well qualified to serve on the Board.

Mr. Murphy was Senior Vice President & Treasurer of Time Warner Inc. between 2004 and 2008. He also served in various other leadership positions at Time Warner and at America Online, Inc., Marriott International, Inc., Manor Care, Inc., Ryder System Inc. and WR Grace & Company. His financial, accounting, treasury, business development and risk management expertise, public company experience, leadership skills and outside board experience enable him to make valuable contributions to the Board.

Mr. Schade is the Chief Executive Officer of Novira Therapeutics, Inc., an antiviral drug discovery company. In addition, he served as Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc., a former public company that is an emerging specialty pharmaceuticals company from September 2011 to July 2013. Prior to that time, he served as Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a NYSE-listed company, since May 2010. He was formerly the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc., a NASDAQ-listed life sciences company prior to its acquisition by Bristol-Myers Squibb Company. He also served in various other leadership positions at Medarex and Merrill Lynch. The Board greatly values his expertise in corporate management, finance, manufacturing, accounting and human resources, his management, leadership, business development and risk management skills, as well as his international experience and significant knowledge and experience in the life sciences industry with a public company.

Mr. Sullivan has been a director since 1992. He is the Senior Advisor to the Clover Investment Group. He has held several top leadership positions with Marriott International, Inc., Tenly Enterprises, Inc., Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heubein, Inc. and was a senior auditor for Arthur Andersen & Co. His experience and knowledge of the Company, financial expertise and experience in corporate management, business development, risk assessment and international business, his background in accounting and auditing, his public company experience with global companies, as well as his outside board experience, are highly valued qualifications.

For additional information on the background and experience of each of our directors, see “Proposal 1. Election of Directors.”

BOARD LEADERSHIP STRUCTURE

The Company currently has ten members of the Board of Directors, who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The current directors are Peter J. Arduini, Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, Christian S. Schade and James M. Sullivan. All current members of the Board are nominees for election to the Board at the 2014 annual meeting of stockholders.

As indicated above, Mr. Arduini has served as both President and Chief Executive Officer and as a director of the Company since January 2012 and as both President and Chief Operating Officer from November 2010 until January 2012. His position is separate from that of the Executive Chairman of the Board. We view having the Chairman position separate from the CEO as putting the Company in the best position to oversee all executives of the Company and set a pro-shareholder agenda without presenting potential conflicts that having the two positions combined might pose. This separation of roles in turn, leads to a more effective board of directors. As a result, we believe that it is a good corporate governance practice to have separate Chairman and Chief Executive Officer positions.

Stuart M. Essig, Ph.D. has served as Non-Executive Chairman of the Board of Directors since June 2012 and has been a director since 1997. He served as Executive Chairman of the Board from January 2012 to June 2012 as well as President from 1997 to 2010 and as Chief Executive Officer from 1997 to 2012. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe that we benefit greatly by having a Chairman with significant experience and knowledge of the Company and whose interests are strongly aligned with those of our stockholders.

The Board of Directors appointed Mr. Sullivan Presiding Director, effective as of May 17, 2012. He has been a director since 1992. Accordingly, he has significant experience with, and knowledge of, the Company, its operations, products and history. We believe that we benefit greatly by having a Presiding Director with significant experience and knowledge of the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board of Directors and its responsibilities. Further, we believe that having a separate Presiding Director to, among other things, serve as the primary liaison between the independent directors and the CEO, counsel the CEO on key board governance issues and preside over board meetings if the Chairman of the Board is absent leads to a more effective board of directors.

We believe that the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our director nominees that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director nominee’s biographical information.

In addition, we believe that the size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company.

Accordingly, we believe that our Board leadership structure is appropriate at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT

In general, the Board of Directors has overall responsibility for the oversight of risk management at the Company. The Board of Directors has delegated responsibility for the oversight of certain areas of risk management to various Committees of the Board, as described below. Each Board Committee reports to the full Board following each Committee meeting.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of our financial statements. Management meets regularly with the Audit Committee to discuss and review the financial risk management processes. These discussions address compliance with Sarbanes-Oxley (including discussions regarding internal controls and procedures), disclosure controls and procedures and accounting and reporting compliance, as well as tax, treasury and compliance matters. Our internal audit team’s responsibilities include providing an annual audit assessment of the Company’s processes and controls, developing an annual audit plan using risk-based methodology, implementing the annual audit plan, coordinating with other control and monitoring functions, issuing periodic reports to the Audit Committee and management summarizing the results of audit activities, assisting with investigations of significant suspected fraudulent activities within the organization and notifying management and the Audit Committee of the results. Management also regularly discusses with the Audit Committee liquidity, capital, funding needs and other financial matters.

The Compensation Committee oversees risk relating to executive compensation programs. The Compensation Committee considers compensation risk during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors. Management recently conducted a review and risk assessment of the Company’s 2015 incentive compensation programs (which cover the executive officers and certain other employees in the United States, Australia, Canada, Europe, New Zealand, Asia Pacific and Latin America regions, Mexico and Puerto Rico) and presented a report to the Board on this subject at its February 2015 meeting. The Compensation Committee reviewed this report and approved the conclusions that (i) our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior and (ii) we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. See “Risk Assessment Regarding Compensation Policies and Practices” below.

The Nominating and Corporate Governance Committee has oversight of corporate governance matters. These matters include evaluation of the performance of the Board, its Committees and members, as well as establishing policies and procedures for good corporate governance.

The Finance Committee has oversight on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives.

Each year management presents a detailed report to the Board on the Company’s processes in place for assessing and addressing risks, providing periodic reports on compliance regimens and reporting material information to the Board. This report assists the Board in its evaluation of the Company’s risk management practices.

Our President and Chief Executive Officer, who functions as our chief risk officer, has responsibility for ensuring that management provides periodic updates to the Board or Board Committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, corporate development, operations and sales and marketing. Both formal reports and less formal communications derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe that our Board and senior management team promote a culture that actively identifies and manages risk, including effective communication throughout the entire organization and to the Board and Committees.

Our Finance Department and the internal audit team meet with our senior executive team annually to determine whether there is a need to conduct a formal enterprise risk assessment for the Company. This assessment involves many members of management and obtains management’s views of all the business risks facing the Company. Management reports to, and discusses with, the Board the results of this enterprise risk assessment. This annual discussion, along with our annual processes for creating and reviewing with the Board our strategic plan, our budget and our internal audit plans, as well as regular processes and communications throughout the Company and periodic updates to the Board and Committees on a broad range of risks, combine to ensure that the Company continually addresses its business risks in a disciplined fashion.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

We recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs. We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board of Directors and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions. In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual bonus opportunities and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;

•	Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;

•

Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that as executives accumulate awards over a period of time, they are encouraged to take actions that promote the longer-term sustainability of our business;

•

Stock ownership guidelines, with holding periods until guidelines are achieved, that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Effective systems and processes in place to identify and assess risk.

Our Compensation Committee considered the risk implications of our compensation practices during its deliberations on the design of our 2015 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; SHAREHOLDER

COMMUNICATIONS WITH DIRECTORS

It is our policy to encourage our directors to attend the annual meeting of stockholders. All ten of our incumbent nominee directors attended the 2014 Annual Meeting of Stockholders.

Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief account of the business experience of each of our current executive officers:

Name	Age	Position
Peter J. Arduini	50	President and Chief Executive Officer and Director
Mark Augusti	49	Corporate Vice President, President — Orthopedics and Tissue Technologies
Kenneth Burhop, Ph.D.	61	Corporate Vice President, Chief Scientific Officer
Glenn G. Coleman	47	Corporate Vice President and Chief Financial Officer
Robert T. Davis, Jr.	56	Corporate Vice President, President — Specialty Surgical Solutions
Richard D. Gorelick	54	Corporate Vice President, General Counsel, Administration and Secretary
Brian Larkin	46	Corporate Vice President, President — Global Spine and Orthobiologics and Head of Strategic Development
Debbie Leonetti	59	Corporate Vice President, Global Services and Repair
John Mooradian	59	Corporate Vice President, Global Operations and Supply Chain
Judith E. O’Grady	64	Corporate Vice President, Global Regulatory Affairs
Dan Reuvers	52	Corporate Vice President, President — International
Padma Thiruvengadam	50	Corporate Vice President, Strategic Initiatives and Operational Excellence and Chief Human Resources Officer
Joseph Vinhais	47	Corporate Vice President, Global Quality Assurance

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, and the Board of Directors of the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management.

MARK AUGUSTI is Integra’s Corporate Vice President and President of Orthopedics and Tissue Technologies. Mr. Augusti is responsible for the management of the Orthopedics and Tissue Technologies global division, which includes spine and extremity implants, tissue products, and the private label business. His responsibilities include U.S. commercial leadership, global portfolio management, evaluation of corporate development opportunities and overall strategic direction. He joined Integra in April 2014 as Corporate Vice President and President of Orthopedics and Tissue Technologies, and brings over 25 years of executive management experience in medical technology. Prior to joining Integra, Mr. Augusti served as Chief Executive Officer at Bioventus LLC, from May 2012 to August 2013, and was a member of the company’s Board of Directors during the same period. Prior to that, Mr. Augusti spent nine years with Smith & Nephew, from April 2003 to April 2012, in a series of leadership roles, including President of Smith & Nephew’s Biologic Division, where he was appointed to lead Smith & Nephew’s new biologics initiative. He also served as Smith & Nephew’s President of the Orthopaedic Trauma & Clinical Therapies Global Business and Senior Vice President and General Manager of the Trauma business. Prior to that, from1987 to 2000, he spent 13 years at GE Medical Systems, where he held various sales, marketing and strategic management roles, both in the U.S. and internationally. Mr. Augusti received his M.B.A. from the UCLA Anderson School of Management, and his B.S. in Computer Science and Economics from Duke University.

KENNETH BURHOP, PH.D. is Integra’s Corporate Vice President, Chief Scientific Officer. Dr. Burhop is responsible for setting Integra’s strategic scientific vision and roadmap, as well as leading the Company’s portfolio prioritization and management and the scientific evaluation of corporate development and new product opportunities. He joined Integra in February 2014 as Senior Vice President, Chief Scientific Officer and was appointed Corporate Vice President in March 2014. Prior to joining Integra, Dr. Burhop served as Chief Scientific Officer at Sangart, Inc., from January 2011 to October 2013. Prior to joining Sangart, Inc., he spent 24 years with Baxter Healthcare Corporation, from 1986 through 2010, in a series of leadership roles such as Vice President, R&D, Baxter Pharmaceutical Technologies and Vice President, Global Scientific Lead for Baxter’s Medication Delivery Division, a business with over $4 billion in annual sales. Dr. Burhop received his Ph.D. and M.S. in Veterinary Science from the University of Wisconsin-Madison, and his B.A. in Zoology from the University of Wisconsin-Milwaukee.

GLENN G. COLEMAN is Integra’s Corporate Vice President, Chief Financial Officer and Principal Accounting Officer. Mr. Coleman is responsible for the Company’s finance department, including accounting and financial reporting, budgeting, internal audit, tax and treasury, risk management, as well as investor relations. He joined Integra in May 2014 as Corporate Vice President, Chief Financial Officer and Principal Accounting Officer, and has 25 years of experience in financial management positions with leading global businesses. Prior to joining the Company, from 2008 to May 2014, Mr. Coleman served as Vice President Finance, Corporate Controller at Curtiss-Wright Corporation, a $2.5 billion global company headquartered in Charlotte, North Carolina that delivers highly-engineered, critical function products and services to the commercial, industrial, defense and energy markets. Prior to joining Curtiss-Wright in 2008, Mr. Coleman worked at Alcatel-Lucent from 1997 to 2007, in various finance executive leadership positions, including Vice President for the Wireless and Wireline Business Groups, Controller for the Americas region, Vice President of Internal Audit and Finance Director of External and Internal Reporting. Prior to that, Mr. Coleman began his career at PricewaterhouseCoopers LLP where he was the lead Senior Manager for a top global account. Mr. Coleman received his B.S. degree from Montclair State University and has also been a CPA in New Jersey for more than 20 years.

ROBERT T. DAVIS, JR. is Integra’s Corporate Vice President, President — Specialty Surgical Solutions. His responsibilities include leadership of sales, marketing, product development, regulatory affairs, quality assurance, Global Services and Repair and manufacturing worldwide. Mr. Davis joined Integra in July 2012 as President of the Global Neurosurgery business and was appointed Integra’s Corporate Vice President in December 2012 and President — Specialty Surgical Solutions in November 2014. He brings more than 25 years of executive management experience in the global healthcare industry. Prior to joining Integra, Mr. Davis was the General Manager for the Global Anesthesia & Critical Care business at Baxter Healthcare, from 2009 to 2012, and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound from 1997 to 2009. Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master’s degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

RICHARD D. GORELICK is Integra’s Corporate Vice President, General Counsel, Administration and Secretary. Mr. Gorelick was appointed Integra’s Corporate Vice President in December 2012. He joined Integra as Vice President and General Counsel in 2000, and was appointed Senior Vice President and Corporate Secretary in 2006. Mr. Gorelick also chaired the Human Resources Department from 2008 to 2011. In September 2011, Mr. Gorelick was given the additional responsibilities of Corporate Communications, Environmental, Health and Safety, Government Relations and Public Policy. Prior to joining Integra, he spent four and a half years at Aventis Behring LLC, a global leader in biologics (plasma proteins) as Associate General Counsel, where his practice focused on technology licensing, strategic alliances, acquisitions and managing commercial litigation. Prior to that, Mr. Gorelick worked in the Business and Finance Section of Morgan, Lewis & Bockius LLP, in Philadelphia, where his practice concentrated on transactions, corporate reorganizations, creditors’ rights and secured transactions. Mr. Gorelick received his A.B. degree from Princeton University and a J.D. degree from the University of California at Berkeley School of Law.

BRIAN LARKIN is Integra’s Corporate Vice President, President — Global Spine and Orthobiologics, and Head of Strategic Development. His responsibilities include executive oversight and leadership of Integra’s worldwide Spine and Orthobiologics businesses, in addition to executive oversight of several of Integra’s corporate functions, including marketing and strategic planning. Mr. Larkin was appointed Integra’s Corporate Vice President in December 2012. He joined Integra in January 2000 as a Regional Sales Manager. He was promoted to National Sales Manager in 2003, Vice President, North American Sales in 2005, and President of Integra’s Neurosurgery business in 2007. In 2010 he was appointed President, Global Spine & Orthobiologics, and Head of Strategic Development. Mr. Larkin has over 20 years of sales, marketing, and executive management experience in the medical technology industry. Prior to joining Integra, he was the National Sales Manager for Connell Neurosurgical. Mr. Larkin received a B.S. degree in Chemistry from the University of Richmond, and completed the Advanced Management Program at Harvard Business School.

DEBBIE LEONETTI is Integra’s Corporate Vice President, Global Services and Repair. Her responsibilities include leading our suite of global services and repair solutions. She joined Integra in 1997 as Director of Marketing, was promoted to Vice President of Marketing in April 1999, Senior Vice President of Global Marketing in May 2004, Chief Marketing Officer in September 2007, President of Latin America, Asia Pacific and Canada (LAPAC) in 2008, and President of Integra Surgical in 2009. In 2010, Ms. Leonetti was appointed President of Integra’s Instruments business and LAPAC. Ms. Leonetti was appointed President — International in 2011, Corporate Vice President in December 2012, President — Instruments in November 2013, and Corporate Vice President, Global Services and Repair in November 2014. From 1989 through 1997, Ms. Leonetti worked for Cabot Medical, which was later acquired by Circon Corporation, and held positions in sales, sales training, and marketing. Prior to her experience at Cabot-Circon, Ms. Leonetti completed fifteen years of clinical practice as a registered nurse at St. Christopher’s Hospital for Children in Philadelphia. Ms. Leonetti received her Nursing degree from St. Joseph’s Hospital School of Nursing and La Salle University.

JOHN MOORADIAN is Integra’s Corporate Vice President, Global Operations and Supply Chain. His responsibilities include global manufacturing and supply chain. Mr. Mooradian was appointed Integra’s Corporate Vice President in December 2012. He joined Integra in September 2012 as Senior Vice President, Global Operations and Supply Chain. Before coming to Integra, Mr. Mooradian spent 24 years at Abbott Laboratories in a series of leadership roles, including managing the Hematology and Point of Care businesses and, more recently, worldwide operations at Abbott Diagnostics Division, a $4 billion business with over 11,000 employees. Prior to Abbott, Mr. Mooradian held several positions at General Motors. Mr. Mooradian received a B.B.A. degree in Management from the University of Texas, Arlington.

JUDITH E. O’GRADY is Integra’s Corporate Vice President, Global Regulatory Affairs. She was appointed Integra’s Corporate Vice President in December 2012. In addition, Ms. O’Grady was Corporate Vice President, Global Regulatory Affairs and Corporate Compliance Officer from December 2012 to June 2014, Senior Vice President of Regulatory Affairs, and Corporate Compliance Officer from September 2012 to December 2012, and Senior Vice President, Regulatory Affairs, Quality Assurance, and Corporate Compliance Officer from 2007 to September 2012. Previously, she was Vice President of Regulatory Affairs, Quality Assurance and Clinical Affairs. Ms. O’Grady has worked in the areas of medical technology and collagen technology for over 25 years. Prior to joining Integra, Ms. O’Grady worked for Colla-Tec, Inc., a Marion Merrell Dow Company. During her career she has held positions with Surgikos, a Johnson & Johnson Company, and was on the faculty of Boston University College of Nursing and Medical School. Ms. O’Grady led the team that obtained the approval of the Food and Drug Administration (“FDA”) for INTEGRA® Dermal Regeneration Template, the first regenerative product approved by the FDA, and has led teams responsible for approvals of the Company’s other regenerative product lines as well as more than 600 FDA and international submissions. Ms. O’Grady received a B.S. degree from Marquette University and M.S.N. in Nursing from Boston University.

DAN REUVERS is Integra’s Corporate Vice President, President — International. His responsibilities include executive oversight and leadership of all of Integra’s international businesses, including Europe, Middle East, Africa, Latin America, Asia Pacific and Canada. He joined Integra in 2008 as Vice President of Marketing and Product Development for Integra’s surgical instruments business and was promoted to President of the acute surgical instruments business in June 2010. He was appointed President — Instruments in 2011, Corporate Vice President in December 2012, and President — International in November 2013. Mr. Reuvers was President of Omni-Tract Surgical from September 2005 until December 2008, when the company was acquired by Integra.

Mr. Reuvers has over 25 years of experience in the medical technology field, including holding various executive level positions in sales, marketing and general management. He serves on the board of directors of Respirtech, Inc.

PADMA THIRUVENGADAM is Integra’s Corporate Vice President, Strategic Initiatives and Operational Excellence and Chief Human Resources Officer. She is responsible for providing leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization. She is also responsible for Integra’s strategic initiatives and program management. Ms. Thiruvengadam was appointed Integra’s Corporate Vice President, Strategic Initiatives and Operational Excellence and Chief Human Resources Officer in August 2014 and appointed Integra’s Corporate Vice President in December 2012. Previously, from September 2011 to December 2012, Ms. Thiruvengadam served as Integra’s Chief Human Resources Officer. Prior to joining Integra, Ms. Thiruvengadam held several leadership positions at Pfizer, Inc., from 2008 to 2011, including Vice President, Global Human Resources for Oncology. She led the Wyeth integration globally for oncology and also served as Vice President, Oncology Asia-Pacific/Canada Operations. Prior to joining Pfizer, Ms. Thiruvengadam served as a Senior Vice President, Human Resources Executive at Bank of America, from 2005 to 2007, and as Executive Vice President, Human Resource, at Loral Skynet — Loral Space and Communications, from 2001 to 2004. Ms. Thiruvengadam completed her Master’s program from Madras University and her Bachelor’s from Osmania University.

JOSEPH VINHAIS is Integra’s Corporate Vice President, Global Quality Assurance. His responsibilities include strategic direction for corporate quality systems. Mr. Vinhais joined Integra in September 2012 as Senior Vice President, Global Quality Assurance, and was appointed Corporate Vice President in December 2012. Mr. Vinhais has over 20 years of global quality experience in quality assurance, regulatory affairs, compliance, and operations execution. Prior to joining Integra, Mr. Vinhais was head of Quality Assurance, Regulatory Affairs, and Sustainability at Philips Healthcare Imaging Systems, from 2009 to September 2012, where he was responsible for quality assurance and regulatory affairs for the Computed Tomography and Nuclear Medicine business. Prior to Philips, Mr. Vinhais was General Manager of Quality Assurance & Regulatory Affairs at General Electric Healthcare, from 2007 to 2009. Mr. Vinhais received a B.S. in Information Sciences and Systems from Central Connecticut State University, a certificate in Medical Device Management from Worcester Polytechnic Institute, and a certificate in Regulatory Affairs and Compliance from Northeastern University.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2014 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2015. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our Bylaws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During fiscal year 2014, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2014	2013
	(In thousands)
Audit Fees	$4,022	$4,119
Audit-Related Fees	$440	$272
Total Audit and Audit-Related Fees	$4,462	$4,391
Tax Fees	$195	$35
All Other Fees	$135	$5
Total Fees	$4,792	$4,431

The nature of the services provided in each of the categories listed above is described below:

Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, consents and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees — Consists of services related to agreed upon procedures, reports, audits and reviews in connection with acquisitions, accounting consultations in connection with proposed acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses) and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.

All Other Fees — Consists of advisory services and the licensing of accounting research software.

No other fees were incurred to PricewaterhouseCoopers LLP during 2013 or 2014.

The Audit Committee approved all services and fees described above.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.

Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2015. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

PROPOSAL 3. THE THIRD AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

The Board of Directors is submitting for stockholder approval our Third Amended and Restated 2003 Equity Incentive Plan (the “Amended Plan”). On April 2, 2015, the Compensation Committee recommended that the Board of Directors adopt the Amended Plan, subject to stockholder approval and on that same date, the Board of Directors adopted the Amended Plan, subject to stockholder approval.

The Amended Plan restates in its entirety our Second Amended and Restated 2003 Equity Incentive Plan, as amended (the “Plan”). In particular, the Amended Plan makes the following changes to the original Plan:

•	Adding new types of awards that can be granted, including stock payment awards and other incentive awards.

•	Revising the list of performance criteria that may be applicable to the grant of performance stock.

•	Adding a ten-year term, so that the Amended Plan would expire on April 2, 2025.

•	Clarifying the terms and conditions that would apply to transferred awards.

•	Providing for the acceleration of vesting of a participant’s stock options and stock appreciation rights upon the death or disability of such participant.

We are asking our stockholders to approve the Amended Plan because we believe it is integral to our continued growth and success. The purpose of the Amended Plan is to provide a means whereby we may grant equity awards in order to attract and retain key employees and associates, and to motivate those people to exercise their best efforts on behalf of our Company and our affiliates. We believe that the equity-based awards to be issued under the Amended Plan will motivate recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity incentive awards are necessary to enable us to continue to attract and retain top talent; if the Amended Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.

As of April 1, 2015, awards covering 468,153 shares of our common stock were outstanding under the Plan, and only 1,464,698 shares remained available for future issuance or the grant of awards under the Plan. The weighted average price of options outstanding as of April 1, 2015 was $39.5667 and the weighted average remaining term was 3.40 years.

In addition to the above, we are asking stockholders to approve the Amended Plan to satisfy the stockholder approval requirements of Section 162(m) of the Code (“Section 162(m)”), and to ensure we have the ability to grant “incentive stock options” under the Amended Plan.

In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our public stockholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Plan is discussed below, and stockholder approval of this Proposal 3 will be deemed to constitute approval of the material terms of the Amended Plan for purposes of the stockholder approval requirements of Section 162(m).

Stockholder approval of the material terms of the performance goals of the Amended Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Amended Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission for stockholder approval of the material terms of the performance goals of the Amended Plan should not be viewed as a guarantee that we will be able to deduct all compensation under the Amended Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Stockholder Approval. If stockholders do not approve the proposal in this Proposal 3, the Plan (not as amended and restated) will, however, remain in effect with respect to eligible individuals, including covered employees, and we may continue to grant awards under the Plan (and not the Amended Plan) to such individuals, subject to the terms and conditions of the Plan. In addition, all previously granted awards will continue to be subject to the Plan.

The principal features of the Amended Plan are summarized below, but the summary is qualified in its entirety by reference to the actual plan document, a copy of which is included as Appendix A.

1. Shares Subject To Awards. The total number of shares of common stock that may be issued or awarded under the Plan is 6,500,000. If any award is forfeited, expires or otherwise terminates without having been exercised in full, or if any award payable in cash or shares of common stock is paid in cash rather than shares, or if any shares are withheld for the payment of taxes with respect to an award, the number of shares of common stock as to which such award was not exercised or for which cash was paid or which were withheld, as applicable, will continue to be available for future awards under the Amended Plan. In addition, the aggregate fair market value (determined at the time of grant) of shares of common stock with respect to which any incentive stock options (“ISOs”) are exercisable for the first time by any participant during a calendar year (under the Amended Plan and under any other stock option plan of the Company or a Related Corporation (as defined in the Amended Plan)) may not exceed $100,000.

The shares of common stock issued under the Amended Plan may be authorized but unissued shares, treasury shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable. The Amended Plan provides that no employee may be granted awards under the Amended Plan for more than 1,000,000 shares in the aggregate during any calendar year.

2. Administration. Our Compensation Committee administers the Amended Plan. The Amended Plan requires that the Compensation Committee consists of not fewer than two directors of our Board of Directors who are appointed by the entire Board of Directors. Under the Amended Plan, the Compensation Committee generally has the authority (i) to select the eligible individuals to be granted awards under the Amended Plan, (ii) to grant awards on behalf of the Company and (iii) to set the terms of such awards. The Amended Plan prohibits the Compensation Committee, without shareholder approval, from lowering the exercise price of any option or stock appreciation right or canceling any option or stock appreciation right in exchange for cash or another award under the Amended Plan, when the exercise price per share of such option or stock appreciation right exceeds the fair market value of the underlying share of common stock. The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Company’s equity incentive plans to a Special Award Committee consisting of the Chairman of the Board, Mr. Essig.

3. Eligibility. Officers, executives, managerial and non-managerial employees of the Company, a parent or subsidiary corporation (referred to herein as a “Related Corporation”) or an affiliate as well as non-employee directors, consultants and other service providers to the Company, a Related Corporation or an affiliate are eligible to participate in the Amended Plan. Only eligible employees of the Company or a Related Corporation may receive ISOs under the Amended Plan. Other types of awards may be granted to all eligible individuals. As of the date of this Proxy Statement, approximately 3,500 employees and 9 non-employee directors are eligible to receive equity awards under the Amended Plan.

4. Term Of Amended Plan. The Amended Plan will expire on the tenth anniversary of the date on which the Board adopted the Amended Plan.

5. Awards.

Stock Options. The Amended Plan permits the Compensation Committee to grant options that qualify as ISOs under the Code and stock options that do not so qualify (“nonqualified stock options” or “NQSOs”). An option gives the holder the right to purchase common stock in the future at an exercise price that is set on the date of grant. The per share exercise price of options granted under the Amended Plan may not be less than the fair market value of a share of common stock on the date of grant (or, if greater, the par value per share). No ISO may be granted to a grantee who owns more than 10% of our stock unless the exercise price is at least 110% of the fair market value at the time of grant (or, if greater, 110% of the par value per share). Notwithstanding whether an option is designated as an ISO, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any participant during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.

Payment of the exercise price of an option may be made (i) in cash or by check (acceptable to the Compensation Committee), bank draft or money order payable to the order of the Company, (ii) in shares of common stock previously acquired by the participant, subject to certain limitations under the Amended Plan to avoid negative accounting consequences, (iii) by delivery of a notice of exercise of the option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the option; or (iv) by any combination of the above. In addition to these methods, the Amended Plan provides that, to the extent that the applicable award agreement so provides or the Compensation Committee otherwise determines, payment of the option exercise price may be made in shares of common stock issuable pursuant to the exercise of an NQSO or otherwise withheld in a net settlement of an NQSO.

Stock options may be exercised during the period specified in the award agreement, but in no event after the tenth anniversary of the date of grant. However, in the case of an ISO granted to a person who owns more than 10% of our stock on the date of grant, such term will not exceed 5 years.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, either alone or in tandem with options, entitling the participant upon exercise to receive an amount in cash, shares of common stock or a combination thereof (as determined by the Compensation Committee), measured by the increase since the date of grant in the value of the shares covered by such right.

Stock appreciation rights may be exercised during the period specified in the award agreement, but in no event after the tenth anniversary of the date of grant

Restricted Stock. The Compensation Committee may grant shares of common stock to participants either with or without any required payment by the participant, subject to such restrictions as the Compensation Committee may determine. Any such issuances of restricted stock under the Amended Plan without any required payment by the participant are limited to the extent permitted by applicable law.

Performance Stock. The Compensation Committee may grant awards entitling a participant to receive shares of common stock without payment provided certain performance criteria are met. The business criteria selected by the Compensation Committee may be expressed in absolute terms or relative to the performance of other companies or an index. In determining the performance criteria applicable to a grant of performance stock, the Compensation Committee may use one or more of the following criteria (the “Performance Criteria”). The italicized Performance Criteria are not included in the original Plan:

•	return on assets

•	return on net assets

•	asset turnover

•	return on equity

•	return on capital

•	working capital

•	market price appreciation of Shares

•	price per Share

•	economic value or economic value added

•	total stockholder return

•	earnings before interest, taxes, depreciation and amortization
•	adjusted earnings before interest, taxes, depreciation and amortization

•	revenue (including gross revenue or net revenue)

•	revenue growth

•	net income

•	adjusted net income

•	pre-tax income

•	profitability

•	gross or net profit

•	profitability growth

•	operating profit

•	earnings per share

•	adjusted earnings per share

•	operating earnings

•	operating profit margin

•	net income margin

•	gross or net sales

•	return on sales

•	sales margin

•	sales-related goals

•	cash flow

•	free cash flow

•	operating cash flow

•	year-end cash

•	market share

•	asset turnover

•	inventory turnover

•	sales growth
•	cost improvements

•	costs or expenses

•	regulatory body approval for commercialization of a product

•	research and development achievements

•	implementation of critical projects

•	capacity utilization

•	mergers and acquisitions integration

•	financial and other capital-raising transactions

•	increase in customer base

•	customer retention

•	customer satisfaction and/or growth

•	employee satisfaction

•	recruiting and maintaining personnel

•	environmental health and safety

•	diversity

•	quality

Contract Stock. The Compensation Committee may grant awards that entitle participants to receive shares of common stock, at a future date specified in the award.

Dividend Equivalent Rights. The Compensation Committee may grant awards that entitle the participant to receive a benefit in lieu of cash dividends that would have been payable on any or all shares of common stock subject to another award granted to the participant had such shares been outstanding. However, under the Amended Plan, dividend equivalents may not be granted to participants in connection with grants of options or stock appreciation rights, and except to the extent otherwise provided in awards granted on or prior to April 1, 2009, no dividend equivalent payment may be made to a participant with respect to any award or part thereof prior to the date on which all applicable performance vesting conditions relating to such award or part thereof have been satisfied, waived or lapsed.

Stock Payments. The Compensation Committee may grant awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Other Incentive Awards. The Compensation Committee may grants awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met.

6. Adjustments. If there is any stock split, reverse split, stock dividend, or similar change in the capitalization of the Company, the Compensation Committee will make proportionate adjustments to any or all of the following in order to reflect such change: (i) the maximum number of shares that may be delivered under the Amended Plan, (ii) the maximum number of shares with respect to which awards may be granted to any participant under the Amended Plan and (iii) the number of shares issuable upon the exercise or vesting of outstanding awards under the Amended Plan (as well as the exercise price per share under outstanding options or stock appreciation rights). However, no adjustment can be made to an award that would cause the award to fail to comply with Section 409A of the Code. Nor can an adjustment be made to an award intended to qualify as

“performance-based compensation” (as defined in Section 162(m) of the Code) to the extent that it would cause the award to fail to so qualify as performance-based compensation, unless the Compensation Committee determines that the award should not so qualify.

7. Change in Control. In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), the Amended Plan provides that each outstanding award will be assumed by the surviving or successor entity, provided that in the event of a proposed corporate transaction, the Compensation Committee may terminate all or a portion of any outstanding award and give each participant the right to exercise such award, or arrange to have such surviving or acquiring entity or affiliate grant a replacement award, subject to certain conditions.

Upon a change in control, all outstanding options and all outstanding equity awards granted under the Plan prior to January 1, 2013 will generally become vested, exercisable and payable, as applicable. With respect to awards granted on or after January 1, 2013, in the event that a change in control occurs and the participant incurs a qualifying termination on or within twelve months following the date of such change in control, each outstanding award held by a participant, other than any award subject to performance vesting, will become fully vested (and, as applicable, exercisable) upon such qualifying termination.

8. Vesting of Options, Stock Appreciation Rights and Restricted Stock in the event of Death or Disability. Except as otherwise determined by the Compensation Committee, in the event of a participant’s death or disability, a participant’s restricted stock granted on or after May 17, 2012, stock options and stock appreciation rights (other than such awards granted to participants in France) will accelerate and vest in full.

9. Transferability, Clawback. With limited exceptions, including the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement.

10. Termination or Amendment. The Board of Directors may from time to time suspend, terminate or amend the Amended Plan at any time. However, stockholder approval will be required for any amendment to change the class of employees eligible to participate in the Amended Plan with respect to ISOs, to increase the maximum number of shares with respect to which ISOs may be granted under the Amended Plan (except to the extent permitted by the Amended Plan in connection with a change in the Company’s capitalization), to increase the maximum number of shares that may be issued or transferred under the Amended Plan, to increase the individual award limit under the Amended Plan, to extend the term of the Amended Plan with respect to any ISOs granted under the Amended Plan, to reprice or regrant through cancellation or modify (except to the extent permitted by the Amended Plan in connection with a change in the Company’s capitalization) any award, if the effect would be to reduce the exercise price for the shares underlying such award, or to cancel any option or stock appreciation right in exchange for cash or another award under the Amended Plan, when the exercise price per share of such option or stock appreciation right exceeds the fair market value of the underlying share of common stock. In addition, no amendment may be made to the Amended Plan that would constitute a modification of the material terms of the “performance goal(s)” within the meaning of Section 162(m) of the Code (to the extent compliance with Section 162(m) of the Code is desired).

11. Tax Withholding. In general, the Compensation Committee, in its discretion, may permit or require the participant to satisfy the Federal, state and/or local withholding tax in whole or in part in cash or by having the Company withhold shares otherwise issuable under an award or by remitting already owned shares. The Amended Plan provides that the Compensation Committee, in its discretion, may permit or require the acceleration of the timing for the payment of the number of Shares needed to pay employment taxes upon the date of the vesting of an Award, subject to the requirements of Section 409A of the Code.

12. Federal Income Tax Aspects Of Awards Under The Amended Plan. The Federal income tax consequences of the Amended Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Amended Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Amended Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The following does not describe alternative minimum tax, other Federal taxes, or foreign, state or local income taxes which may vary depending on individual circumstances and from locality to locality.

Stock Options. If an option qualifies for ISO treatment, the optionee will recognize no income upon grant or exercise of the option except that at the time of exercise, the excess of the then fair market value of the common stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an optionee’s sale of his or her shares of common stock, any gain will be taxed to the optionee as capital gain. If the optionee disposes of his or her shares of common stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the common stock at the exercise date or the sale price of the common stock. Any gain recognized on such a disposition of the common stock in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

An optionee will not recognize any taxable income at the time the optionee is granted a NQSO. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the common stock over the exercise price, and the Company will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an optionee’s sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common stock has been held for at least the applicable long-term capital gain period (currently 12 months).

Stock Appreciation Rights. Generally, stock appreciation rights will not be taxable to the participant at grant. Upon exercise of the stock appreciation right, the fair market value of the shares received, determined on the date of exercise, or the amount of cash received in lieu of shares, will be taxable to the participant as ordinary income in the year of such exercise. The Company will be entitled to a business expense deduction to the extent the grantee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Restricted Stock. Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Amended Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Section 83 of the Code.

Performance Stock. A participant will recognize ordinary income on the fair market value of the shares when the performance stock is delivered.

Contract Stock. A participant will generally not have ordinary income upon grant of contract stock. When the shares of our common stock are delivered under the terms of the contract stock, the participant will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalents. A participant will recognize ordinary income on dividend equivalents as they are paid.

Stock Payments. A participant will recognize ordinary income rates on the value of the shares as of the date of such payment.

Other Incentive Awards. When an other incentive award is paid, whether in cash or shares, a participant will have ordinary income.

Code Section 409A. Certain types of awards under the Amended Plan, including performance stock, contract stock and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Amended Plan and awards granted under the Amended Plan generally are intended to be structured and interpreted to comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A of the Code.

Section 162(m). Under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any one taxable year. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based” compensation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that, among other things:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors”;

•	The material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the shareholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.

In addition, Section 162(m) contains a special rule for stock options and stock appreciation rights which provides that stock options and stock appreciation rights will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period, the material terms of the plan are disclosed to and approved by the shareholders and the compensation is based solely on an increase in the stock price after the grant date.

The Amended Plan has been structured with the intent that certain awards granted under the Amended Plan may meet the requirements for “qualified performance-based” compensation under Section 162(m) of the Code. To the extent granted with an exercise price not less than the fair market value on the date of grant, options granted under the Amended Plan are intended to qualify as “performance-based” under Section 162(m) of the Code. Stock appreciation rights will also qualify as “performance-based” under Section 162(m) of the Code, to the extent they relate to the increase in the market value of the shares of common stock from the date of grant. Performance stock awards granted under the Amended Plan may also qualify as “performance-based” under Section 162(m) of the Code if they vest or are otherwise payable based solely upon the Performance Criteria.

Other Considerations. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20% payable by the recipient.

The Amended Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. Special rules may apply to a participant who is subject to Section 16 of the Exchange Act. Certain additional special rules apply if the exercise price for an option is paid in shares of common stock previously owned by the participant rather than in cash.

14. New Plan Benefits. In 2015, our non-employee directors will each receive a grant of restricted stock valued at $155,000 (or $205,000 for the Chairman). In addition, the $75,000 annual retainer payable to non-employee directors may be paid, at the director’s election, either in cash, restricted stock, or half in cash and half in restricted stock. At this time we cannot determine whether any director will elect to receive all or a portion of his or her annual retainer fee in restricted stock. Therefore, except with respect to the automatic annual grants of restricted stock described above, each of which are shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan will be determined in the discretion of our Compensation Committee or the Special Award Committee in the future, and neither our Compensation Committee nor the Special Award Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Amended Plan, as proposed to be amended, had been in effect in the year ended December 31, 2014.

Name and Position	Dollar Value ($)		Number of Shares/Units Covered by Awards
Peter Arduini	—		—
Glenn Coleman	—		—
John B. Henneman, III	—		—
Robert Davis	—		—
Richard Gorelick	—		—
John Mooradian
Robert Paltridge	—		—
All current executive officers as a group	—		—
All current directors who are not executive officers as a group	$1,445,000	(1)	—
All employees, including all current officers who are not executive officers, as a group	—		—

(1)	The value of the aggregate number of restricted shares to be granted to non-employee directors as their annual equity award will depend on the value of our common stock on the grant date. The value of the aggregate number of shares of restricted stock to be granted to non-employee directors who elect to receive their annual cash retainer (either in part or in full) in restricted stock will depend on the value of our common stock on the grant date. We cannot determine at this time what elections will be made by the non-employee directors with respect to their annual cash retainer, and therefore this amount is not included in the table above.

15. Equity Awards Outstanding as of April 1, 2015. The following table sets forth summary information concerning the number of shares of our common stock subject to option grants, restricted stock grants, contract stock grants and performance share grants made under the Plan to our named executive officers, directors and employees as of April 1, 2015.

Name/Category of Individuals	Number of Shares Underlying Option Grants	Number of Restricted Shares	Number of Shares of Contract Stock	Number of Performance Shares
Named Executive Officers
Peter Arduini	381,702	2,978	25,486	76,142
Glenn Coleman	31,365	6,211	0	15,526
John B. Henneman, III	50,000	0	0	19,329
Robert Davis	2,710	7,384	0	5,174
Richard Gorelick	1,257	5,495	0	4,328
John Mooradian	1,426	5,921	0	3,912
Robert Paltridge	0	0	0	0

Name/Category of Individuals	Number of Shares Underlying Option Grants	Number of Restricted Shares	Number of Shares of Contract Stock	Number of Performance Shares
Directors
Keith Bradley	0	0	0	0
Richard E. Caruso	29,470	0	0	0
Stuart M. Essig	725,000	987	0	0
Barbara B. Hill	0	0	0	0
Lloyd W. Howell, Jr.	0	0	0	0
Donald E. Morel, Jr.	0	0	0	0
Raymond G. Murphy	7,500	0	0	0
Christian S. Schade	15,000	0	0	0
James M. Sullivan	12,539	0	0	0
All current executive officers as a group	423,522	62,036	25,486	124,987
All non-employee directors as a group	789,509	987	0	0
All employees, including current officers who are not executive officers, as a group	0	218,101	16,671	16,678

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to approve and adopt the proposed Amended Plan. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

If our stockholders do not approve this proposal, the Plan will remain in full force without giving effect to the proposed changes as contemplated by the Amended Plan, and the Company may continue to grant awards under the Plan.

The Board of Directors has adopted a resolution approving the Third Amended and Restated 2003 Equity Incentive Plan and hereby recommends that the stockholders of the Company vote “FOR” the Third Amended and Restated 2003 Equity Incentive Plan.

PROPOSAL 4. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking our stockholders’ vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as described in the “Executive Compensation” section of this proxy statement beginning on page 34. In deciding how to vote on this proposal, the Board and the Compensation Committee (the “Committee”) invite you to consider the recent changes that we made to our executive compensation programs in 2013 that we continue to follow and implement. We summarize these changes below and describe them more fully in the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”).

At our annual meeting of stockholders held in May 2014, we submitted a non-binding advisory vote to our stockholders to approve our executive compensation (“Say on Pay”). Approximately 99% of the stockholders who voted on our Say on Pay proposal voted in favor of it. We attribute that broad support in part to our continued efforts to understand and address the concerns of our stockholders. Specifically, we have continued our expanded investor outreach program that includes (i) engaging a third-party firm to interview institutional investors to understand how investors perceive our management team and strategy, including our executive compensation program; (ii) regular meetings with investors to discuss the Company’s strategic plan and growth prospects; and (iii) individual, detailed meetings with stockholders to obtain feedback. We have used the results of this program to help guide our thinking about our compensation programs. We will continue our outreach to stockholders and proxy advisors to sustain and, where appropriate, refine alignment on executive compensation practices.

The compensation awarded to our Chief Executive Officer (“CEO”) and other NEOs for 2014 recognizes the improved financial, operational and shareholder return performance of the Company. The Committee is mindful of its responsibility to align executive compensation with the overall performance of the Company, while taking into consideration the need to provide market competitive compensation in order to recruit and retain highly skilled and experienced executives. The CD&A provides a comprehensive discussion and rationale for the 2014 pay decisions made by the Committee and the correlation to Company performance.

As described in the CD&A, our executive compensation programs are designed to attract, retain and motivate our NEOs, who are crucial to our long-term success. Under these programs, we provide our NEOs with appropriate objectives and incentives to achieve our business goals. In addition, as explained more fully in the CD&A, the Committee has continued to follow and implement the changes that it began in 2013 (as outlined below), and the Company has continued with its enhanced investor outreach program to achieve these objectives:

KEY ACTIONS & CHANGES MADE IN 2013 THAT WE CONTINUE TO FOLLOW AND IMPLEMENT

Creation of a Performance Incentive Compensation Plan

•   Contains a formulaic funding mechanism (based on quantitative metrics)

•   Permits only negative discretion to reduce (and not increase) awards for NEOs

•   Intended to comply with Section 162(m) of the Internal Revenue Code
(“Section 162(m)”)

•   Includes a clawback provision

Refined Long-Term Equity Incentive Plan

•   Regarding the 2014 equity awards for 2013 performance, at least 50% of the annual equity awards to NEOs are in the form of performance stock units contingent on achieving one or more performance metrics. We continued to follow this approach for the CEO and Chief Financial Officer for the 2015 equity awards for 2014 performance. After applying this approach for 2015 equity awards for 2014 performance for all other NEOs, the Committee also approved and awarded additional equity compensation to such NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market.

•   All equity awards vest over at least three years

Amendments to Long-Term Equity Incentive Plan

•   Replaced a single-trigger change in control provision with a double-trigger change in control provision (thus requiring a qualifying termination in connection with a change in control in order to accelerate the vesting of an executive’s equity awards)

•   Adds a clawback provision

Refined Director Compensation • Non-employee directors no longer receive non-qualified stock options for their service but continue to receive restricted stock
Creation of Stock Retention Requirements • Executive officers and directors are required to hold stock received from the Company pursuant to stock ownership guidelines

Over the past several years, we have evolved our approach and programs to include the following: (i) the establishment of an enhanced investor outreach program as well as increased communication around our strategic plan, (ii) the development of a new annual incentive focus on performance metrics, (iii) the update of our peer group for executive compensation (which we updated in October 2014), and (iv) the increase to our stock ownership requirements for our executive officers. In addition to the key actions and changes in 2012 and 2013 that we continue to follow and implement, we maintain and continuously review our existing compensation practices through strong corporate governance practices, which feature the following:

•	Separation of the Chairman of the Board and the Chief Executive Officer;

•	Appointment of a Presiding Director;

•	An independent compensation consultant reporting directly to the Committee;

•	An annual risk assessment of our compensation practices;

•	Significant stock ownership guidelines that align director and executive officer interests with those of our stockholders;

•	An annual stockholder advisory vote on executive compensation; and

•	An Insider Trading Policy that prohibits hedging and pledging of our securities.

We believe that all of these features demonstrate our responsiveness to our stockholders, our commitment to our pay-for-performance philosophy and our goal of aligning management’s interests with those of our stockholders to support the creation of long-term value. Accordingly, we ask our stockholders to vote “FOR” the following advisory resolution at our 2015 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement is hereby APPROVED by the stockholders of Integra.”

Because the Say on Pay vote is advisory, it will not bind the Company, the Committee or our Board. That said, because we value the opinions of our stockholders, the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

With regard to the frequency of future votes on Say on Pay, the Board determined that it would submit a Say on Pay proposal to our stockholders annually. Therefore, we expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2016 annual meeting of stockholders.

Required Vote for Advisory Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote on the proposal is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for advisory approval and will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 4, approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2014, which we have continued to refine through feedback from stockholders, continuing assessments of competitive practices, and alignment with our performance. We use this program to attract, motivate and retain our named executive officers (“NEOs”) and other executives. In particular, we will explain how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) made 2014 compensation decisions for our 2014 NEOs:

•	Peter J. Arduini, our President and Chief Executive Officer (“CEO”);

•	Glenn G. Coleman, our Corporate Vice President and Chief Financial Officer (“CFO”);

•	Robert T. Davis, Jr., our Corporate Vice President, President — Specialty Surgical Solutions;

•	Richard D. Gorelick, our Corporate Vice President, General Counsel, Administration and Secretary;

•	John Mooradian, our Corporate Vice President, Global Operations and Supply Chain;

•	John B. Henneman, III, our former Corporate Vice President, Finance and Administration, and Chief Financial Officer. Mr. Henneman’s employment with the Company ended on September 30, 2014; and

•	Robert D. Paltridge, our former Corporate Vice President, President — Advanced Wound Care. Mr. Paltridge’s employment with the Company ended on July 7, 2014.

The Committee establishes the philosophy, approves the design of, and administers our executive compensation program. The report of the Committee appears at the end of this section. In addition to the Company continuing its enhanced investor outreach program, the Committee has continued to evolve the core elements of its executive compensation program, as follows:

•	Adopted a Performance Incentive Compensation Plan containing a formulaic funding mechanism (based on quantitative metrics);

•

Refined the Long-Term Equity Incentive Plan by providing that at least 50% of annual equity awards to NEOs will vest based on achieving one or more performance metrics over at least three years. We continued to follow this approach for the CEO and CFO for the 2015 equity awards for 2014 performance. After applying this approach for 2015 equity awards for 2014 performance for all other NEOs, the Committee also approved and awarded additional equity compensation to such NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market.

•	Amended the Long-Term Equity Incentive Plan by adding a double-trigger change in control provision and a clawback provision;

•	Refined our Director Compensation program so that non-employee directors no longer receive stock options; and

•	Created new stock retention requirements for executive officers and directors.

Listening to Our Stockholders

At our 2014 Annual Meeting, approximately 99% of the stockholders who voted on our 2014 Say on Pay proposal voted in favor of the proposal. We believe that this support resulted largely from the significant changes that we made to our executive compensation programs in 2012 and 2013 that we continue to follow and evolve. The Company makes its directors available to institutional investors who wish to discuss the Company’s policies and practices, including with respect to executive compensation. Continuing our significant outreach efforts, we sought feedback through the following avenues:

•	Regularly discussed our strategic plan and growth prospects at investor conferences, in “one-on-one,” small group meetings with institutional stockholders and through conference calls and webcasts;

•

Solicited input from stockholders on executive compensation matters. Additionally, we conducted a series of follow-up calls with several of our largest and new investors to help guide the development of our executive compensation program for the future;

•	Engaged a third-party firm to interview institutional investors to understand how investors perceive our management team and strategy, including our executive compensation program; and

•	Had members of Integra’s management team meet individually or in small groups with institutional investors more than 300 times in 2014.

The Committee considered the feedback obtained from our investor outreach program when making decisions relating to executive compensation for 2014.

As a result of the stockholder outreach conducted during the past two years and the Committee’s own deliberations with the assistance of third-party advisers, we continue to follow and evolve the executive compensation programs that we changed in 2012 and 2013. We continue these practices in 2015 in order to reinforce a pay-for-performance culture. The table below provides a summary of (i) the program elements from 2014 and (ii) how we applied those elements in 2015 for performance in 2014 and beyond.

Element	2014	2015+
Link between performance and compensation

•      All compensation decisions made in 2014 for 2013 performance reflected an assessment of each NEO’s performance against goals established at the beginning of 2013.

•      Specific financial objectives for funding the pool for cash incentives, and for each NEO’s division or function, were established within the first 90 days of 2014.

•      50% or more of the equity program is performance-based (see “Performance–based stock grants” Section in this table below).

•      The restricted stock units granted to the CEO in 2014 are deferred and will not be delivered until after the CEO’s departure.

•      The Company did not pay cash bonuses to the NEOs in 2014 for 2013 performance under the Performance Incentive Compensation Plan (the “Bonus Plan”) because it did not meet the 2013 financial metrics provided in the Bonus Plan. All other compensation decisions made in 2014 for 2013 performance reflect an assessment of each NEO’s performance against goals established at the beginning of 2013, while also considering retention.

•      Continuing current practices.

•      Because the company met its 2014 financial metrics provided in the Bonus Plan, the Company paid cash bonuses to the NEOs in 2015 for 2014 performance under the Bonus Plan.

•      The Company continued its practice of granting 50% of its equity awards in the form of PSUs for the CEO and CFO. After applying this approach for all other NEOs, the Committee also approved and awarded additional equity compensation to such NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market.

Element	2014	2015+
Use of discretion

•      The Bonus Plan approved at the 2013 Annual Meeting provides the Committee with only negative discretion to reduce (but not increase) cash incentive payments intended to constitute “qualified performance-based compensation.”

•   The Bonus Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to allow tax deductibility for payments intended to qualify as performance-based compensation.

•      Includes a clawback provision.

•      The Company did not fund the annual cash incentive pool for 2013 performance and as a result, did not pay cash bonuses to the NEOs.

•      Continuing current practices.

•      The Company funded the overall annual cash incentive pool for 2014 performance pursuant to the Bonus Plan at 102% of target overall.

•      Based on strong financial and other qualitative measures of performance in 2014, the Company’s NEOs earned cash bonuses for 2014 performance paid in March 2015 up to 135% of each NEO’s respective target. The Committee determined such cash bonuses based upon the strong individual performance of each of the NEOs, achievement of several critical business priorities ahead of expectations, successfully meeting or exceeding strategic objectives, optimizing the Company’s organizational structure, systems and processes, and meeting the objectives to enhance overall commitment to quality and regulatory compliance.

Element	2014	2015+
Performance-based stock grants

•      50% of each NEO’s 2014 equity grant was in the form of PSUs with vesting over three years contingent on achieving a 3% annual revenue growth goal.

•      In addition to the 50% of the 2014 equity grant being in the form of PSUs, 30% of the CEO’s 2014 equity grant was in the form of non-qualified stock options, which the Committee, Board and management view as performance-based equity.

•      Each grant considered

•   2013 performance;

•   Future potential and retention needs; and

•   Competitive market data considerations.

•      The first installment of the PSUs granted to the NEOs in 2013 failed to vest in 2014 because the 2013 performance goal, based on revenue growth, was not met. The PSUs remain available to vest based on the achievement of a “catch-up” performance goal measured over the entire performance period.

•      Continuing current practices for the CEO.

•      Pursuant to the CFO’s Offer Letter with the Company dated April 29, 2014, the Company granted equity for 2014 performance in March 2015 to the CFO in the following manner: 50% in the form of PSUs, 30% in the form of non-qualified stock options, and 20% in the form of restricted stock.

•      The Company continued its practice of granting 50% of its equity awards to all other NEOs in the form of PSUs. After applying this approach for 2015 equity awards for 2014 performance, the Committee also approved and awarded additional equity compensation to such NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market.

•      Each grant considered:

•   2014 performance;

•   Future potential and retention needs; and

•   Competitive market data considerations.

•      Both of the (i) second installment of the PSUs granted to the NEOs in 2013 vested in 2015 and (ii) first installment of the PSUs granted to the NEOs in 2014 vested in 2015 because the 2014 performance goal, based on revenue growth, was met. The first installment of the PSUs granted to the NEOs in 2013 that failed to vest in 2014 remains available to vest based on the achievement of a “catch-up” performance goal measured over the entire performance period.

Element	2014	2015+
Peer group	Focused on Integra’s medical device products, complexity, competitors for executive talent, as well as relative size (revenue and market cap), and reviewed compensation of our NEOs relative to our peers. As a result of our review, we made the following changes to our peer group in December 2014: (i) we removed Zimmer Holdings, Inc. and (ii) added Intuitive Surgical, Inc.	Will continue to focus on Integra’s complexity, competition for executive talent and relative size (revenue and market cap), and review compensation of our NEOs relative to our peers.
Change In Control provisions for equity awards	Continue to utilize “double trigger” provisions implemented in 2013 for acceleration of equity awards.	Continuing current practice.
Compensation recoupment (“clawback”) policy	Continue to utilize clawback policy implemented in 2013 that pertains to both the equity plans and Bonus Plan.	Continuing current practice.
Pre-clearance, Anti-hedging/pledging policy	Continue to mandate pre-clearance requirements to a broader group of executives. Continue to follow the anti-hedging/pledging policy that was implemented in 2013.	Continuing current practice.

The Company will continue its outreach to stockholders on an on-going basis to sustain and, where appropriate, refine alignment on executive compensation practices.

Philosophy

The Committee determines our executive compensation philosophy, which is to align each executive’s compensation with Integra’s short- and long-term performance. Accordingly, we have designed our executive compensation programs to enhance Integra’s ability to attract, retain and engage executives who are essential to Integra’s continued growth and success, and reward them when they deliver strong performance.

•

We linked our 2014 annual cash incentive program to financial metrics — including revenue, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), and operating cash flow — which we believe drive the profitability and growth of the Company and long-term shareholder return. Cash incentive awards for NEOs are linked to the achievement of these financial metrics as well as performance of other objectives to advance the long-term strategy of the Company.

•

Our long-term equity incentive awards are aligned with stockholder interests because they focus on performance — for grants and vesting — as well as retention, and facilitate long-term stock ownership.

•	In addition to stock ownership requirements for executive officers, our CEO holds certain equity grants whose payment is deferred until after he leaves the Company.

•	All compensation actions also are considered in the context of appropriately managing risk.

Overall, we design our compensation programs to attract and retain executives capable of (i) leading our Company, which is substantially more complex, international, and diversified in its business than other medical technology companies of comparable revenues, and (ii) growing our Company more rapidly than industry peers, consistent with our long-term objective to become a multi-billion dollar global, diversified, medical technology company.

In determining NEO compensation for 2014, some decisions, such as targets, were made in advance, while others, such as the determination of annual cash bonus awards for 2014 under the Bonus Plan and the long-term equity incentive awards, were made after performance could be evaluated. As a result, the Committee considered elements of the compensation for our NEOs at various times beginning in late 2013 and ending in early 2015.

2014 Company Performance

Integra made considerable changes and progress toward transforming the Company during 2014, as it advanced toward becoming a multi-billion dollar, global medical technology company. We outlined our strategy in 2012 to optimize our structure, execute consistently and accelerate growth. Since then, we have made significant progress on each of these fronts. Substantial challenges have been addressed over the past two years, and we are now at an exciting and pivotal point to accelerate growth. The following represent our key accomplishments in 2014:

•

Created a simplified, two-division global structure, with a greater focus on international presence, and aligned our resources to our divisions, increasing our ability to make faster decisions and to leverage our cost base;

•

Announced plans to spin-off our spine business, which we believe will create value by allowing both companies, Integra and the new SeaSpine, to drive better results and grow faster with a greater focus on their respective markets;

•

Closed three acquisitions in 2014, deepening and strengthening our product portfolios — DuraSeal, a strategic product line for our neurosurgery portfolio and the largest transaction in Integra’s history; MicroFrance and Xomed, which gives us a stronghold in surgical instrumentation for ear, nose and throat and strengthens our international presence; and Metasurg, which enhances our lower extremity portfolio and provides us with another regenerative technology;

•	Exceeded 2014 financial objectives for the U.S. Neurosurgery revenue growth, adjusted gross margin and free cash flow conversion;

•	Improved our organic revenue growth profile during 2014 with a number of new product launches, increasing channel focus and better execution;

•	Increased our borrowing capacity from $600 million to $900 million through an amended credit facility with terms extended through 2019;

•	Outlined a series of strategic initiatives for 2015 designed to support future growth, focusing on

•	completing the spin-off of the Company’s spine business,

•	integrating the two-divisional global structure,

•	improving profit margins,

•	accelerating organic growth through investment in channel strategy, international expansion and new products and clinical programs, and

•	pursuing strategic M&A in the wound care, extremities and specialty surgical markets;

•

Increased our clinical and product development capabilities to support the Company’s growth longer term with the creation of the new Chief Scientific Office, which allows us to better prioritize and balance the needs of near- and long- term product development and clinical programs;

•

Advanced our diabetic foot ulcer strategy, for which we completed the Premarket Approval Supplement application to the FDA in 2015, and remain on track to publish clinical study results in a peer-reviewed journal later in 2015, and ultimately initiate a U.S. commercial launch in 2016, potentially opening up another large, new market; and

•	Introduced our reverse shoulder, completing our shoulder portfolio and entered the Company into a new $700 million market.

Stock Performance

Our stock generated a three-year total return for stockholders of 75.9% from 2012 through 2014, compared to 71.0% for our peer group of companies and 81.8% for the NASDAQ Composite Index. For the year ended December 31, 2014, we ranked in the 57th percentile of total returns for the three-year period of our peer group.

*	For the full roster of members of our Peer Group, please refer to the section below entitled “Our Peer Group and the Markets in Which We Compete.”

2014 Performance Versus Financial Metrics

In 2014, we exceeded our operating cash flow and EBITDA targets, essentially met our revenue target and slightly missed our adjusted EBITDA target. These results reflect significant progress made during 2014 on a series of strategic initiatives designed to help the Company grow. Our financial performance versus our targets is reflected below.

2014 Financial Performance Targets

	2014 Target	2014 Results	Result as % of Target

Revenue	$930.0 Million	$928.3 Million	100%
Adjusted EBITDA	$193.8 Million	$190.6 Million	98%
Operating Cash Flow	$74.8 Million	$80.7 Million	108%
EBITDA	$67.1 Million	$127.5 Million	190%

See “Appendix B — Reconciliations of Non-GAAP Financial Measures” for a more detailed explanation of “Adjusted EBITDA,” “Operating Cash Flow” and “EBITDA.”

The Company used these metrics again for 2014 because they provided a sound basis to measure profitability and growth and because many stockholders rely upon some or all of these metrics to evaluate the Company. Our strategy is to increase our profit margins over the long term by (i) growing in size, including by acquisition, (ii) optimizing the business by consolidating manufacturing into centers of excellence, leveraging our new two-division global structure, and implementing common quality and information systems, and (iii) developing and recruiting leaders who effectively execute our most important programs and who can manage important functions in a complex global medical technology company.

Linking Financial Performance to Pay in 2014

Our strong financial performance against our metrics determined how we funded the 2014 pool for cash incentive payments for NEOs. The following is a brief discussion on our performance against these metrics:

•	Revenues: We increased reported revenues 11% to $928.3 million last year, essentially meeting our 2014 goal of $930.0 million;

•

Adjusted EBITDA: Our adjusted EBITDA (see “Appendix B — Reconciliations of Non-GAAP Financial Measures”), increased 37% during 2014 to $190.6 million, which was slightly below our target of $193.8 million;

•

Operating Cash Flow: We increased cash flows from operations, adjusted for certain items (see “Appendix B — Reconciliations of Non-GAAP Financial Measures”) to $80.7 million from $53.3 million and exceeded our target of $74.8 million;

•

EBITDA: 2014 EBITDA (see “Appendix B — Reconciliations of Non-GAAP Financial Measures”), was $127.5 million, which increased significantly from $83.9 million EBITDA in the prior year and exceeded our target of 80% of prior year EBITDA, or $67.1 million. This goal was set for purposes of tax deductibility under Section 162(m) and to establish the minimum amount of profitability necessary to warrant payment of any bonuses to NEOs, such that if the Company did not meet or exceed this objective, the pool for cash incentive payments for NEOs would not be funded.

To demonstrate our efforts to link pay for performance, it is important to note that (i) the second installment of the PSUs granted to the NEOs in 2013 and (ii) the first installment of the PSUs granted to the NEOs in 2014 both vested in 2015 because the 2014 performance goal, based on 3% revenue growth, was met. Specifically, revenues increased from $836.2 million in 2013 to $928.3 million in 2014, an increase of 11%. For more information, please refer to the section below entitled “Refined Long-Term Equity Incentive Plan.”

Once the Committee determined the funding of the 2014 pool for cash incentive payments, the Committee considered several additional factors in finalizing the awards to NEOs. The Company successfully met or exceeded its strategic objectives for 2014. Integra achieved its financial objectives and reported significant improvement on all of its key financial metrics such as organic revenue growth, reported revenue growth, adjusted gross margin, adjusted EBITDA margin, operating cash flow and free cash flow conversion. Integra also met its goals of optimizing its organizational structure, systems and processes, marked by the announcement to spin-off the spine business and the realignment into a two-divisional global structure. The Company also met its objective to enhance its overall commitment to quality and regulatory compliance. Finally, the Company continued to make progress in developing its people, noted by the executive-level hires of a Chief Financial Officer, Chief Scientific Officer and leader for the Orthopedics and Tissue Technologies division. In addition to accomplishing the outlined objectives for 2014, the Company also met several critical priorities ahead of expectations. The DuraSeal acquisition integration, U.S. Neurosurgery organic revenue, adjusted gross margin, and operating cash flow each posted 2014 results that exceeded their original objectives. Overall, the Committee determined that the Company’s performance exceeded its objectives for 2014 and awarded the NEO pool with cash incentive payments for 2014 that were above target.

Executive Compensation for 2014

In 2014, we continued to follow and implement our executive compensation approach that we have evolved since 2012 based upon feedback from our stockholders in our enhanced investor outreach program. Specifically, starting in 2013, we transitioned to a new executive compensation program that improved the alignment of Integra’s executive compensation with metrics that drive total stockholder return and holds management accountable for the Company’s financial performance and progress towards the Company’s strategic objectives and goals.

Performance Incentive Compensation Plan (the “Bonus Plan”)

The Committee approved the Bonus Plan in January 2013, which the full Board then approved in February 2013, and the stockholders then approved in May 2013, which remains in effect. The following are the highlights of the Bonus Plan:

•	Under the Bonus Plan, cash bonuses may be paid based on the Company’s achievement of performance goals that the Committee determined within the first 90 days of the year.

•	Weighting of metrics to fund the incentive pool for 2014 performance pursuant to a formula that includes percentage weightings for revenue, adjusted EBITDA and operating cash flow.

•	For 2014 performance, the 2014 NEOs were eligible for cash incentive payments only if the Company achieved its EBITDA goal of at least 80% of its prior year EBITDA.

•	The Committee has only negative discretion to reduce (and not increase) the amount of the bonus pool funded, and subsequently the awards to NEOs which are intended to comply with Section 162(m).

•

Each NEO in the Bonus Plan has an established target bonus opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 150% of his or her target (cap of 182% for the CEO which is 200% of the CEO’s base salary).

•	The Bonus Plan is designed to allow awarding compensation that is intended to meet the requirements of Section 162(m) to allow tax deductibility.

•	Includes a clawback provision.

Determining Awards for 2014 Performance under the Bonus Plan

The Committee established the following target awards for 2014 performance for our NEOs:

Named Executive Officer	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	110%
Glenn G. Coleman	CFO	50%
Robert T. Davis, Jr.	CVP	38%
Richard D. Gorelick	CVP	35%
John Mooradian	CVP	35%
John B. Henneman, III*	Former CFO	90%
Robert D. Paltridge**	Former CVP	N/A*

*	Mr. Henneman is eligible for a pro-rata (as of his termination date as of September 30, 2014) cash bonus for his 2014 performance in connection with his second amended and restated 2005 employment agreement with the Company, effective May 2, 2014.

**	Mr. Paltridge is not eligible for a cash bonus for his 2014 performance because his employment with the Company concluded on July 7, 2014.

None of our NEOs has a cash incentive guarantee. None may earn an award in excess of 150% of his/her target, other than the CEO who may earn an award up to 182% of his target, which is 200% of his base salary.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2014 Performance

The Committee established a threshold objective for 2014 performance (80% of prior year EBITDA) for the 2014 NEOs for the purposes of tax deductibility under Section 162(m) because the Committee believes that this is the minimum amount of profitability necessary to warrant payment of any bonuses to NEOs. The Company achieved this goal in 2014 resulting in funding of the Bonus Plan as stated below.

Upon achievement of the EBITDA goal, the bonus for such NEOs is funded at the maximum (150% of their targets). Thereafter, the Committee has the ability to exercise only negative discretion in order to determine the actual cash incentive payment for such NEOs based on the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and such NEO’s performance.

Cash Incentive Pool Funding Model for 2014 Performance

The Bonus Plan was designed to fund an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including such NEOs, may not exceed the overall funded pool. The Company’s pool funding model for 2014 performance was as follows:

2014 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL
REVENUE	40%	95.9%	96%	100%	104%
ADJUSTED EBITDA	30%	92.9%	93%	100%	107%
OPERATING CASH FLOW	30%	84.9%	85%	100%	115%
Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

The Committee approved these metrics for 2014 performance because they are key indicators as to the strength of the business, and we believe that they drive stockholder returns over the long term. Because the Company’s results exceeded the threshold goals for the performance metrics consisting of revenue, adjusted EBITDA and operating cash flow, the cash incentive pool was funded for all eligible participants.

Negative Discretion to Determine Final Payout for 2014 Performance

The Committee has negative discretion to reduce awards for each NEO for 2014 performance based on the following metrics:

•	65% weight on financial and quantitative measures including revenue, operating cash flow and adjusted EBITDA, in addition to other division-specific financial metrics.

•	35% weight on qualitative measures including leadership objectives and strategic initiatives.

Determining Awards for 2015 Performance under the Bonus Plan

The Committee established the following target awards for 2015 performance for the following NEOs:

Named Executive Officer*	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	110%
Glenn G. Coleman	CFO	50%
Robert T. Davis, Jr.	CVP	40%
Richard D. Gorelick	CVP	35%
John Mooradian	CVP	35%

*	Messrs. Henneman and Paltridge are not eligible for cash bonuses for 2015 performance because each of them concluded their respective employment with the Company in 2014

None of our NEOs has a cash incentive guarantee. None may earn an award in excess of 150% of his/her target, other than the CEO who may earn an award up to 182% of his target, which is 200% of his base salary.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2015 Performance

The Committee has established a threshold objective for 2015 performance (70% of prior year EBITDA from continuing operations) for the NEOs based on the prior year’s EBITDA from continuing operations, which the Committee believes is the most complete single metric to assess the Company’s performance. The Committee reduced the goal from 80% to 70% in order to account for the Company’s spin-off of the spine business. If the goal is achieved, the bonus for each NEO, will be funded at the maximum (150% of his or her target). Thereafter, the Committee may exercise only negative discretion in determining the actual cash incentive payment for each NEO, using only the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and each NEO’s performance.

Cash Incentive Pool Funding Model for 2015 Performance

The Bonus Plan funds an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including the NEOs, may not exceed the overall funded pool. The Company’s pool funding model for 2015 performance is shown below. The Committee approved these metrics for 2015 performance because they are key indicators as to the strength of the business, and we believe they drive stockholder returns over the long term.

2015 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL
REVENUE	40%	95.9%	96%	100%	104%
ADJUSTED EBITDA	30%	92.9%	93%	100%	107%
OPERATING CASH FLOW	30%	84.9%	85%	100%	115%
Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

Negative Discretion to Determine Final Payout for 2015 Performance

The Committee has negative discretion to reduce awards for each NEO for 2015 performance based on the following metrics:

•	65% weight on financial and quantitative measures including revenue, operating cash flow and adjusted EBITDA, and other division-specific financial metrics.

•	35% weight on qualitative measures including leadership objectives and strategic initiatives.

Long-Term Equity Incentive Plan

2014 Equity Grants

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We amended our equity plan effective January 1, 2013 (applicable to awards granted on or after that date) (i) to revise the trigger for accelerated vesting after a change in control from a “single trigger” (meaning that the accelerated vesting shall occur in connection with the change in control) to a “double trigger” (meaning that the accelerated vesting occurs upon both the change in control and a qualifying termination of employment), and (ii) to add a “clawback” provision that requires under certain circumstances the return of compensation received on the basis of financial statements that are subsequently restated.

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The 2014 annual equity grant to each of our NEOs was based on their performance over the long-term and during 2013, each NEO’s long-term potential and retention considerations and information about the market for comparable executives.

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In March 2014, each NEO, other than the CEO and Mr. Coleman, received one equity grant consisting of 50% restricted stock and 50% PSUs. For more information on the CEO’s (50% PSUs, 30% non-qualified stock options, and 20% restricted stock units) and Mr. Coleman’s (sign-on equity award) 2014 equity awards, please refer to the section below entitled “Annual Review of Compensation.” The restricted stock vests annually over three years. The PSUs vest over three years contingent on achieving our revenue growth goal. For 2014 grants, we describe the performance objective based on revenue growth, which was achieved, in more detail below.

•	The PSUs granted to NEOs in March 2014 shall vest as follows:

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If the Company achieves the performance goal with respect to fiscal year 2014, the PSUs will vest with respect to one-third of the shares covered thereby on the later of (A) the first anniversary of the award date or (B) the date on which the Committee took the action determining that the Company achieved the performance goal with respect to fiscal year 2014.

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Because annual revenues of the Company increased from 2013 to 2014 by our goal of 3% (revenues increased from $836.2 million in 2013 to $928.3 million in 2014, an increase of 11%), the Company achieved its performance goal with respect to fiscal year 2014, and as a result, vesting occurred with respect to one-third of the shares covered by the PSUs granted to the NEOs in 2014.

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If the Company achieves the performance goal with respect to fiscal year 2015, the PSUs shall vest with respect to one-third of the shares covered thereby on the later of (A) the second anniversary of the award date or (B) the date on which the Committee takes the action determining that the Company achieved the performance goal with respect to fiscal year 2015; and

•

If the Company achieves the performance goal with respect to fiscal year 2016, the PSUs shall vest with respect to one-third of the shares covered thereby on the later of (A) the third anniversary of the award date or (B) the date on which the Committee takes the action determining that the Company achieved the performance goal with respect to fiscal year 2016.

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The performance period for the 2014 grants is the three-year period beginning January 1, 2014 and ending December 31, 2016. With respect to each fiscal year in the performance period for the 2014 grants, the performance goal is that the Company achieves an increase in annual revenue of at least 3% over the prior fiscal year. If the minimum growth goal is not achieved in a given year, vesting will not occur with respect to the shares covered by the performance goal for that year. In that situation, in order to achieve full vesting of the 2014 grants, the catch-up performance goal must be achieved. The catch-up performance goal for the 2014 grants is that the Company achieves, during the performance period, a compound annual growth rate in the Company’s annual revenue equal to or greater than 3% from the Company’s 2013 fiscal year-end. Therefore, even if the annual revenue growth goal is not met during any year of the performance period, the full award can still be fully earned and vested after the completion of the performance period if the catch-up goal is achieved.

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The “catch-up” performance goal exceeds the performance goal for any individual year because the “catch-up” goal requires compounded revenue growth, and the goals for the individual years do not. Because the revenue goal was met for the 2014 performance year for the 2014 PSU grant, this “catch-up” provision is not yet applicable. If the revenue goal is not met for either or both of the 2015 and 2016 performance years for the 2014 PSU grant, this “catch-up” provision will apply.

2015 Equity Grants

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Our annual equity grants are intended to provide long-term incentive and performance-based compensation to our NEOs. Accordingly, the amount of the 2015 annual equity grant to each of our NEOs is based on their performance over the long-term and during 2014, each NEO’s long-term potential and retention considerations and information about the market for comparable executives.

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In March 2015, Messrs. Davis, Mooradian, and Gorelick each received an equity grant consisting of PSUs, restricted stock, and non-qualified stock options. The Company continued its practice of granting equity in March 2015 for 2014 performance in the form of 50% PSUs and 50% restricted stock. After applying this approach to such NEOs as stated above for 2015 equity awards for 2014 performance, the Committee also approved and awarded additional equity compensation to these individuals in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market. The restricted stock vests annually over three years. The PSUs vest over three years contingent on achieving our revenue growth goal. The non-qualified stock options vest annually over four years. For information on the CEO’s 2015 equity award (50% PSUs, 30% non-qualified stock options, and 20% restricted stock units) and the CFO’s 2015 equity award (50% PSUs, 30% non-qualified stock options, and 20% restricted stock), please refer to the section below entitled “Annual Review of Compensation.”

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The PSUs granted in March 2015 will vest in annual installments (assuming the 3% annual revenue growth performance goal is achieved each year) in the same manner as the PSUs granted in March 2014, except that the performance period is the three-year period beginning January 1, 2015 and ending December 31, 2017.

PSUs Metric and Goal Setting Considerations

Revenue and revenue growth is a critical focus for the Company, and is therefore a metric used in our awards of PSUs (revenue growth) as well as the metric used in the Bonus Plan (revenue). Profitable growth is also a core component of our strategy. In our industry, the increasingly competitive and complex landscape, increasing global regulation, the medical device excise tax, and overall pricing pressure have driven an even stronger correlation between scale and profitability, as measured by revenue. These considerations drive our strategy and annual objectives. As a result, we believe that linking our equity grants to revenues creates an appropriate way to measure and reward performance and drive profitable growth.

We annually review the metrics (and related goal targets) used in our annual and long-term incentive programs to ensure they remain aligned with Integra’s strategic plan. The three-year annual revenue growth goal derives from a rigorous process that involves input and discussions among the President and CEO, internal human resources and finance personnel, the Company’s compensation consultants, the Committee, and the Committee’s compensation consultants and legal advisors. The first installment of the 2013 PSUs award did not vest in 2013 because we did not achieve the revenue growth target, which demonstrates that the Company establishes ambitious goals in light of the challenging environment for medical device companies.

Key Governance Features Relating to Executive Compensation

The Committee has a number of corporate governance features related to executive compensation, which we summarize below. We believe that these mechanisms assure the alignment of our executive compensation with the interests of stockholders.

Element	Purpose	Key Characteristics
Stock ownership guidelines and retention requirements	To align the long-term interests of NEOs with stockholders	The CEO is required to own shares equal to 5x his annual salary; the CFO is required to own 2x his annual salary; other NEOs are required to own 1x their annual salaries. All of our NEOs have met these requirements. The NEOs are required to hold stock received from the Company pursuant to the stock ownership guidelines.
Compensation recoupment (“clawback”) policy	To ensure that compensation is paid only upon proven results.	If a restatement of our financial statements is required to correct a material error or inaccuracy due to the fraud or intentional misconduct of an NEO, the Committee can recoup from that NEO bonuses or equity awards awarded on or after January 1, 2013 and cancel outstanding bonus or equity award opportunities.
Anti-hedging/pledging policy	To ensure that equity compensation is an effective method to align the interests of NEOs and stockholders.	No NEO may hedge or pledge our securities. Also, all NEOs must pre-clear trades involving Company stock with our Law Department.

Element	Purpose	Key Characteristics
No “gross-ups”	To reflect sound executive compensation governance practices, manage the cost of compensation to the Company, and recognize that the burden for payment of taxes on income falls on employees.	No NEO is eligible to receive any tax gross-ups on perquisites or excise taxes, such as 280G taxes in the event of a change of control.
“Double trigger” change in control arrangements	To prevent undue gains in the event of a change in control.	Our equity plans and equity grant agreements require a qualifying termination of employment in addition to a change in control in order to accelerate vesting of equity awards granted on or after January 1, 2013. In addition, all change in control provisions in our employment and change in control severance agreements for NEOs require a qualifying termination of employment in addition to a change in control before triggering change in control benefits.
Equity awards	To retain and attract highly qualified NEOs and tie their performance to the performance of our stock, thus aligning their interests with the interests of our stockholders.	We include equity as a primary component of the long-term compensation of our NEOs. In 2014 and 2015, the grant value was determined based on each NEO’s performance and potential. In addition, at least 50% of each NEO’s 2014 annual equity award is in the form of PSUs contingent on achieving one or more performance metrics. After applying the same approach for each NEO for 2015 equity awards for 2014 performance, the Committee also approved and awarded additional equity compensation (other than the CEO, who received an equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock units and the CFO, who received an equity award of 50% PSUs, 30% non-qualified stock options, and 20% restricted stock) to each NEO in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market.

Element	Purpose	Key Characteristics
Bonus Plan	To provide annual cash incentive opportunities based on the achievement of performance goals and satisfy Section 162(m) requirements for awards intended to qualify as performance-based compensation.	In 2013, we adopted (and shareholders approved) a performance-based cash incentive plan designed to allow the Committee to grant bonuses intended to be “qualified performance-based compensation” under Section 162(m).
Cap on annual cash incentives	To achieve the appropriate balance between fixed and variable compensation.	We limit the amount of any annual bonus awarded to any NEO to a maximum of 150% of the related target award (other than the CEO who has a maximum of 182% of his related target award).
No minimums or guarantees	To motivate our NEOs to perform under all circumstances.	Our NEOs have no guarantees or minimums related to base salary increases, bonuses or equity awards.
Few perquisites	To focus NEOs on performance elements of compensation.	Our NEOs participate in broad-based Company-sponsored benefits programs on the same basis as other full-time employees, except for the Executive Physical Medical Exam Program noted below.
No SERP	To focus NEOs on performance elements of compensation and long-term value creation.	Our NEOs participate in the same defined contribution retirement plan as other employees.
Risk Management	To conform to Integra’s brand promise to limit uncertainty.	We have a strong risk management approach involving a broad spectrum of departments with specific responsibilities assigned to management, the Board and the Board’s committees. We review how the Company assesses, addresses, and reports risk annually with the Board.
Independent Compensation Consultant	To obtain objective input to decision making	Our Committee uses the services of an independent compensation consultant that does not perform services for management.
Executive Physical Medical Exam Program	To strengthen a culture of health and ensure a holistic approach to our executive remuneration program	The program, implemented in October 2013, provides payment for annual executive physical medical exams for NEOs.

Process for Determining Compensation and its Components

At the beginning of 2014, we established performance objectives for each NEO along with variable pay target opportunities for cash incentives and long-term equity incentives. In the first quarter of 2015, the Committee completed a formal performance review for performance year 2014 for the CEO and each other NEO. The Committee reviewed the performance of the CEO, and the CEO’s assessment of the NEOs, along with market data that the Company’s compensation consultants compiled, to determine each element of compensation for performance year 2014. As a result of this work, the Company took the following actions:

•	Base Salary Merit Increases: the 2014 merit increase budget for the U.S. for 2013 was 2.5%, and the 2015 merit increase budget for the U.S. for 2014 was 2.75%;

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Annual Cash Incentives: the cash bonus pool for 2014, paid in March 2015, was funded at 102% overall based on the Company’s performance against 2014 financial targets. Individual payment recommendations were based on performance (65% weighting on quantitative and 35% weighting on qualitative objectives) and the relevant NEO’s target opportunity;

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Long-Term Equity Incentives: as discussed above, NEOs (other than the CEO) received grants in 2014 of (i) 50% restricted stock vesting over three years, with the amount of the grant based on 2013 performance and (ii) 50% PSUs vesting over three years contingent on achieving one or more key performance metrics from 2014 through 2016. In addition, NEOs (other than the CEO and CFO) received grants in 2015 consisting of (i) restricted stock vesting over three years, with the amount of the grant based on 2014 performance, (ii) PSUs vesting over three years contingent on achieving one or more key performance metrics from 2015 through 2017 and (iii) non-qualified stock options vesting over four years. The Committee applied the same approach for 2015 equity award grants for NEOS as it did in 2014 (50% PSUs and 50% restricted stock), except that the Committee also approved and awarded additional equity compensation to NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market; and

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CEO: In addition to receiving advice from the Committee’s independent compensation consultant, Towers Watson, the Committee considered the CEO’s 2013 performance when determining his 2014 compensation. Also, the Committee considered the Company’s and the CEO’s 2014 performance when determining his salary, cash bonus, and equity grants in 2015. Further, the Committee determined the CEO’s 2015 equity grants after factoring in the CEO’s long-term performance, the Company’s desire to retain him, and the benefit of providing the CEO with an ongoing incentive to continue to improve the Company’s operational performance and total stockholder return in 2015 and over the long-term.

Components of Integra’s Executive Compensation

Integra’s executive compensation consists of fixed pay and variable pay, each of which includes cash and non-cash components. The chart below summarizes the various elements of Integra’s executive compensation, and the narrative that follows describes the most important elements and their purposes in greater detail.

Total Compensation: We consider total compensation for comparable roles at companies in medical technology, healthcare and general industry, based on the data obtained from published salary surveys that we review, the proxy statements of the companies mentioned below and other materials that the Committee’s compensation consultant prepared relying upon such data. We use this data primarily to ensure that our executive compensation program as a whole is competitive.

We continue to emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance.

The following charts are designed to demonstrate the various components of our NEOs’ 2014 compensation which place a particular emphasis on variable pay. We believe that they are helpful in demonstrating the components of our NEOs’ compensation aligned with our philosophy.

Base Salaries: We establish salaries for NEOs that reflect each executive’s experience, expertise, and compensation history as well as current competitive compensation data and internal comparisons. The Committee reviews base salaries of our NEOs annually, and considers approving increases as warranted by performance, market competitiveness and affordability.

Cash Incentives: As discussed above, the cash bonus pool for 2014 performance, paid in March 2015, was funded at 102% overall based on the Company’s performance against 2014 financial targets. Individual payment recommendations were based on performance (65% weighting on quantitative and 35% weighting on qualitative objectives) and the relevant NEO’s target opportunity.

Long-Term Equity Incentives: Our equity grants align NEOs with shareholder interests as we increasingly focus on performance as well as retention, and facilitate long-term stock ownership. The main terms and features of our equity grants include the following:

•	Restricted Stock Awards: Annual vesting over three years.

•	Restricted Stock Units: Granted to the CEO with three year vesting and deferral of payments until after departure.

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Non-Qualified Stock Options: The CEO’s non-qualified stock options vest as to one-third of the shares on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. In addition, Mr. Coleman received non-qualified stock options pursuant to his sign-on equity grant in May 2014 when he commenced employment with the Company in 2014. The CFO’s sign-on non-qualified stock options vest as to one-fourth of the shares on January 31, 2015 and the remaining shares will vest in three equal installments on the second, third and fourth anniversary of the grant date. Also, all of the NEOs received non-qualified stock options as part of their respective 2015 equity grant that will vest (except for the CEO, whose vesting schedule is stated above, and the CFO, whose non-qualified stock options pursuant to his 2015 equity grant will vest annually over three years) annually over four years.

•	PSUs: Vesting over three years contingent on achieving revenue growth goals, as detailed in the discussion above.

Equity Grant Practices

In addition to describing the types of grants the Company provides, we believe that a discussion of our practices surrounding our grants is useful to underscore the procedures behind the grants. The following is a summary of our practices:

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The Committee approves equity awards after it completes its annual review process for the individuals eligible to receive equity grants and bases its decisions, at its discretion, on their short- and long-term performance, the Company’s performance in the prior year, and the need to stay competitive in the market for executives.

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The Special Award Committee, consisting of our CEO, has authority (within specified limits) to approve equity-based awards to other managers, and typically approves annual awards during the first quarter, and throughout the year for strategic new hires, selected promotions, and key retention needs. We expect these practices to continue.

•	We expect PSU grants intended to constitute “qualified performance-based compensation” to be made within the first 90 days of the year consistent with the requirements of Section 162(m).

•	We make decisions to grant equity awards without regard to anticipated earnings or other major announcements by the Company.

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We require all NEOs and substantially all U.S.-based employees to have signed a non-competition agreement or, where applicable law does not support non-competition agreements, a confidentiality agreement that includes provisions regarding non-solicitation and assignment of inventions or an employment or severance agreement with non-competition provisions, as a condition to, among other things, employment and, for those eligible, receiving an equity award.

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The exercise price of our non-qualified stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. This practice with respect to setting stock option exercise prices is consistent with the terms of our equity incentive plans.

•	Our 2003 Equity Incentive Plan provides that, without stockholder approval, no amendment may be made that would reprice outstanding awards.

Consideration for Equity Awards

We also believe it is helpful to describe the process that the Committee undertakes when determining these grants. The following is a summary of what the Committee considered.

•	The Committee considered the performance of the Company during 2013, potential performance of individuals over the short-and long-term and market considerations in determining actual grants in 2014.

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In March 2014, based on performance and market competitiveness, the value of the grant for 2013 performance to each NEO below the CEO (other than Mr. Coleman who didn’t commence employment with the Company until May 2, 2014) was delivered in the form of 50% restricted stock with annual vesting over three years and 50% PSUs that vest over three years contingent on achieving pre-established revenue growth goals. The CEO was awarded a grant in the form of 50% PSUs, 30% non-qualified stock options and 20% restricted stock units. Mr. Coleman was awarded a one-time sign-on grant in May 2014 in the form of 50% PSUs, 30% non-qualified stock options and 20% restricted stock in consideration for his unvested equity and pension benefits that were forfeited at his prior employer.

•	In 2014, non-qualified stock options were granted only to our CEO and Mr. Coleman as CFO.

•	The Committee considered the performance of the Company during 2014, potential performance of individuals over the short- and long-term, and market considerations in determining grants in 2015.

•

In March 2015, based on 2014 performance and market competitiveness, the value of the equity grant to NEOs, below the CEO, was delivered in the form of PSUs, restricted stock, and non-qualified stock options. The Committee applied the same approach to 2015 equity award grants for NEOS (other than the CEO and CFO) as it did in 2014 (50% PSUs and 50% restricted stock), except that the Committee also approved and awarded additional equity compensation to such NEOs in the form of non-qualified stock options to reflect their and the Company’s strong performance in 2014 and to address a shortfall in annual equity compensation relative to market. The restricted stock vests annually over three years. The PSUs vest over three years contingent on achieving our revenue growth goal. The non-qualified stock options vest annually over four years. The CEO was awarded a grant in the form of 50% PSUs, 30% non-qualified stock options and 20% restricted stock units. The CEO’s non-qualified stock options vest as to one-third of the shares on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. The CFO was awarded a grant in the form of 50% PSUs, 30% non-qualified stock options and 20% restricted stock. The CFO’s non-qualified stock options vest annually over three years.

Stock Ownership Guidelines and Retention Requirements: All of our NEOs have met their stock ownership guidelines and retention requirements.

Benefits: Our NEOs participate in our benefits offerings on the same basis as all other employees except for the Executive Physical Medical Exam Program that was established in October 2013 which was formed in order to strengthen a culture of health and foster a holistic approach to our executive remuneration program. The program provides payment for annual physical medical exams for our NEOs. Each NEO is encouraged to complete an exam in 2015.

Perquisites: We provide our NEOs with very few perquisites and other benefits not generally available to other employees.

See “Annual Review of Compensation” for additional information, including a description of the goals and each executive’s achievements.

Our Peer Group and the Markets in Which We Compete

As one of several factors in considering approval of Integra’s compensation programs, the Committee compares Integra’s compensation programs and performance against those maintained by an approved peer group of companies. The compensation peer group, which is periodically reviewed and updated by the Committee, consists of companies that are similar in size (revenue and market capitalization) and in the same industry as Integra and with whom Integra may compete for executive talent.

In selecting peer companies, the Committee evaluates business comparability — in terms of complexity of products and manufacturing processes, number and variety of product lines, technical complexity, and global reach — as well as considering where Integra competes for executive talent and the size of the organizations in terms of revenue and market capitalization. In 2014, after reviewing all of the relevant criteria with Compensation Advisory Partners LLC, the Committee made the following changes to the Company’s peer group from 2013: (i) remove Zimmer Holdings, Inc. and (ii) add Intuitive Surgical, Inc. The revised peer group consists of the following companies:

Integra’s Peer Group
Alere Inc.	Invacare Corporation
C.R. Bard, Inc.	Masimo Corporation
CareFusion Corporation	NuVasive, Inc.
CONMED Corporation	Orthofix International
Edwards Lifesciences Corporation	ResMed Inc.
Greatbatch, Inc.	Symmetry Medical Inc.
Haemonetics Corporation	Teleflex Inc
Hill-Rom Holdings, Inc.	The Cooper Companies, Inc.
Hologic, Inc.	Thoratec Corporation
Intuitive Surgical, Inc.	Wright Medical Group, Inc.

We considered adding other industry-related companies but elected not to do so because we believe that their product portfolios are not comparably diversified.

Annual Review of Compensation

We make decisions regarding NEO compensation (salary increases, bonus payments and equity grants) in connection with our annual performance review process. The 2015 annual equity grants are based on the performance of the Company in 2014, the performance of individuals over the short- and long-term, market considerations, each respective executive’s long-term potential, and the Committee’s desire to provide adequate incentive to motivate the executive’s continued performance.

For fiscal year 2014, we completed our review process for our NEOs in February 2015 and made the equity awards in March 2015. Thus, pursuant to the SEC rules, the equity grants awarded to the NEOs in 2015 for 2014 performance do not appear in the Summary Compensation Table for 2014. The Company accounts for equity in accordance with FASB ASC Topic 718. We anticipate that we will adhere to a similar timetable for the annual reviews of performance and compensation for our NEOs in future years.

The following discussion sets forth the Committee’s actions for 2014 and, to the extent already taken, for certain 2015 items. See “Compensation of Executive Officers” and the tables and footnotes in that section for complete information.

Peter J. Arduini, President and Chief Executive Officer

In early 2014, the Committee and Mr. Arduini established a series of financial and operational objectives for the 2015 year. At the beginning of 2015, the Committee conducted a formal review of Integra’s performance and Mr. Arduini’s 2014 performance with a focus on these key financial and other quantitative metrics as well as important qualitative objectives. This assessment of performance in 2014 and over the long-term, along with a review of competitive compensation as well as his specific accomplishments as described below, served as the basis for decisions regarding Mr. Arduini’s compensation.

Performance Highlights Include the Following:

In 2014, under Mr. Arduini’s leadership as President and CEO, Integra executed and delivered on key strategic, operational, and talent management priorities. Mr. Arduini managed the business well, increased value for stockholders, improved the overall infrastructure of the Company, focused the Company’s portfolio and resources on select markets, and defined plans for and showed early results of an accelerating growth portfolio. The Committee considered the following accomplishments in rendering its assessment:

•

One-year total return to stockholders for 2014 was 13.7% (compared to 16.3% for our peer group) and three-year total return to stockholders for 2012, 2013 and 2014 was 75.9% (compared to 71.0% for our peer group);

•

Created a simplified, two-division global structure, with a greater focus on international presence, and aligned our resources to our divisions, increasing our ability to make faster decisions and to leverage our cost base;

•

Announced plans to spin-off our spine business, which we believe will create value by allowing both companies, Integra and the new SeaSpine, to drive better results and grow faster with a greater focus on their respective markets;

•

Closed three acquisitions in 2014, deepening and strengthening our product portfolios — DuraSeal, a strategic product line for our neurosurgery portfolio and the largest transaction in Integra’s history; MicroFrance and Xomed, which gives us a stronghold in surgical instrumentation for ear, nose and throat and strengthens our international presence; and Metasurg, which enhances our lower extremity portfolio and provides us with another regenerative technology;

•	Exceeded 2014 financial objectives for U.S. Neurosurgery revenue growth, adjusted gross margin and free cash flow conversion;

•	Improved our organic revenue growth profile during 2014 with a number of new product launches, increasing channel focus and better execution;

•	Increased our borrowing capacity from $600 million to $900 million through an amended credit facility with terms extended through 2019;

•	Outlined a series of strategic initiatives for 2015 designed to support future growth, focusing on

•	completing the spin-off of the Company’s spine business,

•	integrating the two-divisional global structure,

•	improving profit margins,

•	accelerating organic growth through investment in channel strategy, international expansion and new products and clinical programs, and

•	pursuing strategic M&A in the wound care, extremities and specialty surgical markets;

•

Increased our clinical and product development capabilities to support the Company’s growth longer term with the creation of the new Chief Scientific Office, which allows us to better prioritize and balance the needs of near- and long- term product development and clinical programs;

•

Advanced our diabetic foot ulcer strategy, for which we completed the Premarket Approval Supplement application to the FDA in 2015, and remain on track to publish clinical study results in a peer-reviewed journal later in 2015, and ultimately initiate a U.S. commercial launch in 2016, potentially opening up another large, new market;

•	Introduced our reverse shoulder, completing our shoulder portfolio and entered the Company into a new $700 million market; and

•	The Committee also considered his leadership and key talent hires made during 2014, as well as his key achievements relating to strategy, employee development, and process improvement.

Based on all of the above achievements, which enabled the Company to substantially achieve or exceed its financial targets and position the Company for growth, the Committee approved compensation actions for Mr. Arduini as follows:

Base Salary

•	2014: An increase in base salary of $24,300 or 3% to $834,300 effective April 1, 2014 (Integra’s global salary increase effective date) to reflect Mr. Arduini’s performance in 2013.

•	2015: An increase in base salary of $25,029 or 3% to $859,329 effective April 1, 2015 (Integra’s global salary increase effective date) as a result of Mr. Arduini’s accomplishments discussed above.

Annual Cash Incentive

•	Mr. Arduini’s employment agreement provides for a target bonus opportunity of 110% of base salary in 2014.

•	For 2014, the Committee determined to award Mr. Arduini a cash bonus of $1,126,907, approximately 123% of target, paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

The Company’s philosophy is to tie a significant portion of annual equity awards to performance. The Committee and management consider non-qualified stock options and PSUs as performance-based equity and have granted Mr. Arduini 80% of his annual equity award in performance-based equity in each of the past three years (50% PSUs and 30% non-qualified stock options).

•

2014 Annual Grant: Based on Mr. Arduini’s short-and long-term performance taking 2013 into account, retention, and market considerations, the Committee approved a grant of $3,500,000, which was granted in March 2014, allocated as follows: (i) 20% in the form of restricted stock units (15,083 shares of restricted stock units) with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options (56,727 shares of non-qualified stock options); and (iii) 50% in the form of PSUs (37,708 shares of PSUs) with a three-year performance period (revenue growth goals). The value of the March 2014 equity grant aligns with the median of the peer group and emphasizes the importance of aligning CEO compensation with stockholder interests and rewards Mr. Arduini for significant accomplishments the Company made under his leadership.

•

The underlying shares for the restricted stock unit grants in 2014 will be deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. No vesting of the PSUs granted in 2013 has yet occurred in 2014 because the Company did not achieve the pre-established revenue growth performance goal.

•

2015 Annual Grant: Based on Mr. Arduini’s short-and long-term performance taking 2014 into account, retention, and market considerations, the Committee approved a grant of $4,000,000, which was granted in March 2015, allocated as follows: (i) 20% in the form of restricted stock units (12,883 shares of restricted stock units) with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options (59,791 shares of non-qualified stock options); and (iii) 50% in the form of PSUs (32,207 shares of PSUs) with a three-year performance period (revenue growth goals). The value of the March 2015 equity grant and resulting total direct compensation falls between the median and the 75th percentile of the peer group and emphasizes the importance of aligning CEO compensation with stockholder interests and rewards Mr. Arduini for significant accomplishments the Company made under his leadership.

•

The underlying shares for the restricted stock unit grants in 2015 will be deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. Vesting of the following PSU grants occurred in 2015 because the Company achieved the pre-established revenue growth performance goal which covers performance period 2014:

•	March 2013 PSU grant — second performance period

•	Another March 2013 PSU grant — second performance period (with a deferral feature similar to his grants of restricted stock units)

•	March 2014 PSU grant — first performance period

Mr. Arduini’s Compensation for 2014

The Company’s overall approach to Mr. Arduini’s compensation is consistent with the Company’s compensation philosophy in rewarding his strong leadership and individual performance, which is highlighted by his accomplishments as stated above, while, at the same time, providing Mr. Arduini with significant equity incentives so as to further ensure his alignment with the interests of the stockholders (a significant portion of Mr. Arduini’s compensation has a deferral feature pursuant to which Mr. Arduini will not receive the applicable shares of Integra stock until thirty days after the six-month period following his departure from the Company). The Committee determined that the Company substantially achieved or exceeded its financial targets and positioned the Company for future growth under Mr. Arduini’s leadership in 2014. Accordingly, in 2015 the Company awarded Mr. Arduini a market competitive compensation package, substantially in the form of performance-based equity (80%).

Mr. Arduini’s reported total compensation increased from approximately $3.0 million in 2013 to approximately $5.5 million in 2014, as illustrated in the Summary Compensation Table as well as the table below. The reasons for such a substantial increase in total compensation was primarily the result of the fact that (i) Mr. Arduini earned a cash incentive payment for 2014 performance (which he did not earn for 2013 performance) and (ii) the Committee wanted to ensure that Mr. Arduini’s total compensation opportunities remained competitive with the market, and to recognize his performance in 2014. As a result, the Committee awarded him a $4,000,000 equity grant which was granted in March 2015. In addition, the Committee approved a 3% base salary increase for 2015. For 2013, 2014 and 2015, a substantial majority of his compensation is at risk and dependent upon future performance (80% of his 2013, 2014 and 2015 equity grants are performance-based). The following chart outlines the breakdown of Mr. Arduini’s compensation for 2013 and 2014 as shown in the Summary Compensation Table, as well as his compensation received in March 2015 for his 2014 performance.

Glenn G. Coleman, Corporate Vice President and Chief Financial Officer

Mr. Coleman commenced his employment, as Corporate Vice President and Chief Financial Officer, with the Company on May 2, 2014. Beginning for performance year 2014, Mr. Coleman was eligible for an annual cash bonus targeted at 50% of annual base salary and for an annual equity award targeted at 100% of annual base salary, based on the Company achieving its performance targets and achievement of individual performance objectives determined by the CEO and approved by the Committee.

The Committee considered Mr. Coleman’s performance against his objectives and overall contribution since his commencement with the Company. The Committee noted the 2014 financial performance of the Company and its significant improvement on all of its key financial metrics as well as Mr. Coleman’s leadership during the budgeting process, his assessment and re-alignment of the Finance Organization, his quick grasping of the Company and its businesses, his rapid building of relationships with the investor community and his financial acumen in helping guide the Company more toward industry benchmarks on key financial metrics and toward substantially achieving or exceeding its financial targets.

Based on Mr. Coleman’s accomplishments, as outlined above, the Committee’s actions for 2014 include:

Base Salary: Pursuant to an offer letter entered into between Mr. Coleman and the Company on April 29, 2014 (the “Coleman Offer Letter”), Mr. Coleman’s annual base salary was set at $450,000 as of his start date of May 2, 2014. For his 2014 performance, the Committee increased Mr. Coleman’s salary by 3.1% to $ 464,000 effective April 1, 2015.

Annual Cash Incentive: Pursuant to the Coleman Offer Letter, Mr. Coleman had a target bonus opportunity of 50% of his base salary for performance year 2014 (pro-rated based on his commencement date in 2014). For 2014, the Committee determined to award Mr. Coleman a cash bonus of $190,000, 126% of target (pro-rated), paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

One-Time Sign-On Cash Incentive: Pursuant to the Coleman Offer Letter, Mr. Coleman received a one-time cash signing bonus of $250,000 paid out in May 2014 in consideration for forfeiting his potential cash bonus for 2014 performance at his prior employer.

Long-Term Equity Incentive:

•

May 2014: Pursuant to the Coleman Offer Letter, Mr. Coleman received a one-time equity award signing bonus granted in May 2014 valued at $1,400,000 in consideration for his unvested equity and pension benefits that were forfeited at his prior employer. This equity award was delivered as (i) 20% in the form of restricted stock (6,241 shares of restricted stock); (ii) 30% in the form of non-qualified stock options (24,264 shares of non-qualified stock options); and (iii) 50% in the form of PSUs (15,601 shares of PSUs). The first 25% of the $1,400,000 sign-on equity award vested on January 31, 2015 for the restricted stock and non-qualified stock options component and on February 18, 2015 for the PSUs component. The remaining shares will vest in three equal annual installments on May 2, 2016, May 2, 2017 and May 2, 2018. The PSUs for the first 25% of the sign-on equity awards vested based on the achievement of the performance goals covering the 2014 performance period. The remaining PSUs will vest contingent on the achievement of certain performance goals covering the 2015-2017 performance period.

•

March 2015: Pursuant to the Coleman Offer Letter and based on Mr. Coleman’s 2014 performance and market considerations, the Committee approved a grant of $475,000, which was granted in March 2015, allocated as follows: (i) approximately 20% in the form of restricted stock (1,530 shares of restricted stock) with annual vesting over three years; (ii) approximately 30% in the form of non-qualified stock options (7,101 shares of non-qualified stock options) with annual vesting over three years; and (iii) approximately 50% in the form of PSUs (3,825 shares of PSUs) with a three-year performance period (revenue growth goals).

•	Vesting of the first 25% of the May 2014 PSU grant occurred in February 2015 because the Company achieved the pre-established revenue growth performance goal which covers performance period 2014.

•	Other: Mr. Coleman does not have an employment agreement with the Company.

Robert T. Davis, Jr., Corporate Vice President and President — Specialty Surgical Solutions

Mr. Davis had an outstanding year in 2014, highlighted by the following: (i) leading our U.S. Neurosurgery business to record revenues in 2014, (ii) spearheading the successful integration of the acquisition of the Confluent Surgical business and its Duraseal product line, Integra’s largest acquisition to date, and exceeding sales targets, (iii) leading the combination of our global Neurosurgery and Instruments businesses into our Specialty Surgical Solutions Division, significantly increasing his responsibilities, (iv) introducing new selling methodologies, and other processes to help further streamline our Specialty Surgical Solutions business, and (v) executing the successful launch of our latest neuro critical care monitor, the Integra® Camino® Intracranial Pressure Monitor, which exceeded our sale targets.

Base Salary: The Committee increased Mr. Davis’ base salary by 3.1% to $347,500 effective April 1, 2014 for his 2013 performance. In addition, based on 2014 performance, the Committee increased his salary for 2015 by 11.5%, to $387,500 effective April 1, 2015.

Annual Cash Incentive: Mr. Davis had a target bonus opportunity of 38% of his base salary for performance year 2014. For 2014, the Committee determined to award Mr. Davis a cash bonus of $175,000, 132.5% of target, paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2014: $278,025 grant delivered as follows: (i) 50% in the form of restricted stock (2,996 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of PSUs (2,996 shares of PSUs) with a three-year performance period (based on the achievement of revenue growth goals) based on retention purposes as well as the desire to motivate Mr. Davis to improve the Company’s performance.

•

March 2015: $315,000 grant delivered as follows: (i) approximately $130,313 in the form of restricted stock (2,099 shares of restricted stock) with annual vesting over three years; (ii) an equal dollar amount of approximately $130,313 in the form of PSUs (2,099 shares of PSUs) with a three-year performance period (based on the achievement of revenue growth goals); and (iii) an additional award of approximately $54,375 in the form of non-qualified stock options (2,710 shares of non-qualified stock options) with annual vesting over four years based on retention purposes as well as the desire to motivate Mr. Davis to improve the Company’s performance.

•	Vesting of the following PSU grants occurred in 2015 because the Company achieved the pre-established revenue growth performance goal which covers performance period 2014:

•	March 2013 PSU grant — second performance period

•	March 2014 PSU grant — first performance period

Other: In February 2014, the Committee approved $100,000 of relocation benefits for Mr. Davis in consideration for his relocation closer to the Company’s corporate office. Given the nature and level of his role and responsibilities within the Company and in anticipation of expanding his responsibilities, the Committee believed it was important to provide such benefits to Mr. Davis so that he could live in proximity to the corporate headquarters.

Richard D. Gorelick, Corporate Vice President, General Counsel, Administration and Secretary

Mr. Gorelick is the General Counsel and Corporate Secretary and manages the Law Department, Environmental, Health and Safety, and Corporate Communications. In assessing his performance, the Committee considered Mr. Gorelick’s leadership role in the Company’s response to the investigation by the United States Attorney’s Office for the District of New Jersey, his role in helping the Company amend its credit agreement, his role in helping plan for the spinoff of the Company’s spine business, his role in the creation of a Compliance Department, managing litigation and employment law matters and continued development of law department members. Based on his contributions in these areas, the Committee approved the following compensation actions:

Base Salary: The Committee increased Mr. Gorelick’s base salary by 2% to $366,188 effective April 1, 2014 for 2013 performance. For his 2014 performance, the Committee increased Mr. Gorelick’s salary by 3%, to $377,188 effective April 1, 2015.

Annual Cash Incentive: Mr. Gorelick had a target bonus opportunity of 35% of his base salary for performance year 2014. For 2014, the Committee determined to award Mr. Gorelick a cash bonus of $141,000, 110% of target, paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2014: The Committee granted equity compensation valued at $251,257, delivered as follows: (i) 50% in the form of restricted stock (2,707 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of PSUs (2,707 shares of PSUs) with a three-year performance period (based on the achievement of revenue growth goals) based on retention purposes as well as the desire to motivate Mr. Gorelick to improve the Company’s performance.

•

March 2015: The Committee granted equity compensation valued at $190,000, delivered as follows: (i) approximately $82,392 in the form of restricted stock (1,327 shares of restricted stock) with annual vesting over three years; (ii) an equal dollar amount of approximately $82,392 in the form of PSUs (1,327 shares of PSUs) with a three-year performance period (based on the achievement of revenue growth goals); and (iii) an additional award of approximately $25,215 in the form of non-qualified stock options (1,257 shares of non-qualified stock options) with annual vesting over four years based on retention purposes as well as the desire to motivate Mr. Gorelick to improve the Company’s performance.

•	Vesting of the following PSU grants occurred in 2015 because the Company achieved the pre-established revenue growth performance goal which covers performance period 2014:

•	March 2013 PSU grant — second performance period

•	March 2014 PSU grant — first performance period

John Mooradian, Corporate Vice President, Global Operations and Supply Chain

Mr. Mooradian’s responsibilities include global manufacturing and supply chain. In assessing his performance, the Committee considered (i) Mr. Mooradian’s role in aligning the Company’s Operations group with our new two-division structure, (ii) his leadership in reducing our manufacturing footprint and beginning to create centers of excellence, (iii) his oversight in the completion of our new collagen manufacturing center and the implementation of cost savings initiatives that helped drive improvement in adjusted gross margins, and (iv) his participation in the completion of the remediation program in our Añasco, Puerto Rico facility, which resulted in the removal of its warning letter. Based on his contributions in these areas, the Committee approved the following compensation actions.

Base Salary: The Committee increased Mr. Mooradian’s base salary by 3.1% to $366,000 effective April 1, 2014 for 2013 performance. For his 2014 performance, the Committee increased Mr. Mooradian’s salary by 2.3%, to $374,500 effective April 1, 2015.

Annual Cash Incentive: Mr. Mooradian had a target bonus opportunity of 35% of his base salary for performance year 2014. For 2014, the Committee determined to award Mr. Mooradian a cash bonus of $140,000, approximately 109% of target, paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2014: The Committee granted equity compensation valued at $248,500, delivered as follows: (i) 50% in the form of restricted stock (2,678 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of PSUs (2,678 shares of PSUs) with a three-year performance period (based on the achievement of revenue growth goals) based on retention purposes as well as the desire to motivate Mr. Mooradian to improve the Company’s performance.

•

March 2015: The Committee granted equity compensation valued at $175,000, delivered as follows: (i) $73,200 in the form of restricted stock (1,179 shares of restricted stock) with annual vesting over three years; (ii) an equal dollar amount of $73,200 in the form of PSUs (1,179 shares of PSUs) with a three-year performance period (based on the achievement of revenue growth goals); and (iii) an additional award of

$28,600 in the form of non-qualified stock options (1,426 shares of non-qualified stock options) with annual vesting over four years based on retention purposes as well as the desire to motivate Mr. Mooradian to improve the Company’s performance.

•	Vesting of the following PSU grants occurred in 2015 because the Company achieved the pre-established revenue growth performance goal which covers performance period 2014:

•	March 2013 PSU grant — second performance period

•	March 2014 PSU grant — first performance period

John B. Henneman III, Former Corporate Vice President, Finance and Administration and Chief Financial Officer

On May 20, 2014, Mr. Henneman entered into the Second Amended and Restated 2005 Employment Agreement with the Company (the “Henneman Employment Agreement”). Under the Henneman Employment Agreement, Mr. Henneman’s employment with the Company terminated on September 30, 2014.

The Committee considered Mr. Henneman’s performance against objectives and overall contribution to the Company up to his last day of employment with the Company on September 30, 2014 in rendering its assessment. The Committee noted Mr. Henneman’s long and distinguished tenure over the course of more than fifteen years at Integra, first serving as its first General Counsel, then as Chief Administrative Officer and culminating in his promotion to Chief Financial Officer in 2007. During Mr. Henneman’s tenure, the Company grew from $18 million in revenue when he started in 1998 to $928 million in revenue at the end of 2014. Mr. Henneman led or participated in over forty acquisitions and led the Company’s completion of nearly $1 billion in equity and debt financings. At various times, he oversaw the Finance, Law, Human Resources, Quality, Regulatory and Information Systems Departments and the Instruments Division. In 2014, he contributed to the Company’s strategy regarding the spin-off of the Company’s spine business, the hiring and onboarding of Mr. Coleman, and the divisional restructuring of the Company.

The Committee’s actions for 2014 include:

Base Salary: The Committee increased Mr. Henneman’s salary for 2013 performance by 2%, to $561,000 effective April 1, 2014. Mr. Henneman earned this salary through the date of his retirement with the Company on September 30, 2014.

Annual Cash Incentive: Pursuant to the Henneman Employment Agreement, Mr. Henneman had a target bonus opportunity of 90% of his base salary for performance year 2014 (pro-rated based on his time employed with the Company in 2014). For 2014, the Committee determined to award Mr. Henneman a cash bonus of $378,675, 100% of target (pro-rated), paid in March 2015 for 2014 performance pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2014: $1,500,000 grant delivered as follows: (i) 50% in the form of restricted stock (16,107 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of PSUs (16,107 shares of PSUs) with a three-year performance period (based on the achievement of revenue growth goals) based on the desire to motivate Mr. Henneman to improve the Company’s performance.

One-Time Cash Severance: Pursuant to the Henneman Employment Agreement, in October 2014, Mr. Henneman received $1,065,900 in cash, representing the sum of Mr. Henneman’s annual base salary and his 2014 target bonus, for a without “cause” termination to facilitate executive succession planning upon the expiration of the term of the Henneman Employment Agreement on September 30, 2014. Mr. Henneman is also subject to a twelve month non-compete provision pursuant to the Henneman Employment Agreement.

Other: Mr. Henneman’s employment agreement was amended and restated in May 2014. Please see details under “2014 Employment Agreement and Severance Agreement Matters.”

Robert D. Paltridge, Former Corporate Vice President and President of Advanced Wound Care

On July 7, 2014, Mr. Paltridge entered into an agreement and general release (the “Paltridge Agreement”) with the Company at the conclusion of his employment. Upon reaching this agreement with Mr. Paltridge, the Committee considered Mr. Paltridge’s almost twenty-year tenure with the Company, his leadership in the commencement of the Company’s Neurosurgery business, his having served as President of the Neurosurgery division, and his leadership in the formation of the Extremities Reconstruction Division in 2005 and his tenure in that division, where he oversaw significant growth. Based on his contributions in these areas, the Committee approved the following compensation actions.

Base Salary: The Committee increased Mr. Paltridge’s salary for 2014 for 2013 performance by 1.5%, to $335,965 effective April 1, 2014. Mr. Paltridge earned this salary through his last day of employment with the Company on July 7, 2014.

Long-Term Equity Incentive:

•

March 2014: The Committee granted equity compensation valued at $208,567 in March 2014 based on performance and market considerations, and was delivered as: (i) 50% in the form of restricted stock (2,247 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of PSUs (2,247 shares of PSUs) with a three year performance period (based on the achievement of revenue growth goals).

•	Pursuant to the Paltridge Agreement, all of Mr. Paltridge’s outstanding unvested equity awards were forfeited including the March 2013 and March 2014 PSU grants.

One-Time Cash Severance: Pursuant to the Paltridge Agreement, in July 2014, Mr. Paltridge received $750,000 in cash, representing a without “cause” termination subject to a twelve month non-compete provision.

Other: Mr. Paltridge’s Agreement was entered into with the Company on July 7, 2014. Please see details under “2014 Employment Agreement and Severance Agreement Matters.”

Oversight and Authority over Executive Compensation

Role of the Compensation Committee and its Adviser

The Committee oversees and provides strategic direction to management regarding Integra’s compensation for NEOs. It determines the compensation of the CEO, and reviews and approves the compensation of the remaining NEOs.

Each Committee member is an independent non-employee director with experience in executive compensation matters.

Since 2006, the Committee has retained Towers Watson as a consultant on executive compensation matters. Towers Watson provides analyses and recommendations that inform the Committee’s decisions, evaluates market data compiled by management’s consultants, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the Committee related to executive compensation, and works with the Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.

Pursuant to SEC rules, the Committee has reviewed the SEC independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent Towers Watson from independently representing the Committee. In 2014, Towers Watson provided consulting services only to the Committee.

Towers Watson periodically meets with the Committee chair and the Committee in Executive Session outside the presence of management.

The Committee met ten times in 2014; the Committee also meets periodically in an executive session. The Committee’s independent advisers participated in several of the Committee’s meetings and, when requested by the Committee chair, in the preparatory meetings.

Role of Chief Executive Officer and Management in Executive Compensation

Our CEO provides significant input on the compensation for his direct reports and other NEOs — beginning with an annual review of performance — including merit increases, cash incentive payments, and long-term equity incentive awards. In addition, he attends meetings of the Committee, except when the Committee meets in executive session without the CEO present, to discuss the CEO’s performance and compensation. As discussed under “Annual Review of Compensation,” the Committee approves the compensation of the NEOs, taking into consideration the recommendations of our CEO.

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The Chief Human Resources Officer (CHRO) and members of Integra’s human resources organization, together with members of the finance and legal organizations, work with the CEO to assist the Committee in designing and developing compensation programs, to recommend changes to existing plans and programs applicable to NEOs and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Committee in making its decisions, to recommend compensation actions for NEOs other than the CEO and, ultimately, to implement the decisions of the Committee.

During 2014, the Company engaged Compensation Advisory Partners LLC (“CAP”) as the Company’s compensation consultant. CAP worked with the CHRO and her team to develop market data and to assist in the design and development of Integra’s 2015 executive compensation programs for submission to the Committee and the Committee’s compensation consultant for the Committee’s consideration.

Tax and Accounting Matters

Tax

Section 162(m) limits the deductibility of compensation paid to the CEO and certain NEOs (other than the CFO) to $1,000,000 per year unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). Although the Company maintains plans that are intended to permit the award of deductible compensation under Section 162(m), the Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts with the intention of preserving the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives.

The Committee also endeavors to structure NEO compensation in a manner that is either compliant with, or exempt from the application of Section 409A of the Internal Revenue Code, the provisions of which may impose additional taxes to employees.

Accounting

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including non-qualified stock options, restricted stock, restricted stock units, PSUs and other forms of equity compensation). The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Although the Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation and retention of executive talent rather than the Internal Revenue Code or accounting requirements.

Post-Employment Arrangements

In 2014, we entered into amended and restated employment agreements with our President and Chief Executive Officer and our former Chief Financial Officer. The amended and restated employment agreements provide for payments if we were to terminate them other than for “Cause” or if the executive were to terminate his employment for “Good Reason” (each, as defined in the applicable amended and restated employment agreement), and provide for additional payments if the executive’s employment is terminated under these circumstances following a change in control.

In May 2014, we entered into change in control severance agreements with Messrs. Coleman, Davis, Gorelick, and Mooradian that expired December 31, 2014 (the “Change in Control Severance Agreements”). The Change in Control Severance Agreements provided for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or for by the executive for “good reason,” in either case, on or within one year following a “change in control” of the Company (each, as defined in the Change in Control Severance Agreements). Thereafter, the Company entered into new change in control severance agreements in January 2015 for Messrs. Coleman, Davis, Gorelick and Mooradian providing for the same payment of severance and other benefits as stated in the expired Change in Control Severance Agreements. These new change in control severance agreements do not provide for any excise tax gross-ups and have double-trigger accelerated equity vesting. These new change in control severance agreements will expire January 2016.

In July 2014, the Company entered into the Paltridge Agreement with Mr. Paltridge pursuant to his termination of employment with the Company providing for cash severance and other benefits.

Details of the severance provisions are described in “Potential Payments Upon Termination of Change in Control.” See “Employment Agreements and Severance Agreement Matters” for additional information.

Employment Agreement and Severance Agreement Matters

Peter J. Arduini

The Company initially determined to enter into an employment agreement with Mr. Arduini in order to recruit him from a highly compensated, senior position at Baxter International, a global medical device company with almost $14 billion in annual revenues in 2011, to induce him to relocate his family, to provide some security commensurate with the risks undertaken in such a considerable career and geographic move, and to provide him with appropriate incentives to help the Company grow. The Company amended that agreement upon Mr. Arduini’s succession to President and Chief Executive Officer to provide him with an appropriate blend of incentives and severance payments to reflect his greater responsibilities and address the risks undertaken with such a position. The Company then amended and restated Mr. Arduini’s employment agreement, as it was set to expire December 31, 2014, for retention purposes as well as the desire to motivate Mr. Arduini to improve the Company’s performance and continue to position Integra for future growth.

The terms of the amended and restated employment agreement, effective June 2014, are described below.

On June 16, 2014, the Company entered into the Second Amended and Restated Employment Agreement with Mr. Arduini (the “Arduini Agreement”). The Arduini Agreement is effective June 16, 2014, and amends and restates the Amended and Restated Employment Agreement between the Company and Mr. Arduini, dated December 20, 2011, that was scheduled to expire on December 31, 2014.

Unless earlier terminated, the term of the Arduini Agreement will terminate on December 31, 2017. In the event that a change in control of the Company occurs prior to the expiration of the term, the employment period will instead continue through the later of December 31, 2017, or the second anniversary of the consummation of the change in control.

Under the Arduini Agreement, Mr. Arduini is entitled to receive an annual base salary of $834,300, and he remains eligible for an annual bonus opportunity targeted at 110% of his annual base salary. Mr. Arduini’s bonus opportunity will range from 50% of his annual base salary (if threshold performance goals are achieved) to a maximum of 200% of his annual base salary. Mr. Arduini’s base salary is subject to annual review and may be increased in the discretion of the Company. The Arduini Agreement eliminates the target annual base salary increase that was provided in Mr. Arduini’s prior employment agreement.

The Arduini Agreement provides that Mr. Arduini is eligible to receive a discretionary annual equity award, with the amount, form and mix of such award to be determined by the Committee in its discretion after giving consideration to annual equity-based awards granted to chief executive officers in the Company’s peer group. The Arduini Agreement also provides that each current and future equity award held by Mr. Arduini that provides for double trigger accelerated vesting will provide for accelerated vesting upon a qualifying termination that occurs on or within 24 months following a change in control. In addition, Mr. Arduini’s non-qualified stock options will remain exercisable for up to two years following a qualifying termination or such longer period of time provided in the applicable option agreement.

The Arduini Agreement contains non-compete and non-solicitation covenants that extend for 18 months following a termination of Mr. Arduini’s employment (or 12 months in the event of a termination due to the expiration of the employment term). Further, the Company will reimburse Mr. Arduini for up to $15,000 in legal fees and expenses incurred in connection with the drafting, review and negotiation of the Arduini Agreement.

Under the Arduini Agreement, if Mr. Arduini’s employment is terminated outside the context of a change in control by the Company other than “cause,” death or “disability,” or by Mr. Arduini for “good reason” (each, as defined in the Arduini Agreement), then, in addition to accrued amounts, Mr. Arduini will be entitled to the following payments and benefits:

•	A lump sum payment equal to 2.99 times Mr. Arduini’s annual base salary;

•	Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents for up to eighteen months after his termination date; and

•	Company-paid life and disability insurance premiums for Mr. Arduini for up to eighteen months after his termination date.

If Mr. Arduini’s employment is terminated by the Company within twenty-four months following a change in control by the Company other than cause, death or disability, or by Mr. Arduini for good reason, then Mr. Arduini will be entitled to receive the same payments and benefits as in the non-change in control context, except: (i) the lump sum cash payment will instead equal 2.99 times the sum of Mr. Arduini’s annual base salary and target bonus and (ii) Mr. Arduini will receive a pro-rata portion of his annual bonus for the year of termination, determined based on actual performance.

If Mr. Arduini’s employment is terminated due to his death, then his estate will receive (i) a lump sum cash payment equal to Mr. Arduini’s annual base salary, and (ii) Company-subsidized healthcare continuation coverage for up to twelve months after his termination date.

Mr. Arduini’s right to receive the severance payments pursuant to the Arduini Agreement (other than upon his death) is contingent on Mr. Arduini’s executing a general release of claims against the Company (provided that the Company also executes a general release of claims against Mr. Arduini). In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments

John B. Henneman, III

We have entered into a series of employment agreements and/or amendments with Mr. Henneman since the inception of his employment with the Company in 1998 (when he began his career here as Vice President and General Counsel). Prior to joining the Company, Mr. Henneman was elected to the partnership of Latham & Watkins LLP and the general counsel and then chief executive officer of a publicly held medical device company. Based on the breadth and depth of his experience, his other career possibilities, the desire to motivate him to help grow the Company profitably and retention, the Company continued its practice of entering into employment agreements with Mr. Henneman, with the result that the Company has grown and increased its profitability during his tenure.

On May 20, 2014, the Company and Mr. Henneman entered into the Henneman Employment Agreement in anticipation of his separation from the Company in order to facilitate executive succession planning and to clarify his remuneration at such time. The Henneman Employment Agreement is effective as of May 2, 2014 and amends and restates the Amended and Restated 2005 Employment Agreement between the Company and Mr. Henneman, as amended. Under the Henneman Employment Agreement, Mr. Henneman’s employment with the Company terminated on September 30, 2014.

The Henneman Employment Agreement provided for (i) an annual base salary of $561,000 and (ii) the opportunity to earn a 2014 annual performance bonus targeted at an amount equal to 90% of Mr. Henneman’s annual base salary, a pro-rated performance bonus based on time employed during the Company’s 2014 fiscal year, (each of which remain unchanged from Mr. Henneman’s previous arrangement). Mr. Henneman was also entitled under the Henneman Employment Agreement to participate in benefit plans, and the Henneman Employment Agreement contains a covenant not to compete clause.

The Henneman Employment Agreement also provided, effective as of May 23, 2014, for the full accelerated vesting of each outstanding time-vesting restricted stock award held by Mr. Henneman. In addition, with respect to each outstanding performance stock award held by Mr. Henneman, any employment or continued service requirements will be deemed satisfied on that date, and the awards will remain outstanding and eligible to vest in accordance with the terms and conditions (other than continued service/employment conditions) set forth in the applicable award agreement.

Under the Henneman Employment Agreement, because Mr. Henneman’s employment had terminated outside the context of a “change in control” by the Company without “cause,” by Mr. Henneman for “good reason,” upon the expiration of the term of the Henneman Employment Agreement, or due to Mr. Henneman’s death or “disability” (each, as defined in the Henneman Employment Agreement), then, in addition to accrued amounts, Mr. Henneman was entitled to the following payments and benefits following his separation from the Company:

•	A lump sum payment equal to $1,065,900 (which represents the sum of Mr. Henneman’s annual base salary and 2014 target bonus);

•	Company-subsidized healthcare continuation coverage for Mr. Henneman and his dependents for up to twelve months; and

•	Company-paid life and disability insurance premiums for Mr. Henneman for up to twelve months.

In addition, had (i) the Company enter into a “definitive agreement” (as defined in the Henneman Employment Agreement) with respect to a change in control transaction prior to Mr. Henneman’s termination; (ii) Mr. Henneman’s employment terminate by the Company without cause, by Mr. Henneman for good reason, or upon the expiration of the term of the Henneman Employment Agreement, in each case, after the definitive agreement is entered into but prior to or on the change in control; and (iii) a change in control occur within twelve months following the date of the definitive agreement, then Mr. Henneman would have been entitled to an additional amount equal to 1.99 times the sum of Mr. Henneman’s annual base salary and his target bonus.

In addition, had Mr. Henneman’s employment terminate by the Company within twelve months after a change in control without cause, by Mr. Henneman for good reason, or upon the expiration of the term of the Henneman Employment Agreement, then Mr. Henneman would have been entitled to receive the same payments and benefits as in the non-change in control context, except (i) the lump sum cash payment would have equaled to 2.99 times the sum of Mr. Henneman’s annual base salary and target bonus; (ii) the Company-subsidized healthcare continuation coverage and Company-paid life and disability insurance premiums would have continued until no later than December 19 of the year following the year of his termination; and (iii) Mr. Henneman would have also been entitled to reimbursement of all reasonable legal fees and expenses incurred during his lifetime (and for a period following his death) as a result of such termination. These severance payments and benefits are consistent with the terms of the Mr. Henneman’s prior employment Agreement.

Change in Control Severance Agreements for Other Executive Officers

In May 2014, the Company entered into Change in Control Severance Agreements with Messrs. Coleman, Davis, Gorelick and Mooradian in order to keep such executives engaged both before and during any possible impending deals or transactions, as well as the need for continuity in management after any potential change in control. Each Change in Control Severance Agreement provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or for by the executive for “good reason,” in either case, on or within one year following a “change in control” of the Company (each, as defined in the Change in Control Severance Agreements). In the event of a qualifying termination, the Change in Control Severance Agreements provide for:

•	a lump sum payment equal to 1.5 times the sum of the executive’s annual base salary and target cash bonus;

•	a lump sum payment equal to a pro rata portion of the executive’s target cash bonus for the partial fiscal year in which the termination occurs;

•	Company-subsidized COBRA premium payments for up to eighteen months following the termination date; and

•	Company-paid outplacement services for up to twelve months following the termination date.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company.

In addition, under the Change in Control Severance Agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

The term of each Change in Control Severance Agreement expired on December 31, 2014. However, upon the occurrence of a change in control, the term would have automatically been extended until the one-year anniversary of the date on which the change in control occurred. In addition, if the executive incurred a qualifying termination during the term of this Agreement, the term would automatically been further extended until each party’s rights and obligations were fully satisfied.

After the Change in Control Severance Agreements expired, the Company entered into new change in control severance agreements in January 2015 for Messrs. Coleman, Davis, Gorelick and Mooradian providing for the same payment of severance and other benefits as stated in the expired Change in Control Severance Agreements. These new change in control severance agreements will expire January 2016.

Robert D. Paltridge Agreement and General Release

On July 7, 2014, the Company entered into the Paltridge Agreement with Mr. Paltridge in order to recognize his accomplishments during his tenure with the Company. Pursuant to the Paltridge Agreement, Mr. Paltridge’s last day of employment with the Company was on July 7, 2014.

Mr. Paltridge received the following payments and benefits under the Paltridge Agreement: (i) a lump sum cash payment equal to $750,000 and (ii) up to eighteen months of Company-subsidized continued healthcare benefits.

In addition, the Paltridge Agreement contains non-compete and non-solicitation covenants that extend for 12 months following Mr. Paltridge’s last day of employment on July 7, 2014.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated into our 2014 Annual Report on Form 10-K.

The Compensation Committee of the Board of Directors

KEITH BRADLEY (CHAIR) BARBARA B. HILL DONALD E. MOREL, JR.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation paid to our current President and Chief Executive Officer, our Chief Financial Officer, each of our three most highly compensated current executive officers based on total compensation earned during 2014, our former Chief Financial Officer, and one additional executive officer who did not serve as such at the end of 2014.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards(1) ($) (e)		Option Awards(2) ($) (f)		Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation(4) ($) (i)		Total ($) (j)

Peter J. Arduini	2014	827,758	—		2,450,031	(6)(7)	1,050,017	(7)(8)	1,126,907	—	23,295	(9)	5,478,008
President and Chief	2013	787,115	—		1,737,558	(10)	450,006	(11)	—	—	3,825		2,978,504
Executive Officer and Director(5)	2012	722,116	—		4,544,802	(12)	2,826,104	(13)	400,000	—	17,647	(14)	8,510,669

Glenn G. Coleman	2014	287,308	250,000	(16)	980,051	(17)	420,010	(18)	190,000	—	—		2,127,369
Corporate Vice President and
Chief Financial Officer(15)

Robert T. Davis, Jr	2014	344,673	—		278,089	(7)(20)	—		175,000	—	104,598	(21)	902,360
Corporate Vice President, President — Specialty Surgical Solutions(19)	2013	335,115	—		175,065	(22)	—		—	—	4,125		514,305

Richard D. Gorelick	2014	364,236	—		251,264	(7)(20)	—		141,000	—	4,125		760,625
Corporate Vice President,	2013	355,670	—		139,024	(24)	—		—	—	4,125		498,819
General Counsel, Administration and Secretary(23)	2012	345,231	—		180,026		—		138,720	—	4,125		668,102

John Mooradian	2014	363,038	—		248,572	(7)(20)	—		140,000	—	4,125		755,735
Corporate Vice President,	2013	353,654	—		110,057	(24)	—		—	—	4,125		467,836
Global Operations and Supply	2012	109,038	300,000	(26)	300,003		—		122,000	—	—		831,041
Chain(25)

John B. Henneman, III	2014	432,892	—		1,495,052	(7)(20)	—		378,675	—	1,074,420	(28)	3,381,039
Former Corporate Vice President,	2013	549,423	—		1,000,012	(24)	—		—	—	4,125		1,553,560
Finance and Administration, and Chief Financial Officer(27)	2012	530,289	—		2,196,928	(29)	—		275,000	—	4,125		3,006,342

Robert D. Paltridge	2014	180,860	—		208,567	(7)(20)	—		—	—	758,520	(31)	1,147,947
Former Corporate Vice President,	2013	327,964	—		125,051	(24)	—		—	—	4,125		457,140
President — Advanced Wound Care(30)	2012	318,635	—		195,307		—		130,000	—	4,125		648,067

(1)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 7, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	The amounts in column (g) reflect cash awards for 2014 earned pursuant to the terms of the Performance Incentive Compensation Plan. No awards were paid to the executives for 2013 pursuant to the Performance Incentive Compensation Plan. Cash awards for 2012 were earned as a discretionary bonus or pursuant to employment agreements. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(4)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by the Company under the Company’s 401(k) plan. The aggregate amount of perquisites and other personal benefits for each named executive officer except Mr. Arduini (for 2012 and 2013) was less than $10,000.

(5)	Mr. Arduini was appointed President and Chief Executive Officer, effective as of January 3, 2012. He served as President and Chief Operating Officer until January 3, 2012.

(6)	This amount reflects the aggregate grant date fair value of the following grants made pursuant to the Arduini Employment Agreement: (i) an award of contract stock/restricted units granted on March 24, 2014 as part of his 2013 annual equity award and (ii) an award of performance stock units granted on March 24, 2014 as part of his 2013 annual equity award.

(7)	The executive’s 2015 equity awards for 2014 performance are not reflected in the table because the Company granted the awards in 2015. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(8)	This amount reflects the aggregate grant date fair value of the following grant made pursuant to Mr. Arduini’s employment agreement: (i) a nonqualified stock option award granted to Mr. Arduini in March 2014 for his 2013 performance.

(9)	This amount consists of (a) $3,900 of Company matching contributions made to the Company’s 401(k) Plan (b) $15,000 for legal fees paid to the executive and (c) $4,395 for Company Sponsored Executive Physical Examination. The Company did not pay any tax gross ups in connection with the reimbursement of these expenses.

(10)	This amount reflects the aggregate grant date fair value of the following grants made pursuant to a letter agreement between Mr. Arduini and the Company: (i) an award of contract stock/restricted units granted on March 25, 2013 as part of his 2012 annual equity award, (ii) an award of performance stock units granted on March 25, 2013 as part of his 2012 annual equity award, (iii) an award of performance stock units granted on March 25, 2013 for his 2012 performance as part of his bonus for 2012 and (iv) a restricted stock award granted on March 25, 2013 as part of his bonus for 2012.

(11)	This amount reflects the aggregate grant date fair value of a nonqualified stock option award granted on March 25, 2013 to Mr. Arduini as part of his annual equity award for 2012.

(12)	This amount reflects the aggregate grant date fair value of the following grants made pursuant to the Arduini Employment Agreement: (i) an award of contract stock/restricted units granted in January 2012 in connection with Mr. Arduini’s promotion to Chief Executive Officer, (ii) an award of contract stock/restricted units granted in February 2012 to Mr. Arduini for his 2011 performance as part of his bonus for 2011 and (iii) an award of contract stock/restricted units granted on February, 21 2012 to Mr. Arduini for his 2011 performance.

(13)	This amount reflects the aggregate grant date fair value of the following grants made pursuant to Mr. Arduini’s employment agreement: (i) a nonqualified stock option award granted to Mr. Arduini in March 2012 in connection with his promotion to Chief Executive Officer and (ii) a nonqualified stock option award granted to Mr. Arduini in March 2012 for his 2011 performance.

(14)	This amount consists of (a) $3,750 of Company matching contributions made to the Company’s 401(k) Plan and (b) $13,897 for legal fees incurred in connection with the amendment of his employment agreement. The Company did not pay any tax gross up in connection with the payment of the legal fees.

(15)	Mr. Coleman was appointed Corporate Vice President and Chief Financial Officer on May 02, 2014.

(16)	The Company paid Mr. Coleman a hiring bonus of $250,000.

(17)	This amount reflects the aggregate grant date fair value of the following grants made to Mr. Coleman subject to the commencement of his employment on May 2, 2014 (i) a restricted stock award granted on May 2, 2014, and (ii) an award of performance stock units granted on May 2, 2014.

(18)	This amount reflects the aggregate grant date fair value of the following grant made subject to Mr. Coleman’s commencement of employment on May 2, 2014: (i) a nonqualified stock option award granted to Mr. Coleman in May 2014 in connection with his appointment as Corporate Vice President and Chief Financial Officer of the Company.

(19)	Mr. Davis was appointed Corporate Vice President, President — Specialty Surgical Solutions as of November 2014.

(20)	This amount reflects the aggregate grant date fair value of the following grants made on March 24, 2014 to the executive for his 2013 performance as part of his bonus for 2013: (i) an award of performance stock units and (ii) a restricted stock award.

(21)	This amount consists of (a) $4,125 of Company matching contributions made to the Company’s 401(k) Plan and (b) $100,473.08 for relocation expenses paid to the executive The Company did not pay any tax gross ups in connection with the reimbursement of these expenses.

(22)	This amount reflects the aggregate grant date fair value of the following grants made to Mr. Davis: (i) an award of performance stock units granted on March 25, 2013 for his 2012 performance as part of his bonus for 2012, (ii) a restricted stock award granted on March 25, 2013 for his 2012 performance as part of his bonus for 2012 and (iii) a restricted stock award granted on July 9, 2013, the first anniversary of his date of hire, pursuant to his employment terms with the Company.

(23)	Mr. Gorelick was appointed Corporate Vice President, General Counsel, Administration and Secretary on December 1, 2012.

(24)	This amount reflects the aggregate grant date fair value of the following grants made on March 25, 2013 to the executive for his 2012 performance as part of his bonus for 2012: (i) an award of performance stock units and (ii) a restricted stock award.

(25)	Mr. Mooradian was appointed Corporate Vice President, Global Operations and Supply Chain on December 1, 2012.

(26)	The Company paid Mr. Mooradian a hiring bonus of $300,000.

(27)	Mr. Henneman retired from the Company on September 30, 2014.

(28)	This amount consists of (a) $4,125 of Company matching contributions made to the Company’s 401(k) Plan and (b) $1,065,900 for severance payment made to the executive upon his separation of service from the Company as of September 30, 2014 and (c) $4,395 for Company Sponsored Executive Physical Examination.

(29)	This amount reflects the aggregate grant date fair value of (i) a restricted stock award granted in February 2012 to Mr. Henneman for his 2011 performance in connection with the Compensation Committee’s decision to not pay him a cash bonus award for 2011 and (ii) a restricted stock award and an award of performance stock, both granted in December 2012 to Mr. Henneman for his 2012 performance and as a transition to annual equity awards for him.

(30)	Mr. Paltridge was appointed Corporate Vice President, President — Advanced Wound Care as of April 2014. Mr. Paltridge’s last date of employment with the Company was on July 7, 2014.

(31)	This amount consists of (a) $4,125 of Company matching contributions made to the Company’s 401(k) Plan and (b) $750,000 for severance payment made to the executive upon his separation of service from the Company as of July 7, 2014 and (c) $4,395 for Company Sponsored Executive Physical Examination.

Grants Of Plan-Based Awards

The following table presents information on annual incentive opportunities and equity awards granted under the Company’s 2003 Equity Incentive Plan.

Name (a)	Grant Date (b)	Date of Comp. Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)

Peter J. Arduini	03/24/2014	03/06/2014					37,708	(5)							1,750,028
	03/24/2014	03/06/2014								15,083	(6)				700,002
	03/06/2014	03/06/2014										56,727	(7)	48.27	1,050,017
	01/01/2014	03/06/2014		917,730

Glenn G. Coleman	05/02/2014	04/29/2014					15,601	(8)							700,017
	05/02/2014	04/29/2014								6,241	(9)				280,034
	05/02/2014	04/29/2014										24,264	(10)	44.87	420,010
	04/29/2014	04/29/2014		225,000

Robert T. Davis, Jr.	03/24/2014	03/06/2014					2,996	(11)							139,044
	03/24/2014	03/06/2014								2,996	(12)				139,044
	01/01/2014	03/06/2014		132,050

Richard D. Gorelick	03/24/2014	03/06/2014					2,707	(11)							125,632
	03/24/2014	03/06/2014								2,707	(12)				125,632
	01/01/2014	03/06/2014		128,166

John Mooradian	03/24/2014	03/06/2014					2,678	(11)							124,286
	03/24/2014	03/06/2014								2,678	(12)				124,286
	01/01/2014	03/06/2014		128,100

John B. Henneman, III	03/24/2014	03/06/2014					16,107	(11)							747,526
	03/24/2014	03/06/2014								16,107	(12)				747,526
	01/01/2014	03/06/2014		504,900

Robert D. Paltridge	03/24/2014	03/06/2014					2,247	(11)							104,283
	03/24/2014	03/06/2014								2,247	(12)				104,283
	01/01/2014	03/06/2014		117,588

(1)	The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentage established by the Compensation Committee and, for Messrs. Arduini and Henneman, provided in the applicable employment agreement. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(2)	The amount shown in this column represents shares of performance stock granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of this performance stock award.

(3)	The amounts shown in this column represent shares of restricted stock or contract stock/restricted units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of these restricted stock and contract stock/restricted unit awards.

(4)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock, contract stock/restricted units, performance stock and stock options granted to each named executive officer in 2014. For restricted stock and contract stock/restricted stock units, fair value is calculated using the closing price of the Company’s common stock on the grant date noted. For stock options, fair value is based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of the assumptions used to estimate fair value, please see Note 7, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(5)

This grant of performance stock was made to Mr. Arduini for his 2014 performance as an annual equity award. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 33% shares will vest on the later of the first anniversary of the grant date or the date that the

Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 33% shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2016, 34% shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(6)	This grant of contract stock/restricted units was made to Mr. Arduini for his 2013 performance as an annual equity award. This grant vests in three equal annual installments, beginning on the first anniversary of the date of grant. Subject to certain conditions, the shares will be delivered within thirty days following the first business day immediately following the six-month period after the date of Mr. Arduini’s separation of service.

(7)	This grant of nonqualified stock options was made to Mr. Arduini for his 2013 performance as an annual equity award. One-third of the shares will vest on the first anniversary of the grant date, and in monthly installments thereafter through March 6, 2017. The stock option has an eight-year term.

(8)	This grant of performance stock units was made to Mr. Coleman upon his appointment as Corporate Vice President, Chief Financial Officer of the Company. The award consists of 15,601 shares of common stock underlying a performance stock award granted on May 2, 2014. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 25% shares will vest on January 31, 2015 or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 25% shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (iii) if the Company achieves the applicable performance goal for 2016, 25% shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; and (iv) if the Company achieves the applicable performance goal for 2017, 25% shares will vest on the later of the fourth anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2017 has been achieved; or (v) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(9)	This grant of restricted stock award was made to Mr. Coleman upon his appointment as Corporate Vice President, Chief Financial Officer of the Company. This grant vests 25% on January 31, 2015 and the remaining shares vest in three equal annual installments, beginning on the second anniversary of the date of grant.

(10)	This grant of nonqualified stock options was made to Mr. Coleman upon his appointment as Corporate Vice President, Chief Financial Officer of the Company. One-fourth of the shares will vest on January 31, 2015, and the remaining shares in monthly installments thereafter through May 2, 2018. The stock option has an eight-year term.

(11)	This grant of restricted stock award was made to the executive for his 2013 performance. This grant vests in three equal annual installments, beginning on the first anniversary of the date of grant.

(12)

This grant of performance stock was made to the executive for his 2013 performance. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 33% shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 33% shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2016, 34% shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information with respect to outstanding equity awards as of December 31, 2014.

	Option Awards(1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price(2) ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Share or Units of Stock That Have Not Vested(3) ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (i) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($) (j)
Peter J. Arduini	200,976	5,743	32.11	03/01/2020	—		—		—		—
	23,830	2,167	32.11	03/01/2020	—		—		—		—
	18,939	13,529	36.50	05/22/2021
	—	56,727	48.27	03/06/2022
	—	—	—	—	—	(5)	—	(5)
	—	—	—	—	39,454	(6)	2,139,590	(6)
	—	—	—	—	—	(7)	—	(7)
					7,561	(8)	410,033	(8)
					5,868	(9)	318,222	(9)
					5,096	(10)	276,356	(10)
					15,083	(11)	817,951	(11)
									8,758	(12)	474,946
									19,109	(13)	1,036,281
									37,708	(14)	2,044,905
Glenn G. Coleman	—	24,264	44.87	05/02/2022
					6,241	(15)	338,449	(15)
									15,601	(16)	846,042
Robert T. Davis, Jr.	—	—	—	—
					6,799	(17)	368,710	(17)
									1,593	(18)	86,388
									2,996	(19)	162,473
Richard D. Gorelick	—	—	—	—					—		—
					5,645	(20)	306,128	(20)
									1,771	(21)	96,041
									2,707	(22)	146,801
John Mooradian	—	—	—	—					—		—
					6,088	(23)	330,152	(23)
									1,402	(24)	76,030
									2,678	(25)	145,228
John B. Henneman, III	50,000	—	44.63	07/01/2018	—		—		—		—
	—	—	—	—	—	(26)	—	(26)	—		—
	—	—	—	—					25,954	(27)	1,407,485
									12,739	(28)	690,836
									16,107	(29)	873,483
Robert D. Paltridge	—	—	—	—					—		—
					—	(30)	—		—	(30)	—

(1)	The options issued to Mr. Henneman in 2008 have a term of ten years. The options issued to Mr. Arduini vest over three years and have a term of eight years. The options issued to Mr. Coleman in 2014 vest over four years and have a term of eight years.

(2)	The option exercise price is equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the date of grant.

(3)	Market value is calculated by multiplying the number of shares in column (g) by $54.23, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2014.

(4)	Market value is calculated by multiplying the number of shares in column (i) by $54.23, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2014.

(5)	34,868 shares of common stock underlying restricted stock units granted to the executive in 2010 were vested as of the date of grant. However, the executive is not entitled to receive such underlying shares (less 738 shares withheld to pay taxes) until after December 31, 2014. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(6)	Consists of 39,454 shares of common stock underlying restricted stock units (from an initial grant of 118,363 units) granted on January 3, 2012. The terms of the award provide that the shares will vest annually in three installments of 39,455 shares, 39,454 shares and 39,454 shares, respectively, on the first, second and third anniversaries of the date of grant. The first installment vested on January 3, 2013, the second installment vested on January 3, 2014 and the third installment vested on January 3, 2015.

(7)	4,537 shares of common stock underlying restricted stock units granted to the executive on February 21, 2012 were vested on February 21, 2013. However, the executive is not entitled to receive such underlying shares (less 149 shares withheld to pay taxes) until after December 31, 2014. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(8)	Consists of 7,561 shares of common stock underlying restricted stock units (from an initial grant of 22,684 units) granted on February 21, 2012. The terms of the award provide that the shares will vest annually in three installments of 7,562 shares, 7,561 shares and 7,561 shares, respectively, on the first, second and third anniversaries of the date of grant. The first installment vested on February 21, 2013, the second installment vested on February 21, 2014 and the third installment vested on February 21, 2015.

(9)	Consists of 5,868 shares remaining of the initial restricted stock of 8,758 shares granted on March 25, 2013 (of which the first installment of 2,890 shares vested on March 25, 2014). The terms of the award provide that, subject to the executive’s continued employment, the shares will vest annually in two installments of 2,890 shares, 2,978 shares respectively, on the second and third anniversaries of the date of grant.

(10)	Consists of 5,096 shares remaining of common stock underlying restricted stock units (from an initial grant of 7,644 units) granted on March 25, 2013. The terms of the award provide that the shares will vest annually in three installments of 2,548 shares, 2,548 shares and 2,548 shares, respectively, on the first, second and third anniversaries of the date of grant. The first installment of 2,548 shares vested on March 25, 2014, the second installment of 2,548 shares vested on March 25, 2015. The terms of the award provide that, subject to the executive’s continued employment, The third installment of 2,548 shares is scheduled to vest on March 25, 2016. The terms of the award provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of the executive’s separation of service.

(11)	Consists of 15,083 shares of common stock underlying restricted stock units granted on March 24, 2014. The terms of the award provide that the shares will vest annually in three installments of 5,028 shares, 5,028 shares and 5,027 shares, respectively, on the first, second and third anniversaries of the date of grant. The terms of the award provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of the executive’s separation of service.

(12)	Consists of 8,758 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 2,890 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 2,890 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 2,978 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(13)	Consists of 19,109 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 6,305 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 6,306 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 6,498 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement. The terms of the award also provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of the executive’s separation of service.

(14)	Consists of 37,708 shares of common stock underlying a performance stock award granted on March 24, 2014. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 12,444 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 12,444 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2016, 12,820 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(15)	Consists of 6,241 shares of restricted stock granted on May 2, 2014. The terms of the award provide that, subject to the executive’s continued employment, 1,560 shares will vest on January 31, 2015 and the remaining shares will vest annually in three installments of 1,560 shares, 1,560 shares and 1,561 shares, respectively, on the second, third and fourth anniversaries of the date of grant.

(16)

Consists of 15,601 shares of common stock underlying a performance stock award granted on May 02, 2014. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 3,900 shares will vest on the later of January 31, 2015 or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 3,900 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and

(iii) if the Company achieves the applicable performance goal for 2016, 3,900 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; (iv) if the Company achieves the applicable performance goal for 2017, 3,901 shares will vest on the later of the fourth anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2017 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(17)	Consists of 6,799 shares of restricted stock, including (i) 2,996 shares granted on March 24, 2014 (of which the first installment of 988 shares vested on March 24, 2015), (ii) 885 shares remaining from an initial restricted stock award on July 9, 2013 (of which the first installment of 435 shares vested on July 9, 2014), (iii) 1,068 shares remaining from an initial restricted stock award on March 25, 2013 (of which the first installment of 525 shares vested on March 25, 2014 and the second installment of 526 shares vested on March 25, 2015) and (iv) 1,850 shares remaining from an initial restricted stock award on July 9, 2012 (of which the first installment of 1,795 shares vested on July 9, 2013 and the second installment of 1,796 shares vested on July 9, 2014). The terms of the March 2014 award provide that, subject to the executive’s continued employment, the remaining shares will vest annually in two installments of 989 shares and 1,019 shares, respectively, on the second and third anniversaries of the date of grant. The terms of the July 2013 award provide that, subject to the executive’s continued employment, the remaining shares will vest annually in two installments of 436 shares and 449 shares, respectively, on the second and third anniversaries of the date of grant. The terms of the March 2013 award provide that, subject to the executive’s continued employment, the remaining 542 shares will vest on the third anniversary of the date of grant. The terms of the July 2012 grant provide that, subject to the executive’s continued employment, the remaining 1,850 shares will vest on the third anniversary of the date of grant.

(18)	Consists of 1,593 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 526 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 525 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 542 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(19)	Consists of 2,996 shares of common stock underlying a performance stock award granted on March 24, 2014. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 988 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 989 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2016, 1,019 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(20)	Consists of 5,645 shares of restricted stock, including (i) 2,707 shares granted on March 24, 2014 (of which the first installment of 893 shares vested on March 24, 2015) and (ii) 1,187 shares remaining from an initial restricted stock award on March 25, 2013 of 1,771 shares (of which the first installment of 584 shares vested on March 25, 2014 and the second installment of 584 shares vested on March 25, 2015) and (iii) 1,751 shares remaining from an initial restricted stock award on April 2, 2012 of 5,148 shares (of which the first installment of 1,698 shares vested on April 2, 2013 and the second installment of 1,699 shares vested on April 2, 2014). The terms of the March 2014 award provide that, subject to the executive’s continued employment, the remaining two installments of 893 shares and 921 shares, respectively, will vest on the second and third anniversaries of the date of grant. The terms of the March 2013 award provide that, subject to the executive’s continued employment, the third installment of 603 shares will vest on the third anniversary of the date of grant. The terms of the April 2012 award provide that, subject to continued employment, the remaining installment of 1,751 shares will vest on the third anniversary of the date of grant.

(21)	Consists of 1,771 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 584 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 584 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 603 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(22)	Consists of 2,707 shares of common stock underlying a performance stock award granted on March 24, 2014. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 893 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 894 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2016, 920 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(23)	Consists of 6,088 shares of restricted stock, including (i) 2,470 shares remaining from an initial restricted stock award on October 1, 2012 of 7,264 shares (of which the first installment of 2,397 shares vested on October 1, 2013 and the second installment of 2,397 shares vested on October 1, 2014). Subject to the executive’s continued employment, the remaining 2,470 shares will vest on the third anniversary of the date of grant. (ii) 940 shares remaining from an initial restricted stock award on March 25, 2013 of 1,402 shares (of which the first installment of 462 shares vested on March 25, 2014 and the second installment of 463 shares vested on March 25, 2015). The terms of the March 2013 award provide that, subject to the executive’s continued employment, the remaining 477shares will vest on the third anniversary of the date of grant, and (iii) Consists of 2,678 shares of restricted stock granted on March 24, 2014. The terms of the award provide that, subject to the executive’s continued employment, the shares will vest annually in three installments of 883 shares, 884 shares and 911 shares, respectively, on the first, second and third anniversaries of the date of grant.

(24)	Consists of 1,402 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 462 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 463 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 477 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(25)	Consists of 2,678 shares of common stock underlying a performance stock award granted on March 24, 2014. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 884 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 884 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2016, 910 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(26)	44,439 shares and 44,438 shares of common stock underlying restricted stock units granted to the executive in December 2008 were vested in 2009 and 2010, respectively. However, the executive was not entitled to receive such underlying shares until after December 31, 2014. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(27)	Consists of 25,954 shares of common stock underlying a performance stock award granted on December 27, 2012. The terms of the award provide that 12,977 shares will vest on the date that the Compensation Committee determines that the applicable performance goal for 2013 has been achieved and 12,977 shares will vest on the date that the Compensation Committee determines that the applicable performance goal for 2014 has been achieved; or 25,954 shares will vest on the date that the Compensation Committee determines that the applicable catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(28)	Consists of 12,739 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 4,203 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 4,204 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 4,332 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(29)	Consists of 16,107 shares of common stock underlying a performance stock award granted on March 24, 2014. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2014, 5,315 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2015, 5,315 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee determines that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2016, 5,477 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee determines that such performance goal for 2016 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee determines that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(30)	The executive’s last day of employment was on July 7, 2014 and he forfeited all outstanding equity awards as of the date of separation of service.

Option Exercises And Stock Vested

The following table presents information on stock option exercises and stock award vesting during 2014.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Peter J. Arduini	0	0	2,890	132,275
Glenn G. Coleman	0	0	0	0
Robert T. Davis, Jr.	0	0	2,756	127,057
Richard D. Gorelick	0	0	2,283	104,816
John Mooradian	0	0	2,859	140,301
John B. Henneman, III	0	0	45,815	1,997,742
Robert D. Paltridge	0	0	3,968	184,942

(1)	Value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

Nonqualified Deferred Compensation in 2014

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings (Losses) in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Peter J. Arduini	—	2,278,508	(1)	862,106	(2)	—	7,141,766	(3)
John B. Henneman, III	—	—		579,478	(4)	—	4,819,800	(5)

(1)

This represents the fair market value of (i) 2,464 shares of common stock underlying restricted stock units from an initial grant in March 2013 of 7,644 units (of which 84 units were withheld to pay taxes), of which the first installment vested fully on the first anniversary of the grant date, based on the $45.77 closing price of our common stock on the vesting date, (ii) 7,313 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on the $47.37 closing price of our common stock on the vesting date, and (iii) 38,053 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,401 units were withheld to pay taxes), of which the second installment fully vested on the second anniversary of the grant date, based on the $47.81 closing price of our common stock on the vesting date.

(2)	This represents the gain in the value of (i) 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 units were withheld to pay taxes) from December 31, 2013 through December 31, 2014, (ii) 4,388 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 4,537 units (of which 149 units were withheld to pay taxes) from December 31, 2013 through December 31, 2014, (iii) 7,314 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes) from December 31, 2013 through December 31, 2014, (iv) 38,032 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,423 units were withheld to pay taxes) from December 31, 2013 through December 31, 2014, (v) 38,053 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,401 units were withheld to pay taxes) from January 3, 2014 through December 31, 2014, (vi) 7,313 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes) from February 21, 2014 through December 31, 2014, and (vii) 2,464 shares of common stock underlying restricted stock units from an initial grant in March 2013 of 7,644 units (of which 84 units were withheld to pay taxes), from March 25, 2014 through December 31, 2014.

(3)	This represents the year-end value of (i) 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 units were withheld to pay taxes), (ii) 4,388 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 4,537 units (of which 149 units were withheld to pay taxes), (iii) 7,314 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes), (iv) 38,032 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,423 units were withheld to pay taxes), (v) 38,053 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,401 units were withheld to pay taxes), (vi) 7,313 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes), and (vii) 2,464 shares of common stock underlying restricted stock units from an initial grant in March 2013 of 7,644 units (of which 84 units were withheld to pay taxes). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company. The aggregate balance shown is based on the $54.23 closing price of our common stock on December 31, 2014.

(4)	This amount represents the gain in the value of 88,877 shares of common stock underlying restricted stock units (from an initial grant in December 2008) from December 31, 2013 through December 31, 2014.

(5)	This represents the year-end value of 88,877 shares of common stock underlying restricted stock units (from an initial grant in December 2008). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Henneman’s separation from service from the Company. The aggregate balance shown is based on the $54.23 closing price of our common stock on December 31, 2014.

Potential Payments Upon Termination or Change in Control

As of December 31, 2014, the Company has entered into agreements with each of its named executive officers, which provide certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control. This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2014. On December 31, 2014, the Company’s common stock had a closing sale price on the NASDAQ Global Select Market of $54.23. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time.

Unless specified otherwise, the information in this section is based upon the terms of (i) the Second Amended and Restated Employment Agreement between the Company and Peter J. Arduini, dated as of June 16, 2014 (the “Arduini Agreement”); (ii) the Second Amended and Restated 2005 Employment Agreement, between the Company and John B. Henneman, III, dated May 20, 2014 (the “Henneman Agreement”); (iii) individual Change in Control Severance Agreements, dated May 1, 2014, between the Company and Robert Davis, Jr., Richard Gorelick, and John Mooradian and dated May 14, 2014, between the Company and Glenn Coleman (collectively, the “Change in Control Agreements”); and (iv) the Agreement and General Release between the Company and Robert Paltridge, dated July 7, 2014 (the “Paltridge Agreement”) (the Arduini Agreement, the Henneman Agreement, the Change in Control Agreements and the Paltridge Agreement are collectively referred to in this section as the “Agreements”).

Payments to NEOs Whose Employment Terminated prior to December 31, 2014

Mr. Henneman’s last day of employment with the Company was on September 30, 2014. Pursuant to the Henneman Agreement, on May 23, 2014, Mr. Henneman received the full accelerated vesting of each outstanding time-vesting restricted stock award that he held. With respect to each outstanding performance stock award held by Mr. Henneman, such awards will remain outstanding and eligible to vest in accordance with the terms and conditions (other than continued service/employment conditions) set forth in the applicable performance stock award agreements. In addition, pursuant to the Henneman Agreement, on September 30, 2014, Mr. Henneman received a lump-sum cash payment of $1,065,900 (which represents the sum of Mr. Henneman’s annual base salary and 2014 target bonus).

Mr. Paltridge’s last day of employment with the Company was on July 7, 2014. Pursuant to the Paltridge Agreement, on July 7, 2014, Mr. Paltridge received a lump-sum cash payment of $750,000 and Company-subsidized healthcare continuation coverage for up to eighteen months after his termination date.

Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Prior to a Change in Control

The Arduini Agreement provides for the following severance payments and benefits upon termination of employment by the Company without cause or by Mr. Arduini for good reason before a change in control of the Company: (i) a lump sum cash severance payment equal to 2.99 times his annual base salary; (ii) Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents for up to eighteen months after his termination date; and (iii) Company-paid life and disability insurance premiums for Mr. Arduini for up to eighteen months after his termination date.

Upon such termination, Mr. Arduini will receive the accelerated vesting of unvested shares from the following two equity awards: (i) 5,868 shares of restricted stock from an initial grant in March 2013 and (v) 19,109 PSUs from an initial grant in March 2013. In addition, Mr. Gorelick’s March 2013 restricted stock award provides for the accelerated vesting of 1,187 shares of restricted stock upon such termination. In all cases, the number of shares distributed will be net of applicable shares withheld for employment or income taxes at the time of grant, vesting or distribution. None of the unvested equity awards held by Messrs. Coleman, Davis, Mooradian, Henneman or Paltridge will vest upon such termination.

Good reason under the Arduini Agreement and Mr. Gorelick’s March 2013 restricted stock award generally exists if (i) the Company materially breaches the respective agreement and does not cure the breach within a specified period of time after its receipt of written notice of such breach; (ii) the Company relocates the executive to a location more than forty miles from Princeton, New Jersey; (iii) without the executive’s express written consent, the Company reduces the executive’s base salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to the executive, or substantially alters the executive’s authority and/or title in a manner reasonably construed to constitute a demotion, provided that, the executive resigns within ninety days after the change objected to; (iv) without the executive’s express written consent, Mr. Gorelick fails at any point (or for Mr. Arduini, during the two-year period) after a change in control to hold the title and authority with the parent corporation of the surviving corporation after the change in control (or if there is no parent corporation, the surviving corporation) that the executive held with the Company immediately prior to the change in control, provided that Mr. Gorelick resigns within one year (or for Mr. Arduini, two years) after the change in control or for Mr. Arduini, at any point following a change in control, the Company (or the parent corporation or the surviving corporation, as applicable) materially reduces Mr. Arduini’s annual long-term incentive award opportunity; or (v) the Company fails to obtain the assumption of the executive’s Agreement by any successor company.

Payments Upon Termination For Cause Or By Executive Without Good Reason

The Agreements do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.

A termination for cause under each Agreement would result from an executive’s: (i) continued failure to perform the executive’s stated duties in all material respects for a specified period of time after receipt of written notice of such failure; (ii) intentional and material breach of any provision of the Agreement which is not cured (if curable) within a specified period of time after receipt of written notice of such breach; (iii) demonstrated personal dishonesty in connection with the executive’s employment with the Company; (iv) breach of fiduciary duty in connection with the executive’s employment with the Company; (v) willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vi) conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

Payments Upon Non-Renewal of Employment Agreement

None of the Agreements with any executive officer, other than with Mr. Henneman, provides for payments or benefits upon nonrenewal of the respective term of the Agreement. Mr. Henneman’s termination payments are summarized above pursuant to his termination date of September 30, 2014.

Payments Upon Death

Only the Arduini Agreement provides severance payments and benefits upon death. If Mr. Arduini dies during the term of his employment, then the Company will pay to his estate a lump sum payment equal to one times his annual base salary. In addition, the Company will pay his eligible beneficiaries the monthly premium for COBRA family coverage under the Company’s group health plan for a period of one year from the date of his death.

All of Mr. Arduini’s unvested equity awards will vest in the event of death other than the following: (i) 37,708 PSUs from an initial grant in March 2014, (ii) 8,758 PSUs from an initial grant in March 2013, (iii) 5,743 options from an initial grant in March 2012 and (iv) 2,167 options from an initial grant in March 2012. All of Mr. Coleman’s unvested equity awards will vest in the event of death other than the 15,601 PSUs from an initial grant in May 2014. All of Mr. Davis’ unvested equity awards will vest in the event of death other than the following: (i) 1,593 PSUs from the initial grant in March 2013 and (ii) 2,996 PSUs from an initial grant in March 2014. All of Mr. Gorelick’s unvested equity awards will vest in the event of death other than the following: (i) 2,707 PSUs from an initial grant in March 2014, (ii) 1,771 PSUs from an initial grant in March 2013, and (iii) 1,751 shares of restricted stock from an initial grant in April 2012. All of Mr. Mooradian’s unvested equity awards will vest in the event of death other than the following: (i) 2,678 PSUs from an initial grant in March 2014 and (ii) 1,402 PSUs from an initial grant in March 2013. None of Mr. Henneman’s or Mr. Paltridge’s unvested equity awards will vest in the event of death.

Payments Upon Disability

None of the Agreements provide for cash severance payments upon the executive’s termination of employment on account of their disability. In addition, each of the executive officers’ unvested equity awards will vest in the event of such executive officer’s disability in the same manner as death as stated above.

Under the Agreements, disability means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment, which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.

Payments in Connection with a Change in Control

The Arduini Agreement and Change in Control Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control.

The Arduini Agreement provides that, if Mr. Arduini’s employment with the Company is terminated within twenty-four months following a change in control by the Company other than cause, death, or disability, or by Mr. Arduini for good reason, then the Company will pay a lump-sum cash payment equal to a multiple of 2.99 times the sum of Mr. Arduini’s base salary and target cash bonus. In addition, the Company will pay Mr. Arduini for up to eighteen months after the termination date (i) Company-subsidized healthcare continuation coverage for Mr. Arduini and his dependents and (ii) Company-paid life and disability insurance premiums for Mr. Arduini.

The Change in Control Agreements for Messrs. Coleman, Davis, Gorelick and Mooradian provide that, if any applicable named executive officer’s employment with the Company is terminated within twelve months following a change in control by the Company without cause or by such named executive officer for good reason, then the Company will pay the following to such named executive officer: (i) a lump-sum cash payment equal to a multiple of 1.5 times the sum of the named executive officer’s base salary and target cash bonus, (ii) a lump sum payment equal to a pro rata portion of such named executive officer’s target bonus for the partial fiscal year in which the termination occurs, (iii) the monthly premium for COBRA family coverage under the Company’s group health plan for up to eighteen months after the termination date, and (iv) Company paid outplacement services for up to twelve months following the termination date.

All of the equity compensation awards granted prior to 2013, for all of the named executive officers, provide for the acceleration of the vesting upon a change in control, regardless of whether their employment has terminated except for the following equity grants: (i) Mr. Arduini’s stock option grants in March 2012 (which will remain exercisable through their original expiration date) and (ii) Mr. Mooradian’s restricted stock grant in October 2012. In addition, in the event of a change in control, Mr. Arduini will receive deferred payment of common stock underlying his February 2012 restricted stock units grant on the date that represents six months after the date of his termination of employment.

The Company’s equity plans provide for the acceleration of vesting and/or delivery of all equity compensation awards granted on or after January 1, 2013 for all of the named executive officers, if a change in control occurs and the named executive officers incurs a qualifying termination on or within twelve months (or on or within twenty-four months pursuant to the Arduini Agreement) following the date of such change in control. The NEOs will receive payment of common stock underlying such grants of restricted stock, stock options, and PSUs in such event. In addition, Mr. Arduini will receive deferred payment of common stock underlying such grants of restricted stock units on the date that represents six months after the date of his termination of employment. Also, in such event, Mr. Arduini’s stock option grants in March 2012 will vest within twenty-four months pursuant to the Arduini Agreement.

Under the Agreements, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason during any period of at least twenty-four months to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.

Under the Change in Control Agreements as well as the equity award agreements (except for the PSU award agreements) for the NEOs, a qualifying termination would be deemed to have occurred for the following reasons:

(i) if the Company terminates the individual without cause or (ii) if the individual, who is a party to an employment, severance or applicable award agreement containing the definition of “Good Reason,” terminates his or her employment with the Company for good reason. Pursuant to Mr. Arduini’s PSU award agreements, a qualifying termination would be deemed to have occurred: (i) if the Company terminates Mr. Arduini without cause, (ii) if Mr. Arduini terminates his employment with the Company for good reason, (iii) by reason of Mr. Arduini’s disability, or (iv) by reason of Mr. Arduini’s death. In addition, for all other NEOs’ PSU award agreements, a qualifying termination would be deemed to have occurred by reason of such NEO’s disability or death.

Restrictive Covenants And Other Conditions

For each of the Agreements, the foregoing severance benefits are conditioned on each executive’s execution of a mutual release. In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements. Specifically, during the term of their employment with the Company and the one-year period thereafter, all of such named executive officers generally may not compete against the Company or solicit employees and customers of the Company.

Summary of Potential Payments

The following table summarizes the payments that would be made by the Company to the named executive officers upon the events discussed above, assuming that each named executive officer’s termination of employment with the Company occurred on December 31, 2014 or a change in control of the Company occurred on December 31, 2014, as applicable:

Named Executive Officer	Termination Without Cause or With Good Reason (Before a Change In Control)	Non-Renewal of Agreement	Death	Disability	Upon a “single trigger” Change in Control	Termination Without Cause, With Good Reason Death or Disability (“Double trigger” after a Change in Control)
Peter J. Arduini
Cash Severance	$2,494,557	$—	$834,300	$—	$—	$5,238,570
Continued Health & Other Benefits(1)	$21,482	$—	$13,947	$—	$—	$21,482
Acceleration of Stock Options	$—	$—	$577,962	$577,962	$—	$752,931
Acceleration of Other Grants(2)	$1,354,503	$—	$4,998,433	$4,998,433	$2,549,623	$4,968,661
Fees/Interest(3)	$4,280	$—	$1,443	$—	$—	$8,948
Total	$3,874,822	$—	$6,426,085	$5,576,395	$2,549,623	$10,990,592
Glenn G. Coleman
Cash Severance	$—	$—	$—	$—	$—	$1,012,500
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$17,530
Acceleration of Stock Options	$—	$—	$227,111	$227,111	$—	$227,111
Acceleration of Other Grants(2)	$—	$—	$338,449	$338,449	$—	$1,184,492
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$—	$—	$565,560	$565,560	$—	$2,441,633
Robert T. Davis, Jr.
Cash Severance	$—	$—	$—	$—	$—	$719,325
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$20,921
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$368,710	$368,710	$100,326	$517,246
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$—	$—	$368,710	$368,710	$100,326	$1,257,492
Richard D. Gorelick
Cash Severance	$—	$—	$—	$—	$—	$741,531
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$20,921
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$64,371	$—	$211,172	$211,172	$94,957	$454,014
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$64,371	$—	$211,172	$211,172	$94,957	$1,216,466
John Mooradian
Cash Severance	$—	$—	$—	$—	$—	$741,150
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$986
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$330,152	$330,152	$—	$551,411
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$—	$—	$330,152	$330,152	$—	$1,293,547
John B. Henneman, III(4)
Cash Severance	$—	$—	$—	$—	$—	$—
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants(2)	$—	$—	$—	$—	$1,407,485	$—
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$1,407,485	$—
Robert Paltridge(5)
Cash Severance	$—	$—	$—	$—	$—	$—
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$—	$—	$—	$—
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—

(1)	For Messrs. Arduini, Coleman, Davis, Gorelick, and Mooradian, the premium cost for health insurance (as well as life and disability insurance as it relates to Mr. Arduini) (less that amount the executive would have been required to pay for such coverage immediately before termination) is assumed to be (i) $1,193 per month for Mr. Arduini with no gross-up, (ii) $974 per month for Mr. Coleman with no gross-up, (iii) $1,162 per month for Messrs. Davis and Gorelick with no gross-up and (iv) $54 per month for Mr. Mooradian with no gross-up.

(2)	For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table.

(3)	For Mr. Arduini, the amount shown represents the interest on his severance payment (cash severance plus premium cost for health and other insurance benefits) if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 0.34% compounded monthly.

(4)	Mr. Henneman’s employment with the Company ended on September 30, 2014. Pursuant to his employment agreement entered into on May 20, 2014, Mr. Henneman received the following: (i) on May 23, 2014, all of the outstanding unvested time-vesting restricted stock awards held by Mr. Henneman vested and (ii) Mr. Henneman was paid a lump sum cash payment of $1,065,900 on the first regular payroll day of the month following his termination date of September 30, 2014.

(5)	Mr. Paltridge’s employment with the Company ended on July 7, 2014. Pursuant to his agreement and general release entered into on July 7, 2014, Mr. Paltridge received the following: (i) a lump sum cash payment of $750,000 paid within thirty days of July 7, 2014 and (ii) Company subsidized healthcare continuation coverage for up to eighteen months after his termination date valued at $370 per month.

The Company does not provide for any tax gross-up payments.

DIRECTOR COMPENSATION

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation include an annual equity grant and an annual retainer.

Compensation. The compensation of directors during 2014 included the compensation payable during the period beginning with the Company’s 2013 Annual Meeting of Stockholders on May 22, 2013 and ending with the Company’s 2014 Annual Meeting of Stockholders on May 20, 2014.

As compensation for their service during the period beginning with the Company’s 2013 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $125,000 (or $175,000 for the Chairman). Directors also received an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, effective as of the 2013 Annual Meeting of Stockholders, the Company paid the following separate annual cash fees to certain directors as follows: (1) $7,500 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $15,000 for the Audit Committee Chair, (4) $25,000 for the Presiding Director, and (5) $25,000 for the Chairman.

Further, effective as of July 24, 2013, the Company paid a separate annual cash fee of $15,000 for the Finance Committee Chair. Other than the preceding sentence, compensation for non-employee directors’ service during the period beginning with the Company’s 2014 Annual Meeting of Stockholders and ending with the Company’s 2015 Annual Meeting of Stockholders on May 22, 2015 remains unchanged from the prior period.

Effective as of the 2015 Annual Meeting of Stockholders, non-employee directors will receive an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $155,000 (or $205,000 for the Chairman). Directors will also continue to receive an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, the Company will pay the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair (increased from $7,500), (2) $15,000 for the Compensation Committee Chair, (3) $15,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman (increased from $25,000).

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

The following table provides details of the total compensation earned by non-employee directors in 2014.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2)(3) ($) (c)	Option Awards(4)(5) ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Keith Bradley	90,489	125,043	—	—	215,532
Richard E. Caruso	45,856	125,043	—	—	170,899
Stuart M. Essig	54,687	250,041	—	—	304,728
Barbara B. Hill	—	200,060	—	—	200,060
Lloyd W. Howell, Jr.	—	200,060	—	—	200,060
Donald E. Morel, Jr.	29,552	200,060	—		229,612
Raymond G. Murphy	15,081	200,060	—	—	215,141
Christian S. Schade	90,489	125,043	—	—	215,532
James M. Sullivan	62,227	200,060	—	—	262,287

(1)	Includes amounts earned for 2014, but not paid until 2015.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(3)	Stock awards outstanding as of December 31, 2014 for each director consisted of restricted shares of common stock, as follows: Keith Bradley — 1,410; Richard E. Caruso — 1,410; Stuart M. Essig — 2,820; Barbara B. Hill — 2,256; Lloyd W. Howell, Jr. — 2,256; Donald E. Morel, Jr. — 2,256; Raymond G. Murphy — 2,256; Christian S. Schade — 1,410 and James M. Sullivan — 2,256.

(4)	This column, if applicable, reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 7, “Stock Purchase and Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(5)	The aggregate number of options held by each director as of December 31, 2014 was as follows: Keith Bradley — 7,500; Richard E. Caruso — 59,366; Stuart M. Essig — 725,000; Barbara B. Hill — 0; Lloyd W. Howell, Jr. — 0; Donald E. Morel, Jr. — 0; Raymond G. Murphy — 7,500; Christian S. Schade — 22,500 and James M. Sullivan — 20,039.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	1,706,549	(2)	$39.46	(3)	2,709,493	(4)
Total	1,706,549		$39.46		2,709,493

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)	Consists of (a) 6,984 shares of common stock underlying unvested Restricted Stock Units, (b) 74,202 shares of common stock underlying outstanding unvested contract stock, (c) 102,430 shares of common stock underlying outstanding unvested options, (d) 166,712 shares underlying unvested Performance Stock Units, (e) 220,571 shares underlying vested and deferred contract stock and (f) 1,135,650 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 6,984 shares of common stock underlying Restricted Stock Units, (b) 166,712 shares of common stock underlying outstanding Performance Stock Units, (c) 294,773 shares of common stock underlying contract stock and (d) 1,185,684 shares of common stock underlying outstanding options.

(3)	Excluding the Restricted Stock Units, performance stock and contract stock, the weighted average exercise price is $39.46.

(4)	Consists of 1,043,170 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 1,666,323 shares which remain available for issuance under the other Approved Plans, including 1,665,005 shares under the 2003 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Bradley, Ms. Hill and Dr. Morel are the current members of the Compensation Committee. None of our compensation committee members currently serves nor did they ever serve as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

(b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

Related Person Transactions

The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries’ stockholders are trusts whose beneficiaries include the children of Dr. Caruso, a director and a principal stockholder of the Company. Dr. Caruso is the President of Provco Industries. The Company paid $272,309 for rent of this facility for 2014.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on October 28, 2014, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2014. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on February 27, 2015.

The Audit Committee of the Board of Directors

RAYMOND G. MURPHY (CHAIR) LLOYD W. HOWELL, JR. CHRISTIAN S. SCHADE JAMES M. SULLIVAN

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 28, 2015 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)		Total		Percent of Class(3)
Peter J. Arduini	7,878		291,080	(4)	298,958		*
Keith Bradley, Ph.D	11,214		7,500		18,714		*
Richard E. Caruso, Ph.D	6,134,062	(5)	59,366		6,193,428	(5)	18.9%
Stuart M. Essig, Ph.D	956,809		725,000		1,681,809		5.0%
Barbara B. Hill	9,995		—		9,995		*
Lloyd W. Howell, Jr	10,620		—		10,620		*
Donald E. Morel, Jr., Ph.D.	6,789		—		6,789		*
Raymond G. Murphy	24,419		7,500		31,919		*
Christian S. Schade	14,724		22,500		37,224		*
James M. Sullivan	21,611		20,039		41,650		*
Glenn G. Coleman	8,244		6,066		14,310		*
Robert T. Davis, Jr.	9,786		1,514		11,300		*
Richard D. Gorelick	13,597		1,477		15,074		*
John Mooradian	10,241		1,347		11,588		*
John B. Henneman, III	33,977		148,396		182,373		*
Robert D. Paltridge	3,671		—		3,671		*
All directors, nominees for director and executive officers as a group (22 persons)	7,286,872	(6)	1,149,192	(7)	8,436,064	(6)	24.9%
Provco Leasing Corporation 1105 N. Market Street Suite 602 Wilmington, DE 19801	6,014,543	(8)	—		6,014,543	(8)	18.3%
Tru St Partnership, L.P. 795 East Lancaster Avenue Suite 200 Villanova, PA 19085	5,991,205		—		5,991,205		18.3%
FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Small Cap Discovery Fund 245 Summer Street Boston, MA 02210	4,360,810	(9)	—		4,360,810	(9)	13.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,240,649	(10)	—		2,240,649	(10)	6.8%

*	Represents beneficial ownership of less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises, restricted stock units or performance stock.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 28, 2015 upon (i) the exercise of an option or other convertible security as well (ii) the vesting of performance stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3)	As of February 28, 2015, we had 32,795,982 shares of common stock outstanding.

(4)	Excludes outstanding Restricted Stock Units awarded to Mr. Arduini in November 2010 which entitle him to an aggregate of 34,130 shares of common stock. These Restricted Stock Units vested on the grant date, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2015. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in January 2012 which entitle him to an aggregate of 118,363 shares of common stock. 39,455 of such Restricted Stock Units vested on January 3, 2013, 39,454 of such Restricted Stock Units vested on January 3, 2014, and 39,454 of such Restricted Stock Units vested on January 3, 2015, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2015. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in February 2012 which entitle him to 4,537 shares of common stock. These Restricted Stock Units vested on February 21, 2013, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2015. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in February 2012 which entitle him to an aggregate of 22,684 shares of common stock. 7,562 of such Restricted Stock Units vested on February 21, 2013, 7,561 of such Restricted Stock Units vested on February 21, 2014, and 7,561 of such Restricted Stock Units vested on February 21, 2015, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2015. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in March 2013 which entitle him to an aggregate of 7,644 shares of common stock. 2,548 of such Restricted Stock Units vested on March 25, 2014 and 2,548 of such Restricted Stock Units vested on March 25, 2015, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2015. Also excludes outstanding PSUs awarded to Mr. Arduini in March 2013 which entitle him to an aggregate of 19,109 shares of common stock provided that the respective performance goals are met and then certified by the Compensation Committee. 6,306 of such PSUs vested on March 25, 2015, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2015.

(5)	Includes 5,991,205 shares held by Tru St Partnership, L.P., a Pennsylvania limited partnership (“Tru St”) (also see footnote 9 below). Also includes 23,338 shares held by Provco Leasing Corporation (“Provco”), of which Dr. Caruso is President and sole director and 73,146 shares held by The Uncommon Individual Foundation, of which Dr. Caruso is the Chief Executive Officer. Provco is the corporate general partner of Tru St. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by Tru St, Provco and The Uncommon Individual Foundation. Also includes 46,373 shares owned by Dr. Caruso. Dr. Caruso disclaims beneficial ownership of the shares held by Tru St, Provco and The Uncommon Individual Foundation, except to the extent of his pecuniary interest therein. Dr. Caruso’s address is c/o The Provco Group, LTD, 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085.

(6)	See footnote 5 above.

(7)	See footnote 4 above.

(8)	Includes 5,991,205 shares held by Tru St, of which Provco is the general corporate partner. Provco may be deemed to have shared voting and dispositive power over these shares. Also includes 23,338 shares of which Provco has sole voting and dispositive power.

(9)

FMR LLC, a holding company of investment companies, Edward C. Johnson 3d and Abigail P. Johnson each report beneficially owning and having sole dispositive power over 4,360,810 shares of which FMR LLC has sole voting power over 187 shares. Of the 4,360,810 shares, Fidelity Small Cap Discovery Fund (an investment company) owns and has sole voting power over 2,319,648 shares. Members of the family of Mr. Johnson, Chairman of FMR LLC, and Mrs. Johnson, Vice Chairman, Chief Executive Officer and President of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family group may be deemed under the

Investment Company Act of 1940 (the “1940 Act”) to form a controlling group with respect to FMR LLC. Neither FMR LLC, nor Mr. Johnson, nor Mrs. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the 1940 Act, which power resides with the funds’ boards of trustees. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 13, 2015.

(10)	BlackRock, Inc. has sole voting power of 2,181,829 shares and sole dispositive power over all of the 2,240,649 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 29, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

Based solely upon the Company’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company’s knowledge all of the Section  16(a) filing requirements applicable to Covered Persons were complied with during 2014.

STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders is December 17, 2015. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 17, 2015. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 17, 2015, then the Company’s proxy for the 2015 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.

Our Bylaws require, among other things, that a stockholder may present a proposal at the 2016 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Vice President, General Counsel, Administration and Secretary at our principal executive offices between January 23, 2016 and the close of business on February 22, 2016. The proposal must contain the specific information required by our Bylaws. You may obtain a copy of the Bylaws by writing to our Corporate Vice President, General Counsel, Administration and Secretary.

OTHER MATTERS

A copy of the Company’s 2014 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investor Relations” link under the heading “Corporate Governance.”

The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission on February 27, 2015. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors

/s/ Richard D. Gorelick Richard D. Gorelick
Corporate Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 15, 2015

APPENDIX A

INTEGRA LIFESCIENCES HOLDINGS CORPORATION THIRD AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF                     , 2015)

WHEREAS, Integra LifeSciences Holdings Corporation (the “Company”) desires to have the ability to award certain equity-based benefits to certain “Key Employees” and “Associates” (as defined below);

NOW, THEREFORE, the Integra LifeSciences Holdings Corporation Third Amended and Restated 2003 Equity Incentive Plan is hereby adopted under the following terms and conditions. This Plan amends and restates in its entirety the Integra LifeSciences Holdings Corporation Second Amended and Restated 2003 Equity Incentive Plan, as amended, which was initially adopted by the Board on April 7, 2010 and approved by the Company’s stockholders as of May 19, 2010.

1) Purpose. The Plan is intended to provide a means whereby the Company may grant ISOs to Key Employees and may grant NQSOs, Restricted Stock, Stock Appreciation Rights, Performance Stock, Contract Stock, Dividend Equivalent Rights, Stock Payments and Other Incentive Awards to Key Employees and Associates. Thereby, the Company expects to attract and retain such Key Employees and Associates and to motivate them to exercise their best efforts on behalf of the Company and any Related Corporations and Affiliates.

2) Definitions

a) “Affiliate” shall mean an entity in which the Company or a Related Corporation has a 50 percent or greater equity interest.

b) “Associate” shall mean a designated nonemployee director, consultant or other person providing services to the Company, a Related Corporation or an Affiliate.

c) “Award” shall mean ISOs, NQSOs, Restricted Stock, Stock Appreciation Rights, Performance Stock, Contract Stock, Dividend Equivalent Rights, Stock Payments and/or Other Incentive Awards awarded by the Committee to a Participant.

d) “Award Agreement” shall mean a written document evidencing the grant of an Award, as described in Section 10.1.

e) “Board” shall mean the Board of Directors of the Company.

f) “Cause” shall mean, with respect to any Participant, “Cause” as defined in such Participant’s employment agreement or severance agreement with the Company if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (i) the Participant’s neglect of duties or responsibilities that he or she is required to perform for the Company or any willful failure by the Participant to obey a lawful direction of the Board or the Company; (ii) the Participant’s engaging in any act of dishonesty, fraud, embezzlement, misrepresentation or other act of moral turpitude; (iii) the Participant’s knowing violation of any federal or state law or regulation applicable to the Company’s business; (iv) the Participant’s material breach of any confidentiality, non-compete agreement or invention assignment agreement or any other material agreement between the Participant and the Company; (v) the Participant’s conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries; (vi) failure by the Participant to comply with the Company’s material written policies or rules; or (vii) the Participant’s act or omission in the course of his or her employment which constitutes gross negligence or willful misconduct.

g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

h) “Committee” shall mean the Company’s Compensation Committee of the Board, which shall consist solely of not fewer than two directors of the Company who shall be appointed by, and serve at the pleasure of, the Board (taking into consideration the rules under section 16(b) of the Exchange Act and the requirements of section 162(m) of the Code).

i) “Company” shall mean Integra LifeSciences Holdings Corporation, a Delaware corporation.

j) “Contract Date” shall mean the date specified in the Award Agreement on which a Participant is entitled to receive Contract Stock.

k) “Contract Stock” shall mean an Award that entitles the recipient to receive unrestricted Shares, without payment, as of a future date specified in the Award Agreement.

l) “Disability” shall mean separation from service as a result of “permanent and total disability,” as defined in section 22(e)(3) of the Code.

m) “Dividend Equivalent Right” shall mean an Award that entitles the recipient to receive a benefit in lieu of cash dividends that would have been payable on any or all Shares subject to another Award granted to the Participant had such Shares been outstanding.

n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

o) “Fair Market Value” shall mean the following, arrived at by a good faith determination of the Committee:

i) if there are sales of Shares on a national securities exchange or in an over-the-counter market on the date of grant (or on such other date as value must be determined), then the quoted closing price on such date; or

ii) if there are no such sales of Shares on the date of grant (or on such other date as value must be determined), then the quoted closing price on the last preceding date for which such quotation exists; or

iii) if the Shares are not listed on an established securities exchange or over-the-counter market system on the date of grant, but the Shares are regularly quoted by a recognized securities dealer, then the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists; or

iv) if paragraphs (i) through (iii) above are not applicable, then such other method of determining fair market value as shall be adopted by the Committee.

p) “Good Reason” shall mean, with respect to any Participant, “Good Reason” as defined in an employment, severance or applicable award agreement between such Participant and the Company if such an agreement exists and contains a definition of Good Reason or, if no such agreement exists or such agreement does not contain a definition of Good Reason, then Good Reason shall mean, without the express written consent of the Participant, the occurrence of any of the following:

(i) a material diminution in the Participant’s authority, duties or responsibilities or the assignment of duties to the Participant that are materially inconsistent with the Participant’s position with the Company;

(ii) a material reduction in the Participant’s base salary; or

(iii) a change in the geographic location at which the Participant must perform services to a location more than fifty miles from the location at which the Participant normally performs such services as of the date of grant of the award, provided, that the Participant’s resignation shall only constitute a resignation for Good Reason if (x) the Participant provides the Company with a notice of termination for Good Reason within thirty days after the initial existence of the facts or circumstances constituting Good Reason, (y) the Company has failed to cure such facts or circumstances within thirty days after receipt of the notice of termination, and (z) the date of termination occurs no later than sixty days after the initial occurrence of the facts or circumstances constituting Good Reason.

q) “ISO” shall mean an Option which, at the time such Option is granted under the Plan, qualifies as an incentive stock option within the meaning of section 422 of the Code, unless the Award Agreement states that the Option will not be treated as an ISO.

r) “Key Employee” shall mean an officer, executive, or managerial or nonmanagerial employee of the Company, a Related Corporation, or an Affiliate.

s) “More-Than-10-Percent Stockholder” shall mean any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of section 424(d) of the Code, Shares possessing more than 10 percent of the total combined voting power of all classes of Shares of the Company or of a Related Corporation.

t) “NQSO” shall mean an Option that, at the time such Option is granted to a Participant, does not meet the definition of an ISO, whether or not it is designated as a nonqualified stock option in the Award Agreement.

u) “Option” is an Award entitling the Participant on exercise thereof to purchase Shares at a specified exercise price.

v) “Other Incentive Award” is an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 7.8 hereof.

w) “Participant” shall mean a Key Employee or Associate who has been granted an Award under the Plan.

x) “Performance Stock” shall mean an Award that entitles the recipient to receive Shares, without payment, following the attainment of designated Performance Goals.

y) “Performance Goals” shall mean goals deemed by the Committee to be important to the success of the Company or any of its Related Corporations or Affiliates. The Committee shall establish the specific measures for each such goal at the time an Award of Performance Stock is granted. In creating these measures, the Committee shall use one or more of the following business criteria with respect to (A) the Company, any of its Related Corporations or Affiliates, (B) the Company’s, a Related Corporation’s or an Affiliate’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (C) the Company’s, a Related Corporation’s or an Affiliate’s brands, groups of brands or specific brands: return on assets; return on net assets; asset turnover; return on equity; return on capital; working capital; market price appreciation of Shares; price per Share; economic value or economic value added; total stockholder return; earnings before interest, taxes, depreciation and amortization; adjusted earnings before interest, taxes, depreciation and amortization; revenue (including gross revenue or net revenue); revenue growth; net income; adjusted net income; pre-tax income; profitability; gross or net profit; profitability growth; operating profit; earnings per share; adjusted earnings per share; operating earnings; operating profit margin; net income margin; gross or net sales; return on sales; sales margin; sales-related goals; cash flow; free cash flow; operating cash flow; year-end cash; market share; asset turnover; inventory turnover; sales growth; cost improvements; costs or expenses; regulatory body approval for commercialization of a product; research and development achievements; implementation of critical projects; capacity utilization; mergers and acquisition integration; financial and other capital-raising transactions; increase in customer base; customer retention; customer satisfaction and/or growth; employee satisfaction; recruiting and maintaining personnel; environmental health and safety; diversity; and/or quality. The business criteria may be expressed in absolute terms or as compared to any incremental increase or decrease or as compared to results of other companies or to market performance indicators or indices.

z) “Plan” shall mean the Integra LifeSciences Holdings Corporation Third Amended and Restated 2003 Equity Incentive Plan, as set forth herein and as it may be amended from time to time.

aa) “Qualifying Termination” shall mean a termination of a Participant’s service (i) by the Company without Cause or (ii) with respect to a Participant who is a member of the Company’s Executive Leadership Team and/or a Participant who is party to an employment, severance or applicable award agreement that contains a definition of Good Reason, by the Participant for Good Reason.

bb) “Related Corporation” shall mean either a “subsidiary corporation” of the Company (if any), as defined in section 424(f) of the Code, or the “parent corporation” of the Company (if any), as defined in section 424(e) of the Code.

cc) “Restricted Stock” shall mean an Award that grants the recipient Shares at no cost but subject to whatever restrictions are determined by the Committee.

dd) “Securities Act” shall mean the Securities Act of 1933, as amended.

ee) “Shares” shall mean shares of common stock of the Company, par value $0.01 per share.

ff) “Stock Appreciation Right” shall mean an Award entitling the recipient on exercise to receive an amount, in cash or Shares or a combination thereof (such form to be determined by the Committee), determined in whole or in part by reference to appreciation in Share value.

gg) “Stock Payment” shall mean a payment in the form of Shares awarded under Section 7.7 hereof.

3. Administration

a) The Plan shall be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Acts approved by a majority of the members of the Committee at which a quorum is present, or acts without a meeting reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. Any authority of the Committee may be delegated either by the Committee or the Board to a committee of the Board or any other Plan administrator, but only to the extent such delegation complies with the requirements of section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or as required by any other applicable rule or regulation.

b) The Committee shall have the authority:

i) to select the Key Employees and Associates to be granted Awards under the Plan and to grant such Awards at such time or times as it may choose;

ii) to determine the type and size of each Award, including the number of Shares subject to the Award;

iii) to determine the terms and conditions of each Award;

iv) to amend an existing Award in whole or in part (including the extension of the exercise period for any NQSO), subject to the requirements set forth in subsection (c) below, and except that, without the consent of the Participant holding the Award, the Committee shall not take any action under this clause if such action would adversely affect the rights of such Participant;

v) to adopt, amend and rescind rules and regulations for the administration of the Plan;

vi) to interpret the Plan and decide any questions and settle any controversies that may arise in connection with it; and

vii) to adopt such modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as may be necessary to comply with the laws and regulations of other countries in which the Company and its Related Corporations and Affiliates operate in order to assure the viability of Awards granted under the Plan to individuals in such other countries.

Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, shall be conclusive and shall bind all parties. Nothing in this subsection (b) shall be construed as limiting the power of the Board or the Committee to make the adjustments described in Sections 8.3 and 8.4.

c) Notwithstanding the foregoing, without approval of the Company’s stockholders, no action of the Committee may, except as provided in Section 8.3 or Section 8.4, (i) reduce the exercise price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right exercise price per share exceeds the Fair Market Value of the underlying Shares.

4. Effective Date and Term of Plan

a) Effective Date. This Third Amended and Restated 2003 Equity Incentive Plan, having been adopted by the Board on April 2, 2015, is subject to the approval of the stockholders of the Company in accordance with Section 9(b), and shall become effective on the date on which such approval is obtained.

b) Term of Plan. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the date of its adoption (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date, or the date of termination of the Plan (if earlier), shall remain in force according to the terms of the Plan and the applicable Award Agreement.

5. Shares Subject to the Plan. The aggregate number of Shares that may be delivered under the Plan is 6,500,000. Further, no Key Employee shall receive Awards for more than 1,000,000 Shares in the aggregate during any calendar year under the Plan. However, the limits in the preceding two sentences shall be subject to the adjustment described in Sections 8.3 and 8.4. Shares delivered under the Plan may be authorized but unissued Shares, treasury Shares or reacquired Shares, and the Company may purchase Shares required for this purpose, from time to time, if it deems such purchase to be advisable. Any Shares still subject to an Option which expires or otherwise terminates for any reason whatsoever (including, without limitation, the surrender thereof) without having been exercised in full, any Shares that are still subject to an Award that is forfeited, any Shares withheld for the payment of taxes with respect to an Award, and the Shares subject to an Award which is payable in Shares or cash and that is satisfied in cash rather than in Shares shall continue to be available for Awards under the Plan.

6. Eligibility. The class of individuals who shall be eligible to receive Awards under the Plan shall be the Key Employees (including any directors of the Company who are also officers or Key Employees) and the Associates. More than one Award may be granted to a Key Employee or Associate under the Plan.

7. Types of Awards

7.1 Options

a) Kinds of Options. Both ISOs and NQSOs may be granted by the Committee under the Plan. However, ISOs may only be granted to Key Employees of the Company or of a Related Corporation. NQSOs may be granted to both Key Employees and Associates. Once an ISO has been granted, no action by the Committee that would cause the Option to lose its status as an ISO under the Code will be effective without the consent of the Participant holding the Option.

b) $100,000 Limit. The aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (counting ISOs under this Plan and under any other stock option plan of the Company or a Related Corporation) shall not exceed $100,000. If an Option intended as an ISO is granted to a Key Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder. For purposes of determining whether an ISO would cause the limit to be exceeded, ISOs shall be taken into account in the order granted. The annual limits set forth above for ISOs shall not apply to NQSOs.

c) Exercise Price. The exercise price of an Option shall be determined by the Committee, subject to the following:

i) The exercise price of an ISO shall not be less than the greater of (A) 100 percent (110 percent in the case of an ISO granted to a More-Than-10-Percent Stockholder) of the Fair Market Value of the Shares subject to the Option, determined as of the time the Option is granted, or (B) the par value per Share.

ii) The exercise price of an NQSO shall not be less than the greater of (A) 100 percent of the Fair Market Value of the Shares subject to the Option, determined as of the time the Option is granted, or (B) the par value per Share.

d) Term of Options. The term of each Option may not be more than 10 years (five years, in the case of an ISO granted to a More-Than-10-Percent Stockholder) from the date the Option was granted, or such earlier date as may be specified in the Award Agreement.

e) Exercise of Options. An Option shall become exercisable at such time or times (but not less than three months from the date of grant), and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised. Any exercise of an Option must be in writing, signed by the proper person, and delivered or mailed to the Company, accompanied by (i) any other documents required by the Committee and (ii) payment in full in accordance with subsection (f) below for the number of Shares for which the Option is exercised (except that, in the case of an exercise arrangement approved by the Committee and described in subsection (f)(iii) or subsection (f)(iv) below, payment may be made as soon as practicable after the exercise). Only full shares shall be issued under the Plan, and any fractional share that might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

f) Payment for Shares. Shares purchased on the exercise of an Option shall be paid for as follows:

i) in cash or by check (acceptable to the Committee), bank draft, or money order payable to the order of the Company;

ii) in Shares previously acquired by the Participant; provided, however, that if such Shares were acquired through the exercise of an NQSO and are used to pay the Option price of an ISO, or if such Shares were acquired through the exercise of an ISO or an NQSO and are used to pay the Option price of an NQSO, such Shares have been held by the Participant for such period of time, if any, as required to avoid negative accounting consequences;

iii) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option; or

iv) to the extent that the applicable Award Agreement so provides or the Committee otherwise determines, in Shares issuable pursuant to the exercise of an NQSO or otherwise withheld in a net settlement of an NQSO; or

v) by any combination of the above-listed forms of payment.

In the event the Option price is paid, in whole or in part, with Shares, the portion of the Option price so paid shall be equal to the Fair Market Value on the date of exercise of the Option of the Shares surrendered or withheld in payment of such Option price.

7.2. Stock Appreciation Rights

a) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to a Key Employee or Associate by the Committee. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. A Stock Appreciation Right granted in tandem with an Option that is not an ISO may be granted either at or after the time the Option is granted. A Stock Appreciation Right granted in tandem with an ISO may be granted only at the time the ISO is granted.

b) Nature of Stock Appreciation Rights. A Stock Appreciation Right entitles the Participant to receive, with respect to each Share as to which the Stock Appreciation Right is exercised, the excess of the Share’s Fair Market Value on the date of exercise over its Fair Market Value on the date the Stock Appreciation Right was granted. Such excess shall be paid in cash, Shares, or a combination thereof, as determined by the Committee.

c) Rules Applicable to Tandem Awards. When Stock Appreciation Rights are granted in tandem with Options, the number of Stock Appreciation Rights granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Shares that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the Stock Appreciation Right relating to the Shares covered by such Option will terminate. Upon the exercise of a Stock Appreciation Right, the related Option will terminate to the extent of an equal number of Shares. The Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option. The Stock Appreciation Right will be transferable only when the related Option is transferable, and under the same conditions. A Stock Appreciation Right granted in tandem with an ISO may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the exercise price of such ISO.

d) Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not granted in tandem with an Option shall become exercisable at such time or times, and on such conditions, as the Committee may specify in the Award Agreement. The Committee may at any time accelerate the time at which all or any part of the Stock Appreciation Right may be exercised. Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person, and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

e) Term of Stock Appreciation Rights. The term of each Stock Appreciation Right may not be more than 10 years from the date the Stock Appreciation Right was granted, or such earlier date as may be specified in the Award Agreement.

7.3. Restricted Stock

a) General Requirements. Restricted Stock may be issued or transferred to a Key Employee or Associate (for no cash consideration), to the extent permitted by applicable law.

b) Rights as a Stockholder. Unless the Committee determines otherwise, a Key Employee or Associate who receives Restricted Stock shall have certain rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to the restrictions described in subsection (c) below and any other conditions imposed by the Committee at the time of grant. Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such Shares are free of all restrictions under the Plan.

c) Restrictions. Except as otherwise specifically provided by the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, and if the Participant ceases to provide services to any of the Company and its Related Corporations and Affiliates for any reason, must be forfeited to the Company. These restrictions will lapse at such time or times, and on such conditions, as the Committee may specify in the Award Agreement. Upon the lapse of all restrictions, the Shares will cease to be Restricted Stock for purposes of the Plan. The Committee may at any time accelerate the time at which the restrictions on all or any part of the Shares will lapse.

d) Notice of Tax Election. Any Participant making an election under section 83(b) of the Code for the immediate recognition of income attributable to an Award of Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

7.4. Performance Stock; Performance Goals

a) Grant. The Committee may grant Performance Stock to any Key Employee or Associate, conditioned upon the meeting of designated Performance Goals. The Committee shall determine the number of Shares of Performance Stock to be granted.

b) Performance Period and Performance Goals. When Performance Stock is granted, the Committee shall establish the performance period during which performance shall be measured, the Performance Goals, and such other conditions of the Award as the Committee deems appropriate.

c) Delivery of Performance Stock. At the end of each performance period, the Committee shall determine to what extent the Performance Goals and other conditions of the Award have been met and the number of Shares, if any, to be delivered with respect to the Award.

7.5. Contract Stock

a) Grant. The Committee may grant Contract Stock to any Key Employee or Associate, conditioned upon the Participant’s continued provision of services to the Company and its Related Corporations and Affiliates through the vesting date(s) specified in the Award Agreement. The Committee shall determine the number of Shares of Contract Stock to be granted.

b) Contract Date. When Contract Stock is granted, the Committee shall establish the Contract Date on which the Contract Stock shall be delivered to the Participant.

c) Delivery of Contract Stock. To the extent that the Participant has satisfied the vesting conditions as of the Contract Date, the Committee shall cause the Contract Stock to be delivered to the Participant in accordance with the terms of the Award Agreement.

7.6. Dividend Equivalent Rights. The Committee may provide for payment to a Key Employee or Associate of Dividend Equivalent Rights, either currently or in the future, or for the investment of such Dividend Equivalent Rights on behalf of the Participant; provided, however, that (i) Dividend Equivalent Rights may not be granted to Participants in connection with grants of Options or Stock Appreciation Rights and (ii) except to the extent otherwise provided in Award Agreements entered into prior to April 1, 2009, no Dividend Equivalent Right payments shall be made to a Participant with respect to any Award or part thereof prior to the date on which all performance vesting conditions relating to such Award or part thereof have been satisfied, waived or lapsed.

7.7 Stock Payments. The Committee is authorized to make one or more Stock Payments to any Key Employee or Associate. The number or value of Shares of any Stock Payment shall be determined by the Committee and may be based upon one or more Performance Goals or any other specific criteria, including service to the Company or any Related Corporation, determined by the Committee. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Key Employee or Associate.

7.8 Other Incentive Awards. The Committee is authorized to grant Other Incentive Awards to any Key Employee or Associate, which Awards may cover Shares or the right to purchase or receive Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Committee. Other Incentive Awards may be linked to any one or more of the Performance Goals or other specific performance criteria determined appropriate by the Committee.

8. Events Affecting Outstanding Awards

8.1. Termination of Service (Other Than by Death or Disability). If a Participant ceases to provide services to the Company and its Related Corporations and Affiliates for any reason other than death or Disability, as the case may be, the following shall apply:

a) Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by the Participant that were not exercisable immediately prior to the Participant’s termination of service shall terminate at that time. Any Options or Stock Appreciation Rights that were exercisable immediately prior to the termination of service will continue to be exercisable for six months (or for such longer period as the Committee may determine), and shall thereupon terminate, unless the Award Agreement provides by its terms for immediate termination or for termination in less than six months in the event of termination of service.

In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section. For purposes of this subsection (a), a termination of service shall not be deemed to have resulted by reason of a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee.

b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the time of the termination of service must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant), in accordance with Section 7.3.

c) Except as otherwise determined by the Committee, all Performance Stock, Other Incentive Awards, Contract Stock, and Dividend Equivalent Rights to which the Participant was not irrevocably entitled prior to the termination of service shall be forfeited and the Awards canceled as of the date of such termination of service.

8.2. Death or Disability. If a Participant dies or incurs a Disability, the following shall apply:

a) Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by the Participant immediately prior to death or Disability, as the case may be, to the extent then exercisable, may be exercised by the Participant or by the Participant’s legal representative (in the case of Disability), or by the Participant’s executor or administrator or by the person or persons to whom the Option or Stock Appreciation Right is transferred by will or the laws of descent and distribution, at any time within the one-year period ending with the first anniversary of the Participant’s death or Disability (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section. Notwithstanding the foregoing, except as otherwise determined by the Committee, in the event of a Participant’s death or Disability, all outstanding Options and Stock Appreciation Rights held by a Participant (other than Participants in France) immediately prior to such death or Disability shall vest and become exercisable in full.

b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the date of death or Disability, as the case may be, must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant), in accordance with Section 7.3. Notwithstanding the foregoing, except as otherwise determined by the Committee, in the event of a Participant’s death or Disability, all restrictions on such Participant’s Restricted Stock granted on or after May 17, 2012 (other than Restricted Stock granted to Participants in France) shall lapse and such Restricted Stock shall become vested Shares.

c) Except as otherwise determined by the Committee, all Performance Stock, Other Incentive Awards, Contract Stock, and Dividend Equivalent Rights to which the Participant was not irrevocably entitled prior to death or Disability, as the case may be, shall be forfeited and the Awards canceled as of the date of death or Disability.

8.3. Capital Adjustments. The maximum number of Shares that may be delivered under the Plan, and the maximum number of Shares with respect to which Awards may be granted to any Key Employee or Associate under the Plan, both as stated in Section 5, and the number of Shares issuable upon the exercise or vesting of outstanding Awards under the Plan (as well as the exercise price per Share under outstanding Options or Stock Appreciation Rights), shall be proportionately adjusted, as may be deemed appropriate by the Committee, to reflect any increase or decrease in the number of issued Shares resulting from a subdivision (share-split), consolidation (reverse split), stock dividend, or similar change in the capitalization of the Company.

8.4. Certain Corporate Transactions

a) In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, effective upon the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options or Stock Appreciation Rights, the Committee shall give each Participant holding an Option or Stock Appreciation Right to be terminated not less than seven days’ notice prior to any such termination, and any Option or Stock Appreciation Right that is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding such termination. Further, subject to Section 8.6 below, the Committee, in its discretion, may (i) accelerate, in whole or in part, the date on which any or all Options and Stock Appreciation Rights become exercisable, (ii) remove the restrictions from outstanding Restricted Stock, (iii) cause the delivery of any Performance Stock, even if the associated Performance Goals have not been met, (iv) cause the delivery of any Contract Stock, even if the Contract Date has not been reached, and/or Other Incentive Awards; and/or (v) cause the payment of any Dividend Equivalent Rights. The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that, in the case of ISOs, such change would not constitute a “modification” under section 424(h) of the Code, unless the Participant consents to the change.

b) With respect to an outstanding Award held by a Participant who, following the corporate transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described in subsection (a) above, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

8.5. Change in Control. Notwithstanding any other provision of this Plan and subject to Section 8.6 below:

a) (i) With respect to Awards granted under the Plan prior to January 1, 2013, all outstanding Options and all Stock Appreciation Rights shall become fully vested and exercisable, all Performance Stock and all Dividend Equivalent Rights shall become fully vested, all Contract Stock shall become immediately payable, and all restrictions shall be removed from any outstanding Restricted Stock, upon a Change in Control; and

(ii) To the extent allowed under applicable law or regulatory filings or unless otherwise determined by the Committee, with respect to Awards granted under the Plan on or after to January 1, 2013, in the event that a Change in Control occurs and the Participant incurs a Qualifying Termination on or within twelve (12) months following the date of such Change in Control, each outstanding Award held by a Participant, other than any Award subject to performance-vesting, shall become fully vested (and, as applicable, exercisable) and all forfeiture restrictions thereon shall lapse upon such Qualifying Termination.”

b) “Change in Control” shall mean:

i) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as such term is used for purposes of section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of the combined voting power of all the then outstanding Voting Securities, other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction which complies with paragraph (iii)(A) and (B) below shall not be a Change in Control under this paragraph (i);

ii) The individuals who, as of March 1, 2003, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the stockholders, of any new director was approved by a vote of at least two-thirds of the members of the Board who constitute Incumbent Board members, such new directors shall for all purposes be considered as members of the Incumbent Board as of March 1, 2003, provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

iii) consummation by the Company of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of (I) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (II) if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; and (B) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination;

iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

v) acceptance by the stockholders of the Company of shares in a share exchange if the stockholders of the Company immediately before such share exchange do not own, directly or indirectly, immediately following such share exchange more than 50 percent of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

c) Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv) or (v) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by section 409A.

8.6. Section 162(m); Section 409A. With respect to Awards which are intended to qualify as “performance-based compensation” as described in section 162(m)(4)(C) of the Code, no adjustment or action described in this Section 8 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as performance-based compensation, unless the Committee determines that the Award should not so qualify. No action shall be taken under this Section 8 which shall cause an Award to fail to comply with section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

9. Amendment or Termination of the Plan

a) In General. The Board, pursuant to a written resolution, may from time to time suspend or terminate the Plan or amend it and, except as provided in Section 3(b)(iv), 7.1(a), and 8.4(a), the Committee may amend any outstanding Awards in any respect whatsoever; except that, without the approval of the stockholders (given in the manner set forth in subsection (b) below):

i) no amendment may be made that would:

(A) change the class of employees eligible to participate in the Plan with respect to ISOs;

(B) except as permitted under Section 8.3, increase the maximum number of Shares with respect to which ISOs may be granted under the Plan;

(C) increase the limits imposed in Section 5 on the maximum number of Shares which may be issued or transferred under the Plan or increase the individual award limit set forth in Section 5;

(D) extend the duration of the Plan under Section 4(b) with respect to any ISOs granted hereunder; or

(E) reprice or regrant through cancellation, or modify (except in connection with a change in the Company’s capitalization) any Award, if the effect would be to reduce the exercise price for the shares underlying such Award; provided, however, with the approval of the Company’s stockholders, the Committee may (i) reduce the exercise price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right exercise price per share exceeds the Fair Market Value of the underlying Shares.

ii) no amendment may be made that would constitute a modification of the material terms of the “performance goal(s)” within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi) or any successor thereto (to the extent compliance with section 162(m) of the Code is desired).

Notwithstanding the foregoing, no such suspension, termination or amendment shall materially impair the rights of any Participant holding an outstanding Award without the consent of such Participant.

b) Manner of Stockholder Approval. The approval of stockholders must be effected by a majority of the votes cast (including abstentions, to the extent abstentions are counted as voting under applicable state law) in a separate vote at a duly held stockholders’ meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.

10. Miscellaneous

10.1. Documentation of Awards. Awards shall be evidenced by such written Award Agreements, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters, or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

10.2. Rights as a Stockholder. Except as specifically provided by the Plan or an Award Agreement, the receipt of an Award shall not give a Participant rights as a stockholder; instead, the Participant shall obtain such rights, subject to any limitations imposed by the Plan or the Award Agreement, upon the actual receipt of Shares.

10.3. Conditions on Delivery of Shares. The Company shall not deliver any Shares pursuant to the Plan or remove restrictions from Shares previously delivered under the Plan (i) until all conditions of the Award have been satisfied or removed, (ii) until all applicable Federal and state laws and regulations have been complied with, and (iii) if the outstanding Shares are at the time of such delivery listed on any stock exchange, until the Shares to be delivered have been listed or authorized to be listed on such exchange. If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

10.4. Registration and Listing of Shares. If the Company shall deem it necessary to register under the Securities Act or any other applicable statute any Shares purchased under this Plan, or to qualify any such Shares for an exemption from any such statutes, the Company shall take such action at its own expense. If Shares are listed on any national securities exchange at the time any Shares are purchased hereunder, the Company shall make prompt application for the listing on such national securities exchange of such Shares, at its own expense. Purchases and grants of Shares hereunder shall be postponed as necessary pending any such action.

10.5. Compliance with Rule 16b-3. All elections and transactions under this Plan by persons subject to Rule 16b-3, promulgated under section 16(b) of the Exchange Act, or any successor to such Rule, are intended to comply with at least one of the exemptive conditions under such Rule. The Committee shall establish such administrative guidelines to facilitate compliance with at least one such exemptive condition under Rule 16b-3 as the Committee may deem necessary or appropriate.

10.6. Tax Withholding

a) Obligation to Withhold. The Company shall withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state, and local withholding tax requirements (the “Withholding Requirements”). In the case of an Award pursuant to which Shares may be delivered, the Committee may require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the Withholding Requirements, or make other arrangements satisfactory to the Committee with regard to the Withholding Requirements, prior to the delivery of any Shares.

b) Election to Withhold Shares. The Committee, in its discretion, may permit or require the Participant to satisfy the federal, state, and/or local withholding tax, in whole or in part, by having the Company withhold Shares otherwise issuable under an Award (or by surrendering Shares to the Company); provided, however, that the Company may limit the number of Shares withheld to satisfy the minimum Withholding Requirements to the extent necessary to avoid adverse accounting consequences. In addition, the Committee, in its discretion, may permit or require the acceleration of the timing for the payment of the number of Shares needed to pay employment taxes upon the date of the vesting of an Award; provided, however, that the Company may limit the number of Shares used for this purpose to the extent necessary to avoid adverse accounting consequences. Shares shall be valued, for purposes of this subsection (b), at their fair market value (determined as of the date an amount is includible in income by the Participant (the “Determination Date”), rather than the date of grant). Notwithstanding the foregoing, in no event shall any Participant be permitted to elect such accelerated payment to the extent that it would result in a violation of Treasury Regulation § 1.409A-3(j) (including, without limitation, Treasury Regulation § 1.409A-3(j)(4)(i)). The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this Section.

10.7. Transferability of Awards. No ISO may be transferred other than by will or by the laws of descent and distribution. No other Award may be transferred, except to the extent permitted in the applicable Award Agreement. During a Participant’s lifetime, an Award requiring exercise may be exercised only by the Participant (or, in the event of the Participant’s incapacity, by the person or persons legally appointed to act on the Participant’s behalf). Notwithstanding the foregoing, any transfer of an Award otherwise permitted by this Section 10.7 shall be made only to a “family member” of the Participant within the meaning of the instructions to Form S-8 Registration Statement under the Securities Act (a “Permitted Transferee”). Notwithstanding the foregoing, in no event may an Award be transferable for consideration absent stockholder approval. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an ISO (unless such ISO is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (a) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (b) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (c) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Committee, including without limitation, documents to (i) confirm the status of the transferee as a Permitted Transferee, (ii) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (iii) evidence the transfer. In addition, and further notwithstanding the foregoing hereof, the Committee, in its sole discretion, may determine to permit a Participant to transfer ISOs to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the ISO while it is held in the trust.

10.8. Registration. If the Participant is married at the time Shares are delivered and if the Participant so requests at such time, the certificate or certificates for such Shares shall be registered in the name of the Participant and the Participant’s spouse, jointly, with right of survivorship.

10.9. Acquisitions. Notwithstanding any other provision of this Plan, Awards may be granted hereunder in substitution for awards held by directors, key employees, and associates of other corporations who are about to, or have, become Key Employees or Associates as a result of a merger, consolidation, acquisition of assets, or similar transaction by the Company or a Related Corporation or (in the case of Awards other than ISOs) an Affiliate. The terms of the substitute Awards so granted may vary from the terms set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

10.10. Employment Rights. Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued employment by the Company or any of its Related Corporations or Affiliates or affect in any way the right of any of the foregoing to terminate an employment relationship at any time.

10.11. Indemnification of Board and Committee. Without limiting any other rights of indemnification that they may have from the Company or any of its Related Corporations or Affiliates, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or Delaware law.

10.12. Application of Funds. Any cash proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan shall be added to the general funds of the Company. Any Shares received in payment for additional Shares upon exercise of an Option shall become treasury stock.

10.13. Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of Delaware (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of Participants under, the Plan and Awards granted hereunder.

10.14. Clawback, Repayment or Recapture Policy. Notwithstanding anything contained in the Plan to the contrary, to the extent allowed under applicable law or regulatory filings or unless otherwise determined by the Committee, all Awards granted under the Plan on or after January 1, 2013, and any related payments made under the Plan after such date, shall be subject to the provisions of any clawback, repayment or recapture policy implemented by the Company, including any such policy adopted to comply with applicable law (including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act) or securities exchange listing standards and any rules or regulations promulgated thereunder, to the extent set forth in such policy and/or in any notice or agreement relating to an Award or payment under the Plan.

APPENDIX B

Reconciliations of Non-GAAP Financial Measures

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

($ in thousands)	2013*	2014
GAAP net income	($21,067)	$34,004
Non-GAAP adjustments
Depreciation expense	27,620	30,169
Intangible asset amortization expense	19,390	30,959
Other (income) expense, net	1,801	763
Interest (income) expense, net	19,345	21,799
Income tax (benefit) expense	(10,235)	8,975
Impairment charges	47,078	790

Total of non-GAAP adjustments	104,999	93,455

EBITDA	$83,932	$127,459
Manufacturing facility remediation costs	8,230	1,416
Global ERP implementation charges	24,264	23,177
Structural optimization charges	8,793	13,716
Certain employee severance charges	1,205	9,094
Discontinued product line charges	—	1,552
Acquisition-related charges	3,113	9,439
SeaSpine separation-related charges	—	2,162
Certain expenses associated with product recalls	3,431	—
Add-back for prior MDET accounting methodology	6,512	2,600
Depreciation expense already included in adjustments above	(532)	—

Total of non-GAAP adjustements	160,015	156,611

Adjusted EBITDA	$138,948	$190,615

*	Revised for change in accounting principle with respect to the medical device excise tax.

B-1

Reconciliations of GAAP Operating Cash Flow to Adjusted Operating Cash Flow

($ in thousands)	2014
GAAP Operating Cash Flow	$79,463
Cash charges relating to the SeaSpine separation and employee severance charges from the two-divisional realignment	1,250
Adjusted Operating Cash Flow	$80,713

B-2

0 ¢

PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY - Annual Meeting of Stockholders - Friday, May 22, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter J. Arduini and Glenn G. Coleman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the “Company”) held of record by the undersigned on March 31, 2015 at the Annual Meeting of Stockholders to be held on Friday, May 22, 2015 or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2, 3 AND 4; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES’ JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

May 22, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://investor.integralife.com/financials.cfm

Your vote is very important to us.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00003333333333333000 3	052215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.		1.	The Election of Directors:
				FOR	AGAINST	ABSTAIN
			Peter J. Arduini	☐	☐	☐
			Keith Bradley	☐	☐	☐
			Richard E. Caruso	☐	☐	☐
			Stuart M. Essig	☐	☐	☐
			Barbara B. Hill	☐	☐	☐
			Lloyd W. Howell, Jr.	☐	☐	☐
			Donald E. Morel, Jr.	☐	☐	☐
			Raymond G. Murphy	☐	☐	☐
			Christian S. Schade	☐	☐	☐
			James M. Sullivan	☐	☐	☐
		2.	The Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2015;	☐	☐	☐
		3.	The Proposal to approve the Third Amended and Restated 2003 Equity Incentive Plan.	☐	☐	☐
		4.	A non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢